UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CASH AMERICA INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment	of Filing Fee (Check the appropriate box):
☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 11, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Cash America International, Inc. The meeting will be held on Thursday, May 22, 2014, beginning at 9:00 a.m. Central Daylight Time at our corporate headquarters, which are located at 1600 West 7th Street, Fort Worth, Texas 76102. Information about the meeting, the nominees for election as directors and other action to be taken at the meeting is presented in the following Notice of Annual Meeting of Shareholders and proxy statement.

We hope that you will plan to attend our Annual Meeting. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted. Accordingly, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. If you decide to attend the Annual Meeting you will be able to vote in person if you are a shareholder of record or if you are a beneficial holder and have obtained a legal proxy, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Cash America. We sincerely desire your presence at the Annual Meeting, and we look forward to seeing you on May 22nd.

Sincerely,

Daniel R. Feehan

President and Chief Executive Officer

1600 West 7th Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 22, 2014

The 2014 Annual Meeting of Shareholders of Cash America International, Inc. will be held on Thursday, May 22, 2014, at 9:00 a.m., Central Daylight Time, at the Cash America building located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof. At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the seven nominees named in the accompanying proxy statement to serve until their respective successors have been elected and qualified;
(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;
(3)	Vote to approve the Cash America International, Inc. 2014 Long-Term Incentive Plan;
(4)	Vote to approve, on a non-binding advisory basis, our named executive officer compensation; and
(5)	Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 25, 2014 are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to notice of, and to vote at, the meeting is required for a quorum to transact business.

By Order of the Board of Directors,

J. Curtis Linscott

Executive Vice President,

General Counsel & Secretary

Fort Worth, Texas

April 11, 2014

IMPORTANT

Whether or not you attend the meeting in person, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. The proxy statement and annual report are also available for your review at www.proxyvote.com.

i

1600 West 7th Street

Fort Worth, Texas 76102

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

May 22, 2014

GENERAL INFORMATION

The Board of Directors of Cash America International, Inc. (referred to throughout this proxy statement as the “Company,” “we,” “us” or “our”) is soliciting proxies for the 2014 Annual Meeting of Shareholders (the “Annual Meeting”). We will hold the Annual Meeting at 9:00 a.m., Central Daylight Time, on Thursday, May 22, 2014, at the Cash America building, which is located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof. This proxy statement and accompanying proxy card and our 2013 Annual Report to Shareholders will be made available to our shareholders on or about April 11, 2014.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the seven nominees named in this proxy statement to serve until their respective successors have been elected and qualified;
(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;
(3)	Vote to approve the Cash America International, Inc. 2014 Long-Term Incentive Plan;
(4)	Vote to approve, on a non-binding advisory basis, our named executive officer compensation; and
(5)	Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

VOTING PROCEDURES

Who Can Vote:

Only record holders of our common stock, par value $0.10 per share (“Common Stock”), at the close of business on March 25, 2014, the record date, are entitled to vote. At the close of business on the record date, 28,126,343 shares of Common Stock were issued and outstanding. Each share owned on the record date is entitled to one vote. Shareholders do not have the right to vote cumulatively in director elections.

Quorum:

A quorum will be present at the Annual Meeting if the holders of a majority of the issued and outstanding shares of Common Stock as of the record date are present in person or by proxy. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How to Vote:

Record Holder. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and we have delivered to you, along with certain other of our shareholders, copies of this proxy statement and accompanying proxy card and our 2013 Annual Report to Shareholders.

If you are a shareholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. As described on your proxy card, you may vote by proxy in one of three convenient ways:

•	by mail: sign, date and return the proxy card in the enclosed prepaid envelope;

•	by Internet: visit the website shown on your proxy card and follow the instructions; or

•	by telephone: call the toll-free telephone number shown on your proxy card and follow the instructions.

Beneficial Owner. If your shares are held in an account at a brokerage firm, bank, broker – dealer, trust, or other similar organization, you are considered the beneficial owner of shares held in “street name,” and the notice of availability of proxy materials was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet or as otherwise described in the notice of availability of proxy materials.

Vote Required to Adopt Proposals:

Proposal 1 – Election of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to elect directors at the Annual Meeting. Pursuant to our Bylaws, votes cast at the Annual Meeting with respect to the election of our directors will include votes to “withhold” approval of a director candidate. Thus, if you vote to “withhold” approval of a director candidate, your “withhold” vote will have the same effect as a vote against the director candidate.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm for 2014, Proposal 3 – Vote to Approve the Cash America International, Inc. 2014 Long-Term Incentive Plan and Proposal 4 – Advisory Vote to Approve Executive Compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to approve these proposals at the Annual Meeting. If you abstain from voting on these proposals, your shares will be treated as shares present or represented and voting, so that your abstention will have the same effect as a vote against the proposal.

How the Board of Directors Recommends that You Vote:

Management Proposal	Board Recommendation	For more detail, see page:
Proposal 1 – Election of Directors	FOR EACH DIRECTOR	5
Proposal 2 – Ratification of Independent Registered Public Accounting Firm for 2014	FOR	21
Proposal 3 – Vote to Approve the Cash America International, Inc. 2014 Long-Term Incentive Plan	FOR	23
Proposal 4 – Advisory Vote to Approve Executive Compensation	FOR	78

How Your Shares Will Be Voted if You Do Not Provide Instructions to Your Broker:

If your shares are held in street name, your broker, as the registered holder, must vote your shares in accordance with your instructions. If you do not provide voting instructions, your broker has the discretion to vote those shares with respect to routine proposals but not with respect to non-routine proposals. Shares for which brokers do not receive instructions, sometimes called “broker non-votes,” will be counted as present for determining a quorum at the meeting.

The proposal to ratify the selection of our independent registered public accounting firm is considered a routine proposal, and broker non-votes will be included in determining the number of votes cast for this proposal. All of the other proposals are considered non-routine proposals, and broker non-votes will not be included in determining the number of votes cast in each of these proposals.

How Your Shares are Voted if they are Held in Our 401(k) Plans:

If your shares are held in our 401(k) plans, you may also vote as set forth above, except that plan participants may not vote their plan shares in person at the Annual Meeting. If you provide voting instructions by Internet, telephone or written proxy card, the plan’s trustee will vote your shares as you have directed. If you do not provide specific voting instructions, your shares will be voted in the same proportion as shares for which the trustee has received instructions. Please note that you must submit voting instructions no later than May 19, 2014 at 11:59 p.m. Eastern Daylight Time in order for your shares to be voted by the trustee at the Annual Meeting in accordance with your instructions.

What to do if You Wish to Change Your Voting Instructions:

If you wish to change or revoke your voting instructions after you have submitted your proxy, you may do so at any time before the proxies are voted at the Annual Meeting. If you are a shareholder of record, you may change or revoke your proxy by:

•	notifying our Corporate Secretary in writing at the address on the first page of this proxy statement that you wish to revoke your proxy;

•	delivering a subsequent proxy bearing a date after the date of the proxy being revoked and relating to the same shares; or

•	voting in person at the Annual Meeting (but please note that your attendance at the Annual Meeting will not of itself revoke your proxy).

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

What happens if other business is transacted at the Annual Meeting:

Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this proxy statement. The period specified in our Bylaws for submitting additional proposals to be considered at the Annual Meeting has passed, and there are no such proposals to be considered. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

Counting the Votes:

Votes will be counted and certified by the Inspectors of Elections, who are representatives of Broadridge Financial Solutions and/or outside legal counsel.

Householding of Proxy Materials:

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this practice, shareholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@cashamerica.com, and we will promptly deliver a separate copy. Shareholders who hold their shares in street name should contact their brokerage firm, bank, broker – dealer, trust, or other similar organization to request information about householding.

We Will Bear Solicitation Expenses:

We will bear the expenses of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners. Georgeson Inc. will assist us in the solicitation of proxies, and we will pay Georgeson approximately $6,500 for these services, plus reimbursement for reasonable out-of-pocket expenses. Our directors, officers, regular employees or our transfer agent may also solicit proxies after the original solicitation by further mailing, personal conversations, or by telephone, facsimile or other electronic means. We will not pay these persons additional compensation for these efforts, but we will reimburse their out-of-pocket expenses.

How to Request a Copy of the Proxy Materials:

For the Annual Meeting or any future Annual Meeting of Shareholders, if you would like to request a copy of the proxy materials, including the proxy statement and form of proxy and the Annual Report to Shareholders, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@cashamerica.com, and we will promptly deliver a copy to you. You may also request a paper copy of the proxy materials at proxyvote.com. Our proxy statement and Annual Report on Form 10-K are also available under the “Investor Relations” section of our website at www.cashamerica.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is elected annually and currently consists of seven members. On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the seven persons listed below for election as directors. Those elected will serve until the 2015 Annual Meeting of Shareholders, until their successors are elected and qualify or until their earlier death, resignation or removal.

Each nominee is a current director who was elected at the 2013 Annual Meeting of Shareholders. Our Board of Directors has affirmatively determined that all of our director nominees are independent pursuant to the New York Stock Exchange (“NYSE”) Listed Company Manual (“NYSE rules”), except for Messrs. Daugherty and Feehan. See “Board Structure, Corporate Governance Matters and Director Compensation—Director Independence” for additional information regarding the independence of our directors. In addition, there are no family relationships among any of our current directors and executive officers.

Each nominee has agreed to serve if elected. If a nominee becomes unavailable for election or cannot serve, an event that we do not expect, the Board of Directors may substitute another nominee or reduce the number of nominees. The enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.

Director Nominee Information and Qualifications

The following paragraphs provide information as of the date of this proxy statement about each director nominee. As indicated below, our directors have a combined wealth of leadership and business experience. They have substantive knowledge and skills applicable to our business, including in the areas of financial services, public accounting and financial reporting, risk management, business development, regulation, operations, strategic planning, management development and succession, compensation, corporate governance and international matters. The Nominating and Corporate Governance Committee regularly reviews the composition of the Board and its assessment of the Board’s performance in light of our evolving business requirements to ensure that the Board has the appropriate mix of skills and experiences needed for the broad set of challenges that it confronts. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards, and they each have demonstrated business acumen and an ability to exercise sound judgment.

Jack R. Daugherty, 66. Director since 1983. Mr. Daugherty is our founder and has served as Chairman of the Board of Directors since our inception. He was also our Chief Executive Officer from our inception until his retirement in February 2000. Mr. Daugherty has owned and operated pawnshops since 1971. We believe Mr. Daugherty’s qualifications to sit on our Board of Directors include, among other things, his extensive knowledge of and experience with our Company as its founder and former Chief Executive Officer, his 42 years of experience in the pawnshop industry, which give him unique insights into our challenges, opportunities and operations, and his leadership experience as our Chairman and as our former Chief Executive Officer.

Daniel E. Berce, 60. Director since 2006. Mr. Berce has been President and Chief Executive Officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s Chief Executive Officer from August 2005 to October 2010, President from April 2003 to October 2010 and Vice Chairman and Chief Financial Officer from November 1996 until April 2003. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Before joining AmeriCredit Corp., Mr. Berce was a partner with Coopers & Lybrand. Mr. Berce currently serves as a director at AZZ incorporated and Arlington Asset Investment Corp. where he has served since 2000 and 2010, respectively. We believe Mr. Berce’s qualifications to sit on our Board of Directors include, among other things, his executive leadership experience, specifically his experience as a Chief Executive Officer of a publicly-traded company, his knowledge of the consumer finance industry, his experience and background in finance and accounting and his experience as a director of multiple publicly-traded companies, all of which have given him a strong understanding of public company corporate governance and an ability to provide direction and oversight with respect to our financial reporting and business controls.

Daniel R. Feehan, 63. Director since 1984. Mr. Feehan has been our Chief Executive Officer and President since February 2000. Mr. Feehan served as our President and Chief Operating Officer from January 1990 until February 2000, except that he served as Chairman and Co-Chief Executive Officer of one of our subsidiaries from February 1998 to February 1999 before returning to the position of our President and Chief Operating Officer. Mr. Feehan became a director in 1984 and joined us full-time in 1988, serving as our Chief Financial Officer before becoming President and Chief Operating Officer in 1990. Mr. Feehan currently serves as a director at AZZ incorporated and RadioShack Corporation where he has served since 2000 and 2003, respectively. We believe Mr. Feehan’s qualifications to sit on our Board of Directors include, among other things, his executive leadership experience with and knowledge of our Company and our business that he has obtained through his service on our Board of Directors and as our Chief Executive Officer and President and through the other positions he has held with us over the course of the past 30 years as well as his vast experience as a director of other publicly-traded companies, including as the presiding outside director and Chairman of the Board of one of those companies, that has given him a strong understanding of public company corporate governance, his knowledge of the consumer finance industry and his experience and background in finance and accounting.

James H. Graves, 65. Director since 1996. Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm that is primarily focused on emerging growth, financial services companies, since January 2002. Mr. Graves also served as Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as Vice Chairman of the Board of Directors and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc. and Tristate Capital Holdings, Inc., where he has served since 1995 and 2011, respectively. Mr. Graves also serves as a director of various privately-held companies, including a private equity fund and a healthcare technology company. We believe Mr. Grave’s qualifications to sit on our Board of Directors include, among other things, his executive leadership and management experience in several businesses, including businesses within the financial services industry and large corporations, his financial and accounting experience, including over 31 years of experience analyzing financial statements, and his experience and corporate governance knowledge that he has obtained as a director of both privately-held and publicly-traded companies where he has served on various committees, including Audit, Nominating and Corporate Governance and Compensation Committees.

B. D. Hunter, 84. Director since 1984. Mr. Hunter has served as a consultant to Service Corporation International, a publicly-traded company that owns and operates funeral homes and related businesses, for over five years. Mr. Hunter has also served as the President of Huntco International Inc., a consulting company, for over five years. Mr. Hunter has served on the Board of Directors of several publicly-traded companies, including Service Corporation International for approximately 21 years, of which five of those years were spent as Vice Chairman, until his service as a director ceased in February 2005. We believe Mr. Hunter’s qualifications to sit on our Board of Directors include, among other things, his considerable business and leadership experience that he obtained through his various leadership roles in privately-held and publicly-traded companies, including his previous service as a Chairman, President and Chief Executive Officer of a publicly-traded company, his extensive experience and corporate governance knowledge that he has obtained as a director of various publicly-traded companies, including as our director for approximately 30 years, and his previous service on the Listed Company Advisory Committees of both the NYSE and the American Stock Exchange.

Timothy J. McKibben, 65. Director since 1996. Mr. McKibben has served as a Founding Managing Partner of Ancor Capital Partners, L.P., a private equity firm that acquires or recapitalizes privately-held businesses in a variety of industries, since 1994. Prior to that he served as Chairman of the Board and President of Anago Incorporated, a branded medical device company that he co-founded in 1978. Mr. McKibben currently serves as a director of various privately-held companies, and he previously served as a director of a company that was formerly traded on the Nasdaq where he served on multiple committees. We believe Mr. McKibben’s qualifications to sit on our Board of Directors include, among other things, his extensive knowledge, leadership and management experience in operations, financial analysis and acquisitions obtained through the private equity firm he founded as well as his experience as a director who has served on multiple committees of a formerly publicly-traded company.

Alfred M. Micallef, 71. Director since 1996. Mr. Micallef has served as Chairman of JMK International, Inc., a privately-held holding company of domestic and foreign businesses involved in manufacturing and distribution, movie production, book publishing, owning and operating restaurants, aviation and aircraft management, land development and ranching, since 1989. Mr. Micallef served as a director at Lone Star Technologies, Inc. from 2000 to 2007. We believe Mr. Micallef’s qualifications to sit on our Board of Directors include, among other things, his extensive business experience in leading and managing businesses that have domestic and foreign operations and his entrepreneurial and strategic skills in assessing businesses and their growth prospects.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD STRUCTURE, CORPORATE GOVERNANCE MATTERS

AND

DIRECTOR COMPENSATION

Committees of the Board of Directors and Meetings

Each member of our Board of Directors is elected annually, and currently our Board of Directors consists of seven members. Our Board of Directors has three standing committees: the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. All members of the three standing committees are independent directors under NYSE rules. (See “Director Independence” below for further discussion of director independence.) Committee members are named below.

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee
Daniel E. Berce (chair)	James H. Graves (chair)	Timothy J. McKibben (chair)
James H. Graves	Daniel E. Berce	B.D. Hunter
Timothy J. McKibben	B.D. Hunter	Alfred M. Micallef

Audit Committee. The Audit Committee’s function is to provide business, financial and accounting oversight at the Board level, along with advice, counsel and direction to management and the independent registered public accounting firm on the basis of information it receives from, and discussions with, management and the independent registered public accounting firm. The Audit Committee’s primary responsibilities include:

•

overseeing management’s conduct of our financial reporting process and systems of internal accounting and financial controls to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) our accounting and financial reporting processes and the integrity of our financial statements; (ii) the audits of our financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm; (iii) our compliance with legal and regulatory requirements; and (iv) the performance of our compliance and internal audit functions and internal control over financial reporting;

•	serving as an independent and objective party to monitor our financial reporting process and internal control system;

•	reviewing our financial statements, earnings releases, financial reporting and accounting policies and accounting principles with management and the independent registered public accounting firm;

•	reviewing and appraising the audit efforts of our independent registered public accounting firm;

•

providing an open avenue of communication among the independent registered public accounting firm, financial and senior management, the compliance and internal audit functions and the Board of Directors;

•	reviewing and discussing with management (i) our major financial risk exposures and the steps management has taken to monitor and control such exposures and (ii) risk assessment and risk management;

•	preparing and approving the Audit Committee Report required by the SEC to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Board of Directors has determined that all members of the Audit Committee are independent under the applicable NYSE rules and SEC rules, are financially literate within the meaning of the NYSE rules and that both Mr. Berce and Mr. Graves qualify as “audit committee financial experts” within the meaning of SEC regulations.

Management Development and Compensation Committee. The Management Development and Compensation Committee’s primary responsibilities include:

•	overseeing our overall compensation structure and practices, including providing guidance to management on significant issues affecting compensation philosophy or policy;

•

reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and setting the Chief Executive Officer’s compensation level based on that evaluation;

•	reviewing and approving non-Chief Executive Officer executive management compensation;

•

reviewing and approving employment, separation and severance agreements and other compensatory contracts, arrangements, perquisites and payments with respect to the Chief Executive Officer and reviewing and making recommendations to the Board of Directors regarding such agreements, contracts, arrangements, perquisites and payments with respect to our other executive officers;

•	overseeing and administering our incentive compensation plans and equity-based plans;

•	granting awards under our long-term incentive plan;

•	developing and overseeing our succession planning and leadership development efforts;

•

reviewing and discussing with management the Compensation Discussion and Analysis disclosure required to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC, and based on this review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis disclosure be included in our annual proxy statement or Annual Report on Form 10-K;

•	preparing and approving an annual Management Development and Compensation Committee Report required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing the adequacy of the Management Development and Compensation Committee charter on an annual basis.

Pursuant to its charter, the Management Development and Compensation Committee may delegate to one or more of our executive officers designated by the Management Development and Compensation Committee the authority to make grants of, among other things, options, restricted stock, restricted stock units (“RSUs”) or performance units under our equity incentive plans, to eligible individuals other than directors and executive officers, provided that the Management Development and Compensation Committee shall have fixed the exercise price or a formula for determining the exercise price for each grant, approved the vesting schedule, authorized any alternative provisions as are necessary or desirable to facilitate legal compliance or to ensure the effectiveness or tax-qualified status of the award under the laws of the United States or under the laws of countries outside the United States when grants are made to non-U.S. employees, approve the form of documentation evidencing each grant, and determine the number of shares or the basis for determining such number of shares by position, compensation level or category of personnel. Any officer to whom such authority is delegated is required to regularly report to the Management Development and Compensation Committee the grants so made.

The Board of Directors has determined that all members of the Management Development and Compensation Committee are independent under the applicable NYSE rules, including those applicable to compensation committee members. In addition, each member of the Management Development and Compensation Committee qualifies as a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as an “outside director” as defined for purposes of (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

See “Executive Compensation—Compensation Discussion and Analysis” for further discussion of the Management Development and Compensation Committee’s philosophy, policies and procedures and its use of compensation consultants.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary responsibilities include:

•	overseeing the director nomination process, including considering, reviewing and recommending to the Board of Directors qualified candidates to become directors;

•	developing and recommending corporate governance principles and practices, including determining director independence and overseeing other matters of corporate governance;

•	making recommendations to the Board of Directors regarding committee membership and for the position of Chairperson of each committee;

•	making recommendations to the Board of Directors regarding possible changes in the Board’s size or composition;

•	reviewing director compensation and making recommendations to the Board of Directors regarding possible changes in director compensation;

•	overseeing the annual self-evaluation process of the Board of Directors and each of its committees; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.

The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent under the NYSE rules.

Meetings. During 2013, the Board of Directors and each of its committees held the following meetings and acted by unanimous written consent as follows:

•	the Board of Directors held five meetings and acted by unanimous written consent two times;

•	the Audit Committee held six meetings;

•	the Management Development and Compensation Committee held five meetings and acted by unanimous written consent twice;

•	the Nominating and Corporate Governance Committee held four meetings and acted by unanimous written consent once; and

•	the independent members of the Board of Directors held four executive sessions.

In 2013, all directors attended 75% (the threshold for disclosure under SEC rules) or more of the meetings of the Board of Directors and the committees on which they serve, and six of our directors attended our 2013 Annual Meeting of Shareholders. While we do not have a formal policy requiring them to do so, our Corporate Governance Principles state that we expect our directors to attend our Annual Meeting of Shareholders each year.

Director Independence

As part of our Corporate Governance Principles, the Board of Directors has established a policy requiring a majority of the members of the Board of Directors to satisfy the independence requirements of the NYSE rules. In accordance with these standards and our policy, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director.

A director is considered independent under the NYSE rules if our Board of Directors determines that the director does not have any direct or indirect material relationship with our Company. When considering a director’s or nominee’s independence, the Board of Directors considers all relevant facts and circumstances that could affect the director’s or nominee’s independence. The Board of Directors considers, among other things, all commercial, industrial, banking, consulting, legal, accounting, charitable or other business or familial relationships the individual or members of the individual’s family may have with us.

Based on these standards and considerations, the Board of Directors determined that Daniel R. Feehan, our President and Chief Executive Officer, and Jack R. Daugherty, our Chairman of the Board of Directors and former Chief Executive Officer, are not independent under the NYSE rules and each of our other current directors are independent under these rules. All of our current directors are director nominees for election at the Annual Meeting.

Director Nominations

Director Qualifications and Diversity. The full Board of Directors is responsible for selecting persons to fill vacancies on the Board of Directors and recommending candidates for election by the shareholders. The Board of Directors has delegated the process of considering candidates to the Nominating and Corporate Governance Committee who selects candidates in accordance with our Corporate Governance Principles. Candidates for election or appointment to the Board are selected for their character, judgment, business experience and acumen. Financial expertise, independence and familiarity with national and international issues affecting our business are among the relevant criteria. Our Corporate Governance Principles also require that a majority of the Board of Directors are independent under NYSE rules.

In accordance with our Corporate Governance Principles, in assessing potential new directors the Nominating and Corporate Governance Committee considers individuals from various disciplines and diverse backgrounds so that the Board of Directors has a broad diversity of experience, professions, skills and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, age, national origin, sex, disability or any other basis proscribed by law. In accordance with our Corporate Governance Principles and upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may establish additional qualifications and criteria for Board membership from time to time. In order to assure that the Board of Directors contains an effective mix of people to best further our long-term business interests, the Nominating and Corporate Governance Committee assesses the effectiveness of the guidelines with respect to the selection of director candidates in our Corporate Governance Principles by examining its mix of directors and evaluating, on an ongoing basis, all directors and director candidates based on the criteria used in selecting new directors and seeks to ensure that specific talents, skills and other characteristics that are needed to increase the Board of Director’s effectiveness are possessed by an appropriate combination of directors.

Shareholder Nominations. It is our policy to consider properly submitted recommendations for candidates to the Board of Directors from shareholders, and the Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.

Any shareholder entitled to vote in the election of directors at our Annual Meeting of Shareholders may nominate persons for election as directors at such meeting. Any shareholder who intends to nominate a director at our Annual Meeting of Shareholders must notify our Corporate Secretary in writing at the address set forth at the beginning of this proxy statement of such intent in a timely manner in accordance with our Bylaws. In accordance with the advance notice provisions of our Bylaws, to be timely, director nominations must be delivered to, or mailed and received by, our Corporate Secretary not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must include:

•

as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

as to the shareholder giving the notice: (i) the name and address, as they appear on our books, of (a) such shareholder and (b) (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of shares of our stock owned of record or beneficially by such shareholder and (3) any person controlling, controlled by or under common control with any person described in clauses (i)(b)(1) through (2) above (collectively, a “Shareholder Associated Person”); and (ii) (a) the class and number of our shares that are held of record or are beneficially owned by such shareholder and by any Shareholder Associated Person with respect to our securities and, if applicable, (b) a description of (1) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder or any Shareholder Associated Person has a right to vote any of our securities, (2) any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to our securities, and a representation that the shareholder will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

Within such time period for providing notice, the shareholder nominee must also deliver to our Corporate Secretary, at the address set forth at the beginning of this proxy statement, a written response to a questionnaire that will be provided by our Corporate Secretary with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by our Corporate Secretary upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as our director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as our director, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with, applicable law and all of our applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines.

Vote Requirement to Elect Directors

In January 2014, our Board of Directors approved an amendment to our Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority of votes cast, with the vote standard in contested elections continuing to be a plurality of votes cast. Pursuant to this amendment to our Bylaws, a director nominee in an uncontested election will be elected to the Board of Directors if the director receives a majority of the votes cast, and if such director does not receive a majority of the votes cast, he or she is required to promptly tender a resignation to the Board of Directors. In connection with this amendment to our Bylaws, our Board of Directors also adopted procedures in our Corporate Governance Principles to be followed by our Board of Directors upon such director resignation. These procedures require that the Nominating and Corporate Governance Committee act, within 60 days after certification of the election results, to determine whether to recommend that the Board of Directors accept or reject the director’s resignation and to submit such recommendation for consideration by the Board of Directors. The Board of Directors is then required to promptly, and in any event within 90 days after certification of the election results, determine whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation.

The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors they deem relevant in considering whether to accept or reject the director’s resignation, and the nominee in question shall not participate in the deliberations regarding the Nominating and Corporate Governance Committee’s recommendation or the Board’s determination. If more than one member of the Nominating and Corporate Governance Committee fails to receive the required vote in favor of his or her election in the same election, then the Nominating and Corporate Governance Committee will not make the above-described recommendation to the Board of Directors; instead the directors who did receive the required vote in favor of their election in such election will, within 90 days after certification of the election results, act to determine whether to accept the directors’ resignations. If a resignation is rejected, the Board of Directors may impose conditions on the director’s continued membership, recommend a plan to address the underlying reasons that caused the director not to receive the affirmative vote of a majority of the votes cast, or take some other action the Board of Directors deems appropriate and in the best interests of our Company under the circumstances. If the resignation is accepted, the Board of Directors may fill the resulting vacancy in accordance with our Bylaws. The Board of Directors will disclose its decision and, if applicable, the reasons for rejecting any tendered resignation, on Form 8-K filed with the SEC. If, in any non-contested election of directors in which the whole slate of director nominees includes incumbent directors who are not elected by a majority of the votes cast, such directors are not required to submit a resignation and shall continue to hold office until their respective successors are elected, which shall be as soon thereafter as convenient at a special meeting of shareholders called for such purposes.

Corporate Governance

The Board of Directors has adopted:

•	a Code of Business Conduct and Ethics to govern the conduct of all of our officers, directors and employees;

•	Corporate Governance Principles, which detail the functions, activities and administration of the Board of Directors and its committees; and

•	charters for the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee.

You can access the Code of Business Conduct and Ethics, Corporate Governance Principles and each of the committee charters on the “Investor Relations” section of our website at www.cashamerica.com under “Corporate Governance Documents.” You may also request printed copies from our Corporate Secretary.

Board Leadership Structure

The roles of Chairman and Chief Executive Officer are separate positions within our Company. Mr. Daugherty, our founder and former Chief Executive Officer, serves as our Chairman, and Mr. Feehan serves as our President and Chief Executive Officer. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles.

In accordance with our Corporate Governance Principles, the Chair of the Nominating and Corporate Governance Committee, Mr. McKibben, serves as presiding outside director because our Chairman is not independent. The presiding outside director, in consultation with the Chief Executive Officer and the Chairman, sets the agenda for meetings of the Board of Directors. Additionally, the presiding outside director coordinates the activities of the non-management directors and chairs executive sessions of the non-management directors and executive sessions of the independent directors.

The Board of Directors believes this structure is appropriate for our Company because it allows the Chief Executive Officer to focus on our strategic direction and our day-to-day leadership and performance, and we are also able to leverage the experience and perspective of the Chairman of the Board through his guidance to the Chief Executive Officer and his management team as well as to the Board of Directors. In addition, the presiding outside director, who is an independent member of our Board, provides independent leadership within our Board that strengthens its effectiveness and oversight of our business.

Risk Oversight

Management is responsible for our day-to-day enterprise risk management activities, and the Board of Directors has oversight responsibility for managing risk, focusing on the adequacy of the Company’s risk management and mitigation processes. The Board of Directors has an active role, as a whole and also at the committee level, in overseeing our risk management. The Board of Directors regularly receives reports from senior management on areas of our material risk, including our credit, liquidity, operational, compliance and legal and regulatory risks, and regularly devotes time during its meetings to review and discuss our most significant risks, management’s responses to those risks and the mitigation of those risks. The Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also oversees our compliance risk. The Audit Committee oversees and discusses with management our policies and practices with respect to risk assessment and risk management. The Management Development and Compensation Committee and the Nominating and Corporate Governance Committee also discuss risk assessment and risk management practices with management. The Management Development and Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements and succession planning, and the Nominating and Corporate Governance Committee manages risks associated with general corporate governance, such as the independence of the Board of Directors and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations about such risks. In addition, the Board believes that our Chief Executive Officer, Chairman and presiding outside director provide the appropriate leadership to help ensure effective risk oversight along with the Board of Directors and its committees. See “Executive Compensation—Compensation Discussion and Analysis—Risk Considerations in Our Compensation Programs” for risk oversight and considerations in our compensation programs.

Transactions with Related Persons

Policy. Our written related person transaction policy, which we adopted in July 2007, governs the review of any transaction, or series of transactions, involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% shareholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director or 5% shareholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover transactions or series of transactions that are available to all of our employees generally or that involve less than $60,000.

The Nominating and Corporate Governance Committee, or another committee of the Board of Directors comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board of Directors related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, the Nominating and Corporate Governance Committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board of Directors concerning such related person transaction and the full Board of Directors will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or any of his affiliates or family members. In addition, if shareholder approval is required under the NYSE rules, our articles of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek shareholder approval for such transaction.

If it is impractical or undesirable to wait until a committee or Board of Directors meeting to consummate a related person transaction involving $120,000 or less, the Nominating and Corporate Governance Committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another Nominating and Corporate Governance Committee member may review and approve the transaction if the chair is unavailable or if he, a family member or an affiliate of his is a party to the transaction. Such approval shall be reported to the Board of Directors at its next regularly scheduled meeting.

In evaluating a related person transaction, the Board of Directors, applicable committee or director shall determine whether the transaction is fair and reasonable to us or any applicable subsidiary. We are not required to obtain a fairness opinion or other third-party support or advice regarding the transaction’s fairness, but the Board of Directors or committee or director reviewing the transaction has the discretion to do so. A related person transaction must also comply with our Code of Business Conduct and Ethics and any other applicable policy.

We may employ a member of an executive officer’s or director’s immediate family, if such employment is in the ordinary course of business and is consistent with the employment, compensation and termination policies and practices applicable to our other similarly situated employees. We must notify the Nominating and Corporate Governance Committee of such employment within a reasonable period after such person commences employment.

Transactions. During 2013, we did not participate in any transactions involving amounts exceeding $120,000 and in which any director, nominee for election as director, executive officer, beneficial owner of more than 5% of our voting stock, or members of their immediate families or their affiliates had a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that each of our executive officers and directors file reports of ownership and changes of ownership with the SEC. Based solely upon our review of the copies of such reports and written representations from each of our directors and executive officers that we have received, we believe that all of our executive officers and directors complied with these filing requirements in 2013.

Procedure for Contacting Directors

You may communicate with the Board of Directors or with a specific director at any time by writing to the Board of Directors or that director at our address, 1600 West 7th Street, Fort Worth, Texas 76102, c/o the Corporate Secretary. We will forward all such messages that we receive and any other message that reasonably appears to be about a matter of shareholder interest and is intended for communication to the Board of Directors. We will send communications to the director to whom they are addressed as soon as practicable. We will forward messages addressed to the entire Board of Directors or to the non-management directors to the Chairman of the Nominating and Corporate Governance Committee. Because there are other appropriate avenues of communication, we will not forward messages addressed to the Board of Directors or to any director regarding matters that are not of shareholder interest, such as general business complaints or employee grievances. Our Corporate Secretary has the discretion to forward these communications to appropriate persons.

Director Compensation

It is our policy that our directors be fairly compensated for their work required for an organization of our size and scope, that their compensation should align their interests with the long-term interests of our shareholders and that the structure of their compensation should be simple, transparent and easy for shareholders to understand. The Nominating and Corporate Governance Committee annually reviews the compensation of our directors and advises the Board of possible changes in director compensation where necessary.

During 2013, each director, other than Mr. Feehan, received an $8,750 quarterly retainer and a meeting fee of $2,000 per Board meeting attended. The Audit Committee chair received an additional annual retainer of $6,500, and the chairs of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee each received additional annual retainers of $5,000. All committee members received meeting fees of $1,250 for each committee meeting attended. In addition, immediately after being elected to our Board of Directors at our 2013 Annual Meeting of Shareholders, each of our directors, other than Mr. Feehan, received an annual grant of RSUs under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “2004 LTIP”). The RSU grant to each of our directors in 2013 had a value of approximately $80,000. In addition, we reimbursed all directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

The table below sets forth the director compensation in 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Jack R. Daugherty	$45,000	$80,017	—	(3)	$125,017
Daniel E. Berce	$65,250	$80,017	—		$145,267
Chairman of the Audit Committee
Albert Goldstein(4)	$21,500	—	—		$21,500
James H. Graves Chairman of the Management Development and Compensation Committee	$63,750	$80,017	—		$143,767
B. D. Hunter	$56,250	$80,017	—		$136,267
Timothy J. McKibben Chairman of the Nominating and Corporate Governance Committee	$62,500	$80,017	—		$142,517
Alfred M. Micallef	$50,000	$80,017	—		$130,017

(1)	The amounts shown represent the grant date fair value in compliance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), for RSU awards granted under the 2004 LTIP.

(2)

On May 23, 2013, we granted 1,726 RSUs to each director, except Mr. Feehan. These RSUs were valued at $46.36 per share, the closing price of our Common Stock on the day preceding the grant date. The aggregate market price of each director’s RSUs was approximately $80,000. As long as the director serves continuously on our Board of Directors through the applicable vesting date, the RSUs vest in substantially equal 1/12th increments on the last day of each month from May 2013 through April 2014, with the final vesting date occurring on the earlier of (a) April 30, 2014 or (b) the day immediately preceding the date of our Annual Meeting. In addition, all unvested RSUs granted in 2013 will automatically vest if we have a change-in-control prior to the termination of the director’s service on our Board of Directors. Each vested RSU entitles the director to receive one share of our Common Stock shortly after June 23, 2014 unless the director has elected to defer receipt of the shares of Common Stock. The total number of unvested RSUs under the 2013 director RSU grant or previous grants received for service on our Board as a director, as applicable, (excluding unvested RSUs that would automatically vest under previous award agreements upon the director’s termination of service for any reason other than death) held by each of the directors at December 31, 2013 was 575 for Messrs. Daugherty, Berce, Graves, Hunter, McKibben and Micallef.

(3)	Mr. Daugherty also received compensation, health care benefits and insurance premiums in the amount of $25,317 in his capacity as our employee.

(4)	Mr. Goldstein did not stand for re-election at our 2013 Annual Meeting of Shareholders and forfeited 1,395 unvested RSUs that were granted to him prior to 2012 under the 2004 LTIP in connection with his service as our director.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by our independent registered public accounting firm and internal audit department, evaluating our accounting policies and our system of internal controls that management and the Board of Directors have established and reviewing and discussing our risk assessment and risk management. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements. The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Audit Committee. The charter is available on the “Investor Relations” section of our website at www.cashamerica.com under “Corporate Governance Documents.”

Management is responsible for our system of internal controls over financial reporting and for preparing our financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon.

During 2013, the Audit Committee met regularly and held many discussions with management, the independent registered public accounting firm and our internal auditors. During these meetings and in meetings concerning our Annual Report on Form 10-K for the year ended December 31, 2013, the Audit Committee has:

•

reviewed and discussed the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 with management and our independent registered public accounting firm;

•

received the written disclosures and the letter from our independent registered public accounting firm that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountant’s communications with the Audit Committee concerning independence, and discussed the independence of our independent registered public accounting firm with such firm; and

•	discussed with our independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not, however, ensure that our financial statements are presented in accordance with generally accepted accounting principles or that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

MEMBERS OF THE AUDIT COMMITTEE

Daniel E. Berce, Chairman

James H. Graves

Timothy J. McKibben

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our Common Stock is our only outstanding class of equity securities.

Securities Owned by Principal Shareholders

The following table sets forth information regarding the number and percentage of shares of Common Stock held by all persons and entities known by us to beneficially own 5% or more of our outstanding Common Stock. The information regarding beneficial ownership of Common Stock by the entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of our Common Stock issued and outstanding on March 25, 2014, which was 28,126,343.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 245 Summer Street Boston, MA 02210		2,838,997	(1)	10.1%

Blackrock, Inc. 40 East 52nd Street New York, NY 10022		2,566,153	(2)	9.1%

Allianz Global Investors U.S. Holdings LLC 680 Newport Center Drive, Suite 250 Newport Beach, CA 92660	NFJ Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, TX 75201	2,147,238	(3)	7.6%

Ridgeworth Capital Management, Inc. as parent company for Ceredex Value Advisors LLC 3333 Piedmont Road NE, Suite 1500 Atlanta, GA 30305		1,894,090	(4)	6.7%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355		1,688,443	(5)	6.0%

Huber Capital Management LLC 2321 Rosencrans Ave., Suite 3245 El Segundo, CA 90245		1,588,942	(6)	5.7%

EARNEST Partners, LLC 1180 Peachtree St. NE, Suite 2300 Atlanta, GA 30309		1,568,010	(7)	5.6%

(1)	According to a Schedule 13G/A filed with the SEC on February 14, 2014, FMR LLC. has sole voting power with respect to 361,160 shares and has the sole right to dispose of all 2,838,997 shares.

(2)	According to a Schedule 13G/A filed with the SEC on January 28, 2014, Blackrock, Inc. has sole voting power with respect to 2,468,281 shares and has the sole right to dispose of all 2,566,153 shares.

(3)	According to a Schedule 13G/A filed with the SEC on February 12, 2014 by Allianz Global Investors U.S. Holdings LLC (“Allianz”) and NFJ Investment Group LLC (“NFJ”) jointly, Allianz beneficially owns 2,147,238 shares and NFJ beneficially owns 2,139,546 shares. According to the Schedule 13G/A, (a) NFJ has sole voting power with respect to 2,116,246 shares and has the sole right to dispose of 2,139,546 shares and (b) Allianz Global Investors Europe GmbH (“Allianz Global”) has sole voting power with respect to 7,692 shares and has the sole right to dispose of 7,692 shares. According to the Schedule 13G/A, NFJ is a wholly-owned subsidiary of Allianz and Allianz Global is an affiliate of Allianz.

(4)	According to a Schedule 13G/A filed with the SEC on February 6, 2014, Ridgeworth Capital Management, Inc. as parent company for Ceredex Value Advisors LLC has sole voting power with respect to and the sole right to dispose of all 1,894,090 shares.

(5)	According to a Schedule 13G/A filed with the SEC on February 11, 2014, the Vanguard Group has sole voting power with respect to 43,685 shares, the sole right to dispose of 1,646,358 shares and a shared right to dispose of 42,085 shares.

(6)	According to a Schedule 13G filed with the SEC on February 10, 2014, Huber Capital Management LLC has sole voting power with respect to 721,292 shares, shared voting power with respect to 98,081 shares and has the sole right to dispose of all 1,588,942 shares.

(7)	According to a Schedule 13G/A filed with the SEC on February 14, 2014, EARNEST Partners, LLC has sole voting power with respect to 784,510 shares, shared voting power with respect to 226,187 shares and has the sole right to dispose of all 1,568,010 shares.

Securities Owned by Officers and Directors

We encourage our directors, officers and employees to own our Common Stock in order to align their interests with our shareholders and have adopted stock ownership guidelines that require certain stock ownership by our executive officers and directors. See “Executive Compensation—Compensation Discussion and Analysis—2013 Compensation—Retirement and Other Policies and Practices Related to Our Executive Compensation Program—Equity Ownership” for additional information about our stock ownership guidelines.

The following table sets forth information about the beneficial ownership of our outstanding Common Stock as of March 25, 2014 by our directors, our named executive officers whose compensation is disclosed under “Executive Compensation” in this proxy statement and all of our directors and executive officers as a group. The ownership percentage is based on the number of shares of our Common Stock issued and outstanding on March 25, 2014, which was 28,126,343.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)	Percent of Class(2)
Daniel E. Berce	18,307	*
Jack R. Daugherty	25,610	*
Daniel R. Feehan	301,712(4)	1.1%
James H. Graves	40,130(5)	*
B.D. Hunter	47,191(6)	*
Timothy J. McKibben	15,217	*
Alfred M. Micallef	15,217	*
Thomas A. Bessant, Jr.	30,917(7)	*
David A. Fisher(8)	—	*
J. Curtis Linscott	33,200	*
Dennis J. Weese(9)	16,573	*
All directors and executive officers as a group (10 persons)(10)	527,501(11)	1.9%

*	Indicates ownership of less than 1.0% of our Common Stock.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	Includes (a) unvested RSUs scheduled to vest within 60 days following March 25, 2014, (b) unvested RSUs that could become vested within 60 days following March 25, 2014 due to the termination of a director’s Board service if that director has served on our Board of Directors for at least five continuous years and (c) deferred vested RSUs that could become deliverable to the following officers or directors within 60 days following March 25, 2013 due to the termination of their employment or Board service, as applicable:

Name	Shares Issuable within Sixty Days for Unvested RSUs that may Vest and Vested Deferred RSUs
Mr. Berce	10,628
Mr. Daugherty	17,481
Mr. Feehan	163,907
Mr. Graves	15,217
Mr. Hunter	15,217
Mr. McKibben	15,217
Mr. Micallef	15,217
Mr. Bessant	8,202
Mr. Linscott	136

(3)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A (“Section 409A”) of the Code. Any such delay has not been considered for the purposes of this table.

(4)	Includes 56,628 shares held in an irrevocable trust of which Mr. Feehan is the sole trustee.

(5)	Includes 22,234 Director Deferred Shares that could become deliverable to Mr. Graves. Certain of our directors have deferred some of their director fees to be paid in the form of Common Stock upon separation from service as a director or until a later date that may be specified by the director, and these are referred to as the “Director Deferred Shares.”

(6)	Includes 15,000 shares held by a corporation that Mr. Hunter controls. Mr. Hunter disclaims beneficial ownership of such shares. Also includes 9,295 Director Deferred Shares.

(7)	Includes 393 shares owned by Mr. Bessant’s spouse.

(8)	Mr. Fisher joined our Company on January 29, 2013.

(9)	Mr. Weese left our Company on January 3, 2014.

(10)	Includes all of our current directors and all executive officers employed by us as of March 25, 2014.

(11)	This amount includes 261,222 shares that directors and executive officers have the right to acquire within 60 days following March 25, 2014.

PROPOSAL 2

RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As part of its oversight of our relationship with our independent auditors, the Audit Committee reviews annually our independent auditors’ qualifications, performance and independence. Based on the results of this review, the Audit Committee reappointed PricewaterhouseCoopers LLP, our independent registered public accounting firm that served during 2013, to serve as our independent registered public accounting firm for the fiscal year 2014.

The Board of Directors is asking you to ratify the selection of PricewaterhouseCoopers LLP. Although our Bylaws do not require this ratification, our Board of Directors believes that the selection of the independent registered public accounting firm is an important matter of shareholder concern and that a proposal that shareholders ratify this selection is an opportunity for you to provide direct feedback to the Board of Directors. If you do not ratify the selection, we will consider the selection of a different firm. Even if you do ratify this selection, the Audit Committee can select a different independent registered public accounting firm, subject to ratification by the full Board of Directors, whenever it determines that such a change would be in the best interests of our Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2014.

Audit and Non-Audit Fees

Fees billed by PricewaterhouseCoopers LLP for professional services rendered for the last two fiscal years were as follows:

	2013	2012	Description of Fees
Audit Fees:	$1,706,960	$1,514,800	Audit fees consist primarily of the audit and quarterly reviews of our consolidated financial statements and related consents, assurance services for debt and equity offerings, the audit of internal control over financial reporting and procedures related to statutory audits of our Mexico-based pawn operations.

Audit-Related Fees:	$155,110	$1,377,408	Audit-related fees consist primarily of diligence services provided on planned, completed or abandoned acquisitions, including a significant abandoned acquisition in 2012, and assurance services and other services provided to complete reports required by governmental or regulatory bodies over our Mexico-based pawn operations.

Tax Fees:	$58,620	$89,435	Tax fees consist of services provided for required tax reporting in Mexico and tax-related services related to our Mexico-based pawn operations.

All Other Fees:	$3,780	$3,780	Other fees consist of amounts paid for technical publications and subscriptions.

Total:	$1,924,470	$2,985,423

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for us (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm up to a maximum for any particular item of additional services of 3% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval, provided that in any particular quarter, the costs of all such items of additional services pre-approved by the Chairman may not, in the aggregate, exceed an amount greater than 5% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval. Any pre-approvals granted by the Chairman of the Audit Committee are reported to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services provided are within the parameters that the Audit Committee has approved. The Audit Committee approved all of the audit and non-audit services and related fees for 2013 and 2012 in accordance with the policy set forth above.

PROPOSAL 3

PROPOSAL TO APPROVE THE CASH AMERICA INTERNATIONAL, INC.

2014 LONG-TERM INCENTIVE PLAN

Background and Purpose

On January 22, 2014, the Board of Directors, on the recommendation of the Management Development and Compensation Committee, unanimously adopted, subject to shareholder approval, the Cash America International, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”). The 2014 LTIP will become effective upon approval by our shareholders and will replace the 2004 LTIP, which is our only equity plan under which we can currently make equity awards. The 2004 LTIP was most recently approved by our shareholders on April 22, 2009 and is scheduled to terminate on April 21, 2014 and no future awards may be made under that plan. If the 2014 LTIP is not approved by our shareholders, we will not be able to make awards under a long-term incentive plan after April 21, 2014.

The 2014 LTIP reflects our compensation philosophy, recent developments in our compensation practices and also includes several features designed to protect shareholder interests, including:

•

Purpose. The 2014 LTIP is designed to promote Company interests and the interests of our shareholders by helping us to attract, retain and motivate employees, officers, consultants and directors capable of assuring our future success and to afford such persons an opportunity to acquire a proprietary interest in our Company.

•

Shareholder alignment. The 2014 LTIP allows us to offer incentives to our employees, officers, consultants and directors that are directly linked to the longer-term profitability of our business and increases in shareholder value.

•

Limitation on share counting. Shares of our Common Stock surrendered for the payment of the purchase price relating to an award or for the satisfaction of tax obligations relating to an award may not again be made available for granting future awards under the 2014 LTIP. Also, if an award terminates without shares of Common Stock being issued, then the shares that were subject to the award will not be available for granting future awards under the 2014 LTIP.

•	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right (a “SAR”) is ten years.

•

No repricing or grant of discounted stock options. Except in the case of certain Corporate Changes (described below), the 2014 LTIP does not permit amending an existing stock option or SAR award to decrease the exercise price or grant price, cancelling an existing award in connection with the grant of a new award at a lower exercise or grant price, exchanging or authorizing the repurchase of any existing stock option or SAR for cash or other awards if it would constitute a repricing or any other action that would be considered repricing unless such action is approved by our shareholders. In addition, the 2014 LTIP prohibits the granting of stock options or SARs with an exercise price less than the fair market value of our Common Stock on the date of grant.

•	Clawback. Awards granted under the 2014 LTIP are subject to clawback in certain circumstances in the event that there is a material restatement of our financial results.

•	Section 162(m) Eligibility. The 2014 LTIP provides flexibility to grant awards that may qualify as “performance-based” compensation under Section 162(m).

The 2014 LTIP will become effective upon approval of our shareholders, which approval will require a majority of the votes cast by our shareholders at the Annual Meeting, and will expire on May 21, 2024 unless terminated earlier by the Board of Directors. The 2014 LTIP is substantially similar to the 2004 LTIP, and any substantive differences are described in the summary below. The summary of the 2014 LTIP set forth below is qualified in its entirety by reference to the full text of the 2014 LTIP, which is attached to this proxy statement as Appendix A.

Administration of the 2014 LTIP

The 2014 LTIP will be administered by the Management Development and Compensation Committee or other committee of our Board of Directors designated by the Board of Directors to administer the plan, so long as each member of the designated committee is a “non-employee director” within the meaning of Rule 16b-3 promulgated by the SEC under the Exchange Act, an “independent director” within the meaning of the NYSE rules and an “outside director” within the meeting of Section 162(m). Similar to our 2004 LTIP, we expect that our Management Development and Compensation Committee will administer the 2014 LTIP.

Except to the extent prohibited by applicable laws, the Management Development and Compensation Committee may delegate all or any part of its duties and powers under the 2014 LTIP to one or more persons, including directors, a committee of directors or to an officer under Rule 16a-1 of the Exchange Act (“Section 16 Officer”), subject to such terms, conditions and limitations as the Management Development and Compensation Committee may establish in its sole discretion. However, the Management Development and Compensation Committee may not delegate its powers and duties under the 2014 LTIP (i) with regard to directors or Section 16 Officers or (ii) in a manner that would cause an award designated as a Qualified Performance-Based Award (discussed below) not to qualify for, or to cease to qualify for, the Section 162(m) exemption. Our 2004 LTIP permitted similar delegation authority only to directors or a committee of directors.

Eligibility

The Management Development and Compensation Committee will select grantees from among the employees, officers, directors and consultants of our Company and our affiliates (such as our subsidiaries). As of the record date, we had approximately 7,600 employees and seven directors, five of which are non-employee directors. In determining the eligible individuals to be granted awards, the Management Development and Compensation Committee will select those who, in its opinion, have the capacity for contributing in a substantial measure to our successful performance.

Shares Subject to the 2014 LTIP

Subject to adjustment as described below, a maximum of 3,400,000 shares of Common Stock may be issued under the 2014 LTIP. In addition, the 2014 LTIP has the following limits:

•	The aggregate number of shares of Common Stock available for granting options that are considered “incentive stock options” under Code Section 422 (“Incentive Stock Options”) may not exceed 450,000;

•	A maximum of 200,000 shares of Common Stock may be subject to Qualified Performance-Based Awards granted to any eligible person in any calendar year;

•	A maximum of 200,000 shares of Common Stock may be subject to options or SARs granted to any eligible person in any calendar year; and

•

The amount of compensation that may be earned by any eligible person under performance units granted in any one calendar year that are intended to be Qualified Performance-Based Awards may not exceed $6,000,000.

The individual award limitations set forth above are subject to adjustment in the event of a change in our capitalization (including, but not limited to, a change in the number of shares of our Common Stock outstanding), such as a stock split or stock dividend, a recapitalization, a combination or exchange of shares of Common Stock or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of our Company (including any extraordinary cash or stock dividend), any reorganization or any partial or complete liquidation of our Company (collectively, a “Corporate Change”). In addition, these are the same individual limitations that applied under our 2004 LTIP, except that the 2004 LTIP limited the number of shares of our Common Stock that could be subject to Qualified Performance-Based Awards granted to any eligible person in any calendar year to 100,000 and the 2004 LTIP did not specify a limit on SARs.

Our 2004 LTIP had a maximum of 2,700,000 shares of Common Stock that were authorized for issuance. The only equity awards that have been issued under the 2004 LTIP are RSUs, and no options have been granted or are outstanding under the 2004 LTIP. As of March 25, 2014, information regarding shares reserved and shares available for future equity awards under the 2004 LTIP is as follows:

•	Shares reserved for issuance pursuant to outstanding RSU awards (assuming performance-based RSU awards are earned at maximum): 660,302;

•	Director Deferred Shares to be paid in the form of our Common Stock: 11,146; and

•	Shares available for issuance pursuant to future equity awards: 1,310,318.

The 2004 LTIP will terminate on April 21, 2014, and no future awards may be made under the 2004 LTIP after that date. The unused shares under the 2004 LTIP will not be rolled over to the 2014 LTIP. In addition, we do not have any other equity plans outstanding under which equity awards may be made. While the Management Development and Compensation Committee has only granted equity awards in the form of RSUs under the 2004 LTIP during the last ten years, it may, in the future, utilize any one or more of the other types of equity awards available under the 2014 LTIP.

The shares of Common Stock that may be issued under the 2014 LTIP may be authorized and unissued shares or treasury shares. Shares of Common Stock surrendered for the payment of the purchase price relating to an award or for the satisfaction of tax obligations relating to an award may not again be made available for granting future awards under the 2014 LTIP. Also, if an award terminates without shares of Common Stock being issued, then the shares that were subject to the award will not be available for granting future awards under the 2014 LTIP. In the event of a Corporate Change, the Management Development and Compensation Committee may make appropriate adjustments to the number of shares available for grants and to the number of shares and price under outstanding grants made before the event, which must be consistent with the restrictions of Section 409A.

Awards Under the 2014 LTIP

General

The Management Development and Compensation Committee will select persons to receive grants and determine the types of grants and number of shares or units covered by awards to grantees and set the terms, conditions and provisions of the grants consistent with the 2014 LTIP. The Management Development and Compensation Committee will be authorized to grant awards in any of the following forms under the 2014 LTIP:

•

Stock Options. Stock Options allow the holder to purchase shares of Common Stock at a price not less than the fair market value of the shares as of the grant date, or the exercise price. The exercise price may be paid in cash, shares of Common Stock or a combination thereof. This is more limited than our 2004 LTIP, under which the Management Development and Compensation Committee could allow the exercise price to be paid with other property or other awards. Stock options may be designated under the Code as nonqualified stock options (which may be granted to all participants) or Incentive Stock Options (which may be granted to qualifying employees, but not to non-employee directors, prospective employees or employees of certain of our subsidiaries). The maximum term of each stock option under the 2014 LTIP is ten years.

•

Stock Appreciation Rights. SARs, which may be granted as separate awards or in tandem with stock options, give the holder the right to receive the difference (payable in cash, shares of Common Stock or a combination thereof) between the fair market value per share of Common Stock on the date of exercise, or if specified under the terms of the grant, the average selling price per share of Common Stock during a period of up to 30 days before the date of exercise, and the grant price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date). The maximum term of SARs under the 2014 LTIP is ten years. The 2004 LTIP permitted the granting of discounted SARs, but the 2014 LTIP does not permit such grants.

•

Performance Units. Performance units are denominated in cash and are contingent upon the achievement of certain performance goals over a period of time established by the Management Development and Compensation Committee at the time of grant.

•

Restricted Stock and Restricted Stock Units. Restricted stock is Common Stock that is issued subject to specified restrictions and RSUs represent the right to receive Common Stock or cash, measured by the value of our Common Stock, in the future. The grant or vesting of restricted stock or RSUs may be performance-based, time-based or both.

•

Other Share Based or Share-Related Awards. Other share-based or share-related awards that are consistent with the purpose of the 2014 LTIP and the interests of our Company may also be granted under the 2014 LTIP.

The terms and conditions of any awards granted under the 2014 LTIP, including, as applicable, the nature and extent of restrictions on the awards, the duration of such restrictions, and any circumstance which could cause the forfeiture of such awards are to be determined by the Management Development and Compensation Committee and set forth in a written award agreement. In addition, the award agreement will specify whether dividends or dividend equivalents will be payable with respect to an equity-based award, which shall be determined at the discretion of the Management Development and Compensation Committee. The 2014 LTIP does not permit the payment of dividends or dividend equivalents with respect to options or SARs. The award agreement will also specify the effect of termination of employment of an award recipient (by reason of death, retirement, disability or otherwise) during any applicable vesting period.

If permitted by the Management Development and Compensation Committee for a given award, all or part of an award may be deferred (and paid in a form permitted by the Management Development and Compensation Committee) at the election of a participant, provided that the deferral elections comply with Section 409A. To the extent that an award provides for deferred compensation subject to Section 409A, any cash payments made in lieu of the award may not change the timing of payment of such award.

Qualified Performance-Based Awards

Restricted stock, RSUs and performance units granted under the 2014 LTIP may be designated by the Management Development and Compensation Committee at the time of grant as “Qualified Performance-Based Awards” to “Covered Employees,” currently defined under Section 162(m) as the chief executive officer and the three highest compensated executive officers of a publicly traded corporation other than the chief executive officer and the chief financial officer. In general, Section 162(m) limits our deduction for compensation paid to each Covered Employee to an annual dollar limitation ($1,000,000), but permits certain performance-based pay to be deductible without regard to the dollar limitation. If the Management Development and Compensation Committee grants Qualified Performance-Based Awards, payments under such awards would be intended to qualify as performance-based pay that could be deductible by us without regard to the annual dollar limitation of Section 162(m). The Management Development and Compensation Committee has the sole discretion to determine whether to grant Qualified Performance-Based Awards, and deductibility will be only one of the factors considered in making that determination.

If Qualified Performance-Based Awards are granted, then the Management Development and Compensation Committee will establish performance goals based on the attainment of one or any combination of the following measures set forth in the 2014 LTIP with respect to our Company or our affiliates, or any division or department of the Company or an affiliate: revenue growth (gross or net); gross margin; pre-tax margin; operating margin; earnings before interest, taxes, depreciation and amortization (“EBITDA”); earnings before interest and taxes; operating income; pre- or after-tax income; pre- or after-tax income from continuing operations; pre- or after-tax income excluding extraordinary items; basic or diluted earnings per share (“EPS”); basic or diluted EPS from continuing operations; basic or diluted EPS excluding extraordinary items; cash flow; basic or diluted cash flow per share; cash flow on investment; return on equity; return on capital; return on invested capital; return on investment; return on assets (gross or net); return on revenue (gross or net); inventory turnover; growth in earning assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of specified working capital levels; or attainment of goals relating to geographic business expansion, new product development or acquisitions, divestitures or similar transactions or other strategic initiatives. The Management Development and Compensation Committee may specify that any financial measure or metric will (i) exclude the objectively determinable effect of certain unusual or non-recurring items or (ii) include or exclude (as applicable) specified components of the selected financial measure. These goals may be based on attaining specified levels of Company performance under one or more of the measures described above in absolute terms or relative to a base period or the performance of other companies.

The 2014 LTIP includes additional performance measures that were not included in the 2004 LTIP that may be used in connection with the granting of Qualified Performance Based Awards. The 2004 LTIP did not include the following measures: gross margin; pre-tax margin; operating margin; cash flow on investment; return on capital; return on investment; return on revenue; inventory turnover; growth in earning assets; or attainment of goals relating to geographic business expansion, new product development or acquisitions, divestitures or similar transactions or other strategic initiatives.

The Management Development and Compensation Committee will establish the relevant goals at a time when the outcome is substantially uncertain, and the Management Development and Compensation Committee will certify whether the goals have been attained. This process of establishing goals and confirming their attainment is intended to comply with Section 162(m) so that payments under such awards may qualify as deductible performance-based pay.

Awards of stock options and SARs having a value based solely on the increase in the fair market value of the underlying shares of Common Stock after the date of grant will also qualify as performance-based pay under Section 162(m) without regard to whether the exercise of such stock options or SARs is conditioned on the attainment of one or more of the performance measures listed above.

Change-in-Control

In the event of a change-in-control, which is to be specifically defined in each award agreement and is an event that qualifies under Section 409A as a change in ownership, change in effective control or change in the ownership of a substantial portion of the assets of our Company or our applicable affiliate(s) (“2014 LTIP Change-in-Control”), the Management Development and Compensation Committee in its discretion may, at the time a grant is made or at any time thereafter, take one or more of the following actions, subject to the requirements of Section 409A: (i) provide for the acceleration of any time period relating to the exercise or vesting of an award, (ii) provide for the purchase of the award upon the participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable, (iii) adjust the terms of the award in a manner determined by the Management Development and Compensation Committee to reflect the 2014 LTIP Change-in-Control, (iv) cause the award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provisions as the Management Development and Compensation Committee may consider equitable and in the best interests of our Company.

Directors

Directors’ Restricted Stock Units

Unless otherwise determined by the Management Development and Compensation Committee, each director who is a member of the Board of Directors and is not considered a Section 16 Officer, as of the conclusion of an annual meeting of shareholders, beginning with the May 2014 Annual Meeting of Shareholders, will automatically be granted RSUs on the date of the annual meeting. The number of shares of Common Stock underlying each such award will be determined by dividing the grant value, which is the annual grant dollar value authorized by the Board of Directors not to exceed $200,000 per year, by the closing price of the Common Stock on the NYSE on the last trading day before the date of the annual meeting. The 2004 LTIP provided for automatic annual RSU grants to outside directors (who were not employees and were considered independent). The 2004 LTIP also included a limit on the annual grant dollar value of $100,000 and contained specific vesting provisions for the annual director RSU grants. The 2014 LTIP does not specify vesting conditions for these grants. In addition, the 2014 LTIP gives the Management Development and Compensation Committee discretion to determine that the annual director RSU grant may not be made to one or more directors each year.

The 2014 LTIP provides that upon a 2014 LTIP Change-in-Control, all unvested director RSUs will automatically vest, and each director who had received such RSU grants will be entitled to receive shares for such vested RSUs as of the 2014 LTIP Change-in-Control. The other terms and conditions of the RSU awards, including the circumstances that could cause the forfeiture of such awards and the vesting conditions are to be determined by the Management Development and Compensation Committee and set forth in a written award agreement. The Management Development and Compensation Committee will also determine the effect of the termination of board service of a recipient of RSUs (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.

Directors’ Shares

Under the 2014 LTIP, directors who are not also our employees may elect, on an annual basis, to have the payment of all or part (in 10% increments) of their annual retainer, meeting fees and committee meeting fees deferred and credited to a bookkeeping account that is deemed invested in shares of Common Stock. As fees are deferred, we deposit an amount equal to the deferred fees into a Rabbi trust, which will be invested in shares of Common Stock. All dividends paid on the shares in the Rabbi trust will also be reinvested in shares of Common Stock and credited to the director’s bookkeeping account. The shares deposited into the Rabbi trust and other amounts credited to a director’s bookkeeping account will remain subject to the claims of our creditors, and the interests of the outside directors in the trust may not be sold, assigned, transferred or encumbered, except by will or by the laws of descent and distribution.

Amendment and Termination

The Management Development and Compensation Committee generally has authority to amend awards and to accelerate vesting and/or exercisability of awards. However, the Management Development and Compensation Committee may not amend an outstanding award without the consent of the holder of such award if it would adversely affect the rights of the holder of the award. In addition, the Management Development and Compensation Committee may not adjust upward the amount payable to employees who have received awards that are considered to be Qualified Performance-Based Awards or waive or alter the performance goals associated with such an award in a manner that would cause the award to cease to qualify for an exemption from the application of Section 162(m). The Management Development and Compensation Committee also cannot, except in the case of certain Corporate Changes, amend an outstanding stock option or SAR to reduce its exercise price or grant price, cancel an outstanding stock option or SAR and replace it with a new stock option or SAR having a lower exercise price or a lower grant price, respectively, exchange or authorize the repurchase of any existing stock option or SAR for cash or other awards if it would constitute a repricing or take any other action that would be treated as a repricing of the stock option or SAR unless approved by shareholders as required by applicable law. Any such adjustments to outstanding stock options or SARS must be in accordance with applicable restrictions of Section 409A. The 2004 LTIP provided the Management Development and Compensation Committee more discretion to amend an outstanding SAR, although such discretion was never exercised.

The Board of Directors may amend, alter, suspend, discontinue or terminate the 2014 LTIP or any portion thereof at any time, except that no such change may be made that would cause a participant to become subject to tax under Section 409A(a)(1) and no such change may be made without shareholder approval if the change (i) is required to be approved by shareholders to comply with applicable laws or rules, (ii) increases the number of shares of Common Stock reserved for issuance under the 2014 LTIP, except for adjustments permitted by the 2014 LTIP in connection with certain corporate transactions, or (iii) would cause us to be unable to grant Incentive Stock Options.

Clawback

The 2014 LTIP contains a clawback provision that would allow us, in the event that there is a material restatement of our financial results, to (i) cancel part or all of the outstanding portion of any award, whether or not vested, and/or (ii) require a participant to repay an amount equal to all or any portion of the value of shares of Common Stock that have been issued and other payments that have been made to the participant pursuant to any award within the two years preceding the date on which we are required to prepare an accounting restatement, to the extent that such value or payment amount was based on the erroneous data and exceeded the value or amount that would have been paid to the participant under the accounting restatement. The 2014 LTIP also permits us, to the extent required to comply with applicable laws and/or any compensation recovery or clawback policy adopted by us after the date the 2014 LTIP is approved by our shareholders, to unilaterally amend the clawback provision in the 2014 LTIP and such amendment shall be binding on all participants.

Estimate of New Plan Benefits

Awards under the 2014 LTIP

No awards have been granted under the 2014 LTIP and no awards will be made under the 2014 LTIP unless and until the 2014 LTIP is approved by our shareholders at the Annual Meeting. Grants that will be made under the 2014 LTIP are not currently determinable. Awards under the 2014 LTIP will be made at the discretion of the Management Development and Compensation Committee. However, if the 2014 LTIP is approved, we expect that on May 22, 2014 immediately following the Annual Meeting, each director who is a member of the Board of Directors and is not considered a Section 16 Officer will be granted RSUs with a grant value equal to $80,000.

Awards under the 2004 LTIP

The table below sets forth the grants that were made under the 2004 LTIP (i) during 2014 to certain of our employees, including each of the executive officers named in the Summary Compensation Table, and (ii) on May 23, 2013 to each of our directors, excluding our Chief Executive Officer who also serves as a director, in connection with their annual director RSU grant.

Name and Principal Position	Market Value of RSUs at Date of Grant(1)(2)	Number of RSUs(2)	Target Value of Performance Unit Award at Date of Grant(3)	Number of Performance Units
Daniel R. Feehan Chief Executive Officer and President	$3,206,440	87,512	—	—
Thomas A. Bessant, Jr. Chief Financial Officer and Executive Vice President	$940,329	25,664	—	—
David A. Fisher Chief Executive Officer – E-Commerce Division	—	—	$811,200	12,225
Dennis J. Weese(4) Former President – Retail Services Division	—	—	—	—
J. Curtis Linscott Executive Vice President, General Counsel & Secretary	$708,618	19,340	—	—
All Executive Officers as a Group (Consists of 4 persons as of March 25, 2014)	$4,855,387	132,516	$811,200	12,225
All Directors who are not Executive Officers as a Group(5)	$480,104	10,356	—	—
All Employees as a Group – Excluding Executive Officers	$3,615,196	98,668	$5,682,116	85,630

(1)	The amounts in this column were calculated by multiplying the closing price of our Common Stock on the last trading day preceding the grant date, which was $36.64 for the RSUs granted to the executive officers on January 21, 2014, and $46.36 for the RSUs granted to our directors on May 23, 2013.

(2)	These RSUs were granted by the Management Development and Compensation Committee on January 21, 2014 and include both time-based and performance-based RSUs for the named executive officers. The maximum number of performance-based RSUs granted in 2014 have been included in this table. From 0% to 100% of these performance-based RSUs are eligible to vest on January 1, 2017, subject to our achieving certain specified levels of improvement in our EPS over the three year period ending December 31, 2016. The grants to all employees other than the named executive officers included only time-based RSUs that vest in 25% increments on each January 31 of 2015, 2016, 2017 and 2018. The time-based RSUs granted to our named executive officers vest in 25% increments on February 17, 2015 and each January 31 of 2016, 2017 and 2018.

(3)	These cash-based performance units were granted by the Management Development and Compensation Committee on January 21, 2014 and are scheduled to vest in increments on each January 1 of 2015, 2016 and 2017, subject to achievement of certain performance conditions. This column includes the target value of the performance units on the date of grant, which assumes a target compound annual growth rate in EBITDA, a non-generally accepted accounting principles (“Non-GAAP”) measure of the E-Commerce Division from 2013 through 2014, 2015 and 2016, which are the periods over which performance is measured for the units scheduled to vest in 2015, 2016 and 2017, respectively. This targeted amount was only an estimate and does not reflect future earnings projections for the E-Commerce Division. The maximum amount that each employee may receive, including Mr. Fisher, is 300% of their target amount.

(4)	Mr. Weese left our Company on January 3, 2014.

(5)	See “Board Structure, Corporate Governance Matters and Director Compensation—Director Compensation” for additional information about the RSUs granted to the directors on May 23, 2013.

Federal Income Tax Consequences

Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to awards made under the 2014 LTIP.

Exercise of Incentive Stock Option and Subsequent Sale of Shares

A participant who is granted an Incentive Stock Option does not realize taxable income at the time of the grant or at the time of exercise. If the participant holds the shares acquired through the exercise of an Incentive Stock Option until the later of two years after the date of grant or one year after the date of exercise (“statutory holding period”), any gain (or loss) realized on the disposition will be recognized as a long-term capital gain (or loss). Under such circumstances, we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of the shares during the statutory holding period, that will be considered a disqualifying disposition. If the amount realized in a disqualifying disposition exceeds the exercise price, the participant will recognize ordinary income from the disposition. The participant’s ordinary income generally will be the lesser of (i) the excess of the amount realized over the exercise price, or (ii) the excess of the fair market value of the shares at the time of the exercise over the exercise price. We generally will be entitled to a deduction for the amount of ordinary income recognized by the participant. We are not required to withhold, or pay employment taxes, on ordinary income that a participant recognizes upon a disqualifying disposition. If the amount realized from the disposition exceeds the fair market value of the shares at the time of exercise, the participant’s additional gain will be a capital gain. The capital gain will be long-term or short-term, depending on how long the participant holds the shares following the exercise.

Special tax rules apply when all or a portion of the exercise price of an Incentive Stock Option is paid by the delivery of shares the participant already owns, but generally it does not materially change the tax consequences described above. However, payment of the exercise price with shares that were acquired through the exercise of an Incentive Stock Option before such shares have satisfied the statutory holding period generally will result in the disqualifying disposition of the shares surrendered.

Exercise of Nonqualified Stock Option and Subsequent Sale of Shares

A participant who is granted a nonqualified stock option does not realize taxable income at the time of the grant, but does recognize ordinary income upon exercise of the option in an amount equal to the excess of the fair market value of the shares acquired over the exercise price. We generally will be entitled to a deduction for the amount of ordinary income recognized by such participant. The ordinary income recognized by the participant is considered supplemental wages and we are required to withhold, and we and the participant are required to pay, applicable employment taxes on that ordinary income.

When a participant disposes of shares acquired through the exercise of a nonqualified stock option, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on how long the participant holds the shares following the exercise.

Lapse of Restrictions on Restricted Stock and Subsequent Sale of Shares

A participant who has been granted an award of restricted stock generally does not realize taxable income at the time of the grant. When the restrictions lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and we generally will be entitled to a deduction for the amount of ordinary income recognized by such participant. The ordinary income recognized by the participant is considered supplemental wages and we are required to withhold, and we and the participant are required to pay, applicable employment taxes on such ordinary income. Upon the subsequent disposition of the formerly restricted shares, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s holding period for the shares after their restrictions lapse.

Restricted Stock Units

A participant who has been awarded RSUs generally does not realize taxable income at the time of the grant. When shares are issued under the award, the participant will recognize ordinary income in an amount equal to the fair market value of the shares delivered at the time they are delivered and we generally will be entitled to a deduction for the amount of ordinary income recognized by such participant. The ordinary income recognized by the participant is considered supplemental wages and we are required to withhold, and we and the participant are required to pay, applicable employment taxes on such ordinary income. Upon disposition of the shares, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s holding period for the shares following their delivery.

SARs and Performance Units

A participant who is granted a SAR does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise of the SAR in an amount equal to the cash or fair market value of the shares (if any) received upon exercise of the SAR, and we generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.

A participant who has been awarded a performance unit does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the award is paid equal to the cash or the fair market value of shares (if any) delivered. We generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.

The ordinary income recognized by a participant in connection with a SAR or performance unit award is considered supplemental wages and we are required to withhold, and we and the participant are required to pay, applicable employment taxes on such ordinary income.

To the extent, if any, that shares are delivered to a participant upon exercise of a SAR or in payment of amounts earned under a performance unit award, the participant’s gain (or loss) on the subsequent disposition of such shares will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s holding period for the shares following their delivery.

Directors’ Shares

A director who elects to have payment of his fees deferred and paid in the form of Common Stock does not realize taxable income at the time the fees are earned, but does recognize ordinary income at the time the Common Stock is distributed equal to the amount of the fair market value of shares delivered. We generally will be entitled to a deduction at that time for the amount of ordinary income recognized by the outside director.

Section 409A

Section 409A governs the tax treatment of nonqualified deferred compensation arrangements. Awards that provide for deferred compensation must comply with the requirements of Section 409A regarding the timing of participants’ elections to defer compensation, the events that can trigger the payment of deferred compensation and the timing of such payments. Certain officers may not begin to receive deferred compensation that is payable by reason of separation from service until six months after the officer separates from service.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE CASH AMERICA INTERNATIONAL, INC. 2014 LONG-TERM INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2013, with respect to shares of Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders:	756,445	(1)(2)	—	1,541,512	(3)
Equity compensation plans not approved by shareholders:	—		—	—

Total	756,445		—	1,541,512

(1)	Includes 134,702 unvested and deferred vested RSUs under the Cash America International, Inc. 1994 Long-Term Incentive Plan (“1994 LTIP”) and 590,242 unvested and deferred vested RSUs under the 2004 LTIP. Also includes 20,365 and 11,136 Director Deferred Shares issuable under the 1994 LTIP and the 2004 LTIP, respectively.

(2)	Includes (a) the maximum number of RSUs that may be issuable under performance-based RSUs granted in 2012 and 2013 if we achieve certain specified levels of improvement in EPS over a three-year period and (b) the actual number of performance-based RSUs that were granted in 2011 that vested on January 1, 2014, subject to certification of the performance requirements for vesting by the Management Development and Compensation Committee, which occurred in January 2014 and the shares were issued thereafter. See “Executive Compensation—Compensation Discussion and Analysis—2013 Compensation—Long-Term Incentive Compensation—RSUs—Annual Time-Based and Performance-Based RSU Grant” for additional information about the performance-based RSUs that were granted in 2013 and “Executive Compensation—Compensation Discussion and Analysis—Compensation Prior to 2013—Performance-Based RSUs Granted in January 2011 Scheduled to Vest in January 2014” for additional information about the performance-based RSUs that were granted in 2011 and the portion that vested in 2014.

(3)	Represents shares of Common Stock available for issuance under our 2004 LTIP, which can be granted pursuant to stock options, stock appreciation rights, performance shares, performance units, restricted stock, RSUs and other stock-based awards selected by our Management Development and Compensation Committee or which may be issued in connection with Director Deferred Shares. Our 2004 LTIP terminates on April 21, 2014, and we will not be able to make any awards under that plan after that date.

EXECUTIVE COMPENSATION

Executive Summary

Our goal for our executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. The Management Development and Compensation Committee oversees our executive compensation program and determines the compensation for our named executive officers.

Our Named Executive Officers

Our “named executive officers” who are included in our Summary Compensation Table include the following:

•

Daniel R. Feehan, our President and Chief Executive Officer (“Chief Executive Officer”), has been employed by us since 1988, has served in his current role since February 2000 and has served as one of our directors since 1984. As our Chief Executive Officer, Mr. Feehan oversees both our Retail Services Division and E-Commerce Division (which are also referred to as our retail services segment and e-commerce segment, respectively). In January 2014, Mr. Feehan’s role was expanded when he assumed the principal duties and functions of the position of President – Retail Services Division because that position was eliminated. Mr. Feehan has approximately 30 years of leadership experience in the pawn industry.

•

Thomas A. Bessant, Jr., our Executive Vice President – Chief Financial Officer (“Chief Financial Officer”), has been employed by us since 1993 and has served as our Chief Financial Officer since July 1997. In addition to his duties as our Chief Financial Officer, Mr. Bessant also participates in management leadership meetings for our Retail Services Division and E-Commerce Division. Mr. Bessant provides leadership and guidance to both divisions of our Company, and he reports to and supports our Chief Executive Officer in his duties.

•

David A. Fisher, our Chief Executive Officer – E-Commerce Division, began his employment with us on January 29, 2013. Mr. Fisher is responsible for and oversees our E-Commerce Division, including its domestic and foreign businesses. Mr. Fisher reports to and supports our Chief Executive Officer in his duties. Prior to joining our Company, Mr. Fisher served as the Chief Executive Officer of optionsXpress Holdings, Inc., and he also held a variety of senior roles with The Charles Schwab Corporation, Potbelly Sandwich Works and Prism Financial Corporation that provide him with an excellent foundation for leading a complex, highly-regulated company in the financial services industry, such as our E-Commerce Division.

•

J. Curtis Linscott, our Executive Vice President, General Counsel & Secretary (“General Counsel”), has been employed by us since 1995 and has served in his current role since May 2006. In addition to his duties as our General Counsel, Mr. Linscott also participates in management leadership meetings for our Retail Services Division and E-Commerce Division. Mr. Linscott provides leadership and guidance to both divisions of our Company, and he reports to and supports our Chief Executive Officer in his duties.

•

Dennis J. Weese, our former President – Retail Services Division, joined our Company in 2007. Mr. Weese served in the role of President – Retail Services Division from July 2008 until he left our Company in January 2014 when his position was eliminated.

We refer you to our Annual Report on Form 10-K for 2013 for additional information regarding our executive officers.

Financial Highlights of Fiscal 2013

Our financial results for the year ended December 31, 2013 (“2013”) are summarized below.

•	Consolidated net revenue increased to $1.04 billion in 2013 from $1.01 billion for the year ended December 31, 2012 (“2012”).

•

Consolidated net income was $142.5 million in 2013 compared to $107.5 million in 2012. Consolidated diluted net income per share was $4.66 in 2013 compared to $3.42 in 2012. Our consolidated net income, in both 2013 and 2012, was affected by certain income and expense items:

•

Consolidated net income for 2013 includes certain income and expense items totaling income of $18.8 million (or $0.62 per share), net of tax and noncontrolling interests. These items consist of charges, net of tax, of $0.9 million related to the closure of 36 consumer lending-only retail services locations in Texas, $0.4 million related to the extinguishment of a portion of our convertible notes due 2029, $5.0 million related to a penalty paid to the Consumer Financial Protection Bureau (“CFPB”) in connection with the issuance of a consent order by the CFPB in November 2013 and $11.3 million related to charges in connection with our settlement of a litigation matter in 2013. These charges were offset by a $33.2 million tax benefit that we were able to recognize in connection with the liquidation of one of our Mexico subsidiaries in 2013 and a $3.2 million, net of tax, benefit related to a decrease (by $5.0 million) in our remaining liability during fiscal year 2013 related to the voluntary reimbursements to Ohio customers that we announced in 2012 (the “Ohio Reimbursement Program”) after the assessment of the claims made and related matters in connection with that program. Excluding these items, non-GAAP adjusted net income would have been $123.7 million in 2013 and non-GAAP adjusted diluted net income per share for 2013 would have been $4.04.

•

Consolidated net income for 2012 includes certain expense items of $36.2 million (or $1.15 per share), net of tax and noncontrolling interests, consisting of $2.4 million related to the withdrawal in July 2012 of the proposed initial public offering of our wholly-owned subsidiary, Enova International, Inc. (“Enova”), that comprises our E-Commerce Division, $25.4 million related to the reorganization of our Mexico-based pawn operations during 2012 (“Mexico Reorganization”) and $8.4 million related to the Ohio Reimbursement Program. Excluding these items, non-GAAP adjusted net income would have been $143.7 million in 2012 and non-GAAP adjusted diluted net income per share for 2012 would have been $4.57.

•	Income from operations for our e-commerce segment increased to $152.6 million in 2013 from $126.3 million in 2012.

•	Income from operations from our retail services segment decreased to $144.3 million in 2013 from $168.3 million in 2012.

We refer you to our Annual Report on Form 10-K for 2013 for additional information regarding our 2013 and 2012 financial results, including information about the income and expense items for 2013 and 2012 discussed above. Management believes that the adjustments to net income noted above for certain income and expense items in 2013 and 2012 are useful to investors in order to allow them to compare the Company’s financial results during the periods shown without the effect of these income and expense items.

Business Highlights of 2013

We believe our named executive officers have provided significant leadership for our Company, which is exhibited by the following:

E-Commerce Segment:

•

Significant Growth: During 2013, we achieved significant growth in our e-commerce segment, both in foreign and domestic markets. Consumer loan fees increased $105.3 million, or 16.0%, in 2013 from 2012 within the e-commerce segment, with the increase being driven primarily by the continued growth of the line of credit account and installment loan products in both domestic and foreign markets.

•

Product Diversification: We have continued to diversify our product offerings in the e-commerce segment, primarily through our line of credit account and installment loan products. The expansion of these products has offered customers greater flexibility to meet their borrowing needs and has continued to shift our product mix in this segment, reducing the proportion of the short-term, traditional payday loan product in our consumer loan portfolio.

•

New Chief Executive Officer – E-Commerce Division: In January 2013, Mr. Fisher joined our E-Commerce Division as the Chief Executive Officer – E-Commerce Division. Mr. Fisher successfully led this division during 2013 to finish the year with income from operations for our e-commerce segment up 20.9% from 2012.

Retail Services Segment:

•

Acquisitions: During 2013 we acquired or added a total of 84 pawn lending locations, including a 34-store chain of pawn lending locations in Georgia and North Carolina and a chain of pawn lending locations in Texas that included 41 operating locations and the rights to one additional Texas pawn lending location (that was under construction but not open for business at the time of the acquisition).

•

Strategy Change for Disposition Activities: As a result of a decline in the price of gold that caused our gross profit on the commercial disposition of jewelry to decrease significantly during 2013, we have transitioned our focus away from the commercial disposition of jewelry and toward an initiative to increase retail sales of jewelry in our retail services locations. While we expect that this transition will likely lead to higher levels of inventory and lower inventory turnover in future periods, we are encouraged that profitability will be enhanced in the longer-term from this shift in focus.

•	Tax Benefit: We were able to recognize a tax benefit of approximately $33.2 million (the “Tax Benefit”) in connection with the liquidation of one of our Mexico subsidiaries in 2013.

•

Foreign Retail Services: In 2012 we successfully completed the Mexico Reorganization. In 2013, we were able to increase our mix of pawn loan balances to include more general merchandise pawn loan balances, which have a higher yield than jewelry-based pawn loans. In addition, we experienced same-store pawn loan growth during 2013 in Mexico. We believe that our Mexico-based pawn operations are positioned to achieve future profitability.

•

Store Closures: We closed 46 domestic retail services locations, including 36 locations in Texas that offered consumer loans as their primary source of revenue that were closed primarily due to restrictive city ordinances that have been passed that have had the effect of reducing the profitability and the volume of short-term consumer loans in those locations. We believe these closures will help us to improve the profitability of our domestic operations.

In addition, see the “Recent Developments” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for 2013 for additional information regarding other recent developments that affected our business during 2013 and 2012.

Compensation Program Highlights

Highlights of our Named Executive Officer Compensation

We believe in pay for performance, as further detailed throughout our “Compensation Discussion and Analysis.” We believe that our named executive officers’ compensation illustrates our pay for performance culture because a significant portion of the compensation of our named executive officers is tied to short- and long-term incentive compensation that is based on our performance or the performance of our stock and considered “at-risk.” Below are highlights of our compensation program and the compensation of our named executive officers:

•	No base salary increases during 2013. Our named executive officers who were also employed by us during 2012 did not receive base salary increases in 2013.

•

No increase in short- or long-term incentives during 2013. Our named executive officers who were also employed by us during 2012 also did not receive increases in their targeted short- and long-term incentive compensation, which is determined as a percentage of base salary, during 2013.

•

Our named executive officers, other than our Chief Executive Officer – E-Commerce Division, received payments under our 2013 short-term incentive plan that were well below their short-term incentive compensation targets, even when combined with discretionary bonus payments made to them.

•

Our Chief Executive Officer, Chief Financial Officer and General Counsel received 2013 (“short-term incentive” or “STI”) award payments that were 17.1% of their 2013 target STI award, and our former President – Retail Services Division received a 2013 STI award payment that was 9.2% of his 2013 target STI award. These payments were based on the extent to which we met the goals required for payment under the 2013 STI plan for their potential awards.

•

In addition to their 2013 STI award payment, each of our Chief Executive Officer, Chief Financial Officer, former President – Retail Services Division and General Counsel received discretionary bonus payments in 2014 based on our 2013 performance and related considerations. These bonus payments were provided to these named executive officers to be consistent with the payments that certain other employees received under their 2013 STI plans. These bonus payments, when combined with the 2013 STI award payments, resulted in cash payments to these named executive officers that were 35.4% of their target 2013 STI award for the Chief Executive Officer, Chief Financial Officer and General Counsel and 13.8% for the former President – Retail Services Division.

•

Our Chief Executive Officer – E-Commerce Division was our only named executive officer to receive an STI award payment in excess of his STI target award under our 2013 STI plan. His 2013 STI award was 143.9% of his target STI award for 2013 and was based solely on the growth and profitability of our E-Commerce Division, which achieved significant growth and profitability during 2013 compared to 2012.

•

Our Chief Executive Officer – E-Commerce Division received payment for his performance units commensurate with the significant increase in earnings for our E-Commerce Division. In 2013, our Chief Executive Officer – E-Commerce Division received a grant of performance units as part of his long-term compensation that are payable solely in cash based on the increases in EBITDA of our E-Commerce Division. Because the E-Commerce Division had significant growth in EBITDA as required for vesting and payment of the performance unit award, in January 2014 Mr. Fisher received a cash payment for his portion of the 2013 performance units that vested in January 2014 that was commensurate with the growth of that division. This cash payment is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•	35% of the target performance-based RSUs granted in 2011 whose vesting was based on our three-year financial performance through December 31, 2013 vested in January 2014.

•

In January 2011, each of our Chief Executive Officer, Chief Financial Officer, former President – Retail Services Division and General Counsel received an RSU grant as part of their long-term compensation that was partially comprised of performance-based RSUs. The performance-based RSUs required a 10% compounded annual growth rate in our EPS for the three-year period ending December 31, 2013 in order for the targeted number of the performance-based RSUs to vest. Because we did not achieve a 10% compounded annual growth rate over this period, 35% of the target (or 17.5% of the maximum) 2011 performance-based RSUs vested on January 1, 2014, and the unvested portion of the performance-based RSUs under this award were forfeited.

•

The number and value of the 2011 Performance-Based RSUs that were forfeited (based on the closing price of our Common Stock as of December 31, 2013 of $38.30 and the maximum number of RSUs that could have vested) were as follows: Chief Executive Officer – 26,607 shares valued at $1,019,048; Chief Financial Officer – 5,378 shares valued at $205,977; former President – Retail Services Division – 5,563 shares valued at $213,063; and General Counsel – 4,203 shares valued at $160,975.

•	None of the performance-based RSUs granted in 2010 whose vesting was based on our three-year financial performance through December 31, 2012 vested in January 2013.

•

In January 2010, each of our Chief Executive Officer, Chief Financial Officer, former President – Retail Services Division and General Counsel received an RSU grant as part of their long-term compensation that was partially comprised of performance-based RSUs. The performance-based RSUs required a threshold compounded annual growth rate in our EPS for the three-year period ending December 31, 2012 in order to vest, and because we did not meet that threshold requirement, none of these performance-based RSUs vested. Because they did not vest, all performance-based RSUs that were eligible to vest and be paid to these named executive officers in January 2013 under this grant were forfeited.

•

The number and value of 2010 performance-based RSUs that were forfeited (based on the closing price of our Common Stock on December 31, 2012 of $39.67 and the maximum number of RSUs that could have vested), were as follows: Chief Executive Officer – 27,647 shares valued at $1,096,756; Chief Financial Officer – 5,668 shares valued at $224,850; former President – Retail Services Division – 5,876 shares valued at $233,101; and General Counsel – 3,732 shares valued at $148,048.

Compensation for our Chief Executive Officer

CEO Compensation Compared to Net Income and Earnings Before Taxes. The following table compares our Chief Executive Officer’s total compensation for the past five years, as reported in the “Total” column of the Summary Compensation Table, with our net income and our Earnings Before Taxes (“EBT”) (which is the measure of earnings that we use, on an adjusted basis, in our STI plan to determine whether our Chief Executive Officer will be paid an STI award each year).

Performance-Based Compensation. The chart below shows the elements of compensation approved by our Management Development and Compensation Committee in early 2013 that comprised the total target direct compensation for our Chief Executive Officer for 2013. The total target direct compensation for 2013 included base salary, a potential STI award under our 2013 STI plan that could be paid based on our 2013 EBT performance and a long-term RSU grant that consisted of time-based RSUs that vest over a four-year period and performance-based RSUs that may vest based on our achieving certain specified levels of improvement in EPS over the three-year period ending December 31, 2015. The total target direct compensation illustrated in the chart below does not include any amounts included in the “All Other Compensation” column of our Summary Compensation Table and it also does not reflect any bonus payments that could be made.

As illustrated below, approximately 71% of our Chief Executive Officer’s total target direct compensation for 2013 was short- or long-term compensation that was performance-based, equity-based or both. Our Chief Executive Officer received a significant portion of his total target direct compensation in the form of an equity grant in 2013, which aligns his interests with those of our shareholders. Additional detail regarding our Chief Executive Officer’s compensation is provided in the Summary Compensation Table and throughout our “Compensation Discussion and Analysis.”

Executive Compensation Practices

Below is a summary of our compensation practices that we believe drive performance and align with the interests of our shareholders:

What we do:	What we don’t do:

•      Pay for Performance: We tie pay to performance, and a large portion of our named executive officer compensation is at-risk performance-based compensation that is tied to our performance or the performance of our stock.

•      Clawback Provisions: Our compensation plans, award agreements, Executive Change-in-Control Severance Agreements, and our employment agreement with our Chief Executive Officer all contain clawback provisions that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

•      Double Trigger Change-in-Control: In April 2013, we entered into a new employment agreement with our Chief Executive Officer, under which, following a change-in-control, he would not be entitled to a severance payment or other benefits unless we terminate his employment other than for just cause, we fail to renew the term of his employment agreement upon expiration or he terminates his employment for good reason.

•      Stock Ownership Guidelines: We have stock ownership guidelines that require stock ownership that is six times the annual base salary for our Chief Executive Officer, three times the annual base salaries for the other named executive officers and five times their annual retainer for our directors.

•      Risk Management: We perform regular risk management assessments for our compensation and benefit programs related to executive and non-executive compensation practices in order to ensure that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

•      Employment Agreements: We do not have employment agreements for our named executive officers, except for our Chief Executive Officer.

•      Tax Gross-up Provisions: We do not have tax gross-up provisions that would allow for a gross-up payment for excise and other taxes that could become payable as a result of payments made in connection with a change-in-control. We removed these provisions from our Executive Change-in-Control Severance Agreements in 2012 and our Chief Executive Officer’s employment agreement in 2011.

•      Pledging and Hedging: Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee. We encourage holding our stock over the long-term for investment purposes, as demonstrated by our Stock Ownership Guidelines.

•      Limited Perquisites: We do not provide excessive perquisites and personal benefits to our named executive officers, and in 2013 they were less than $25,000 per person.

•      No Tax Gross-Ups on Perquisites and Benefits: In April 2013, we entered into a new employment agreement with our Chief Executive Officer that does not provide for any tax gross-ups on his perquisites and benefits. None of our other named executive officers receive any tax gross-ups on their perquisites and benefits.

•      Share Recycling: In May 2012, we eliminated share recycling in our 2004 LTIP, and the 2014 LTIP that is being submitted for approval at the Annual Meeting (and included in Proposal 4) does not permit share recycling. This means that any shares that are forfeited, used as payment for an award, withheld for taxes, not issued because an award terminates or are not purchased under an award will not be available for future awards.

Compensation Discussion and Analysis

Overview of Compensation Program

The Management Development and Compensation Committee oversees our executive compensation policies and practices and seeks to ensure that our named executive officers’ total compensation is fair, reasonable and competitive. For more information about the Management Development and Compensation Committee and its authority and responsibilities, see “Board Structure, Corporate Governance Matters and Director Compensation—Committees of the Board of Directors and Meetings—Management Development and Compensation Committee” in this proxy statement.

We and the Management Development and Compensation Committee follow an executive compensation policy that sets out our compensation philosophy and objectives. The policy was originally adopted by the Management Development and Compensation Committee in 2003 and was updated in 2012.

Compensation Philosophy and Objectives

We believe that compensation should be performance-based and competitive in the market and industries where we compete for talent. We also believe that we should provide our executives with compensation that is closely linked to our shareholders’ financial interests and that reflects each executive’s contributions to enhancing the value of our shareholders’ investment in us. In addition, we believe in pay for performance and discouraging excessive risk taking by our named executive officers.

Our compensation objectives are:

•	Attracting, motivating and retaining the highest quality executives;

•	Reinforcing our business strategies, corporate culture and management process;

•	Compensating for results, while aligning executive short- and long-term interests with those of our shareholders;

•	Providing a disciplined and flexible administration that is easily communicated and understood and that encourages consistent expectations across the organization;

•	Establishing competitive base salary ranges with midpoints at the 50th percentile of our competitive group;

•	Targeting competitive short-term incentives at the 50th percentile of our competitive group and paid at the 75th percentile for outstanding performance;

•

Encouraging stock ownership and targeting competitive long-term incentives for executives at the 50th percentile of our competitive group and paid at the 75th percentile for outstanding performance; and

•	Encouraging the appropriate amount of risk to be taken by our officers and employees to achieve sustained long-term growth while discouraging short-term high risk activities.

Executive Compensation Practices

The principal elements of our executive compensation are:

•	Base salary;

•	Short-term incentive compensation paid in cash;

•	Long-term incentive compensation awards that may be equity- or cash-based and are based on our performance or the performance of our stock;

•	Retirement plans;

•	Health, insurance and other benefits also available to employees generally; and

•	Certain additional benefits available to officers.

When making decisions about each compensation element, the Management Development and Compensation Committee reviews the overall compensation we pay to our executive officers. It also reviews and considers the competitive market for executives and compensation levels and compensation components provided by companies with whom we compete for executive talent. In general, the proportion of a named executive officer’s compensation that is at-risk and subject to achieving incentive targets increases with the executive’s position and responsibility.

Management Development and Compensation Committee’s Role in Establishing Compensation.

The Management Development and Compensation Committee approves, or recommends to the independent members of the Board of Directors for approval, all compensation decisions for our named executive officers, including grants of equity awards. The Management Development and Compensation Committee believes that one of its key functions is to help ensure that our executives are fairly compensated based upon their performance and contribution to our growth and profitability and that its compensation decisions support our compensation philosophy and objectives, as well as shareholder interests. The Management Development and Compensation Committee chair sets the agenda for all committee meetings, with input from management.

Management’s Role in Establishing Compensation.

Our Chief Executive Officer and our Vice President – Total Rewards and Corporate Human Resources are the primary management contacts for the Management Development and Compensation Committee chair. Our Vice President – Total Rewards and Corporate Human Resources monitors our executive compensation and from time to time makes suggestions to the Management Development and Compensation Committee for changes to the compensation program.

In 2013, our Chief Executive Officer, Vice President – Total Rewards and Corporate Human Resources and General Counsel attended Management Development and Compensation Committee meetings to discuss matters under consideration by the Management Development and Compensation Committee and to answer questions regarding those matters. The Management Development and Compensation Committee also met regularly in executive session without members of management present.

Our Chief Executive Officer recommends to the Management Development and Compensation Committee changes in compensation for other named executive officers based on an assessment of their contribution to our performance, their individual responsibility for a business segment, function and/or strategic goals and their potential for future contributions to our success. Neither the Chief Executive Officer nor other executive officers are directly involved in recommendations for changes in the Chief Executive Officer’s compensation.

Chief Executive Officer Employment Agreement.

We do not have employment agreements with any of our named executive officers, except our Chief Executive Officer, Mr. Feehan. In April 2013, we entered into a two-year employment agreement with Mr. Feehan that became effective on May 1, 2013 and terminates on April 30, 2015 but may be extended for successive one-year periods (the “Employment Agreement”). Under the Employment Agreement, Mr. Feehan agreed to serve as our President and Chief Executive Officer with an initial base salary of $850,000, which may be increased by the Management Development and Compensation Committee upon annual review. In addition, under the Employment Agreement, Mr. Feehan is eligible to receive short-term incentive compensation, long-term equity compensation and to participate in other employee benefits programs. The Employment Agreement contains a clawback provision that would allow us to recoup all or some of the incentive compensation paid, issued or granted to Mr. Feehan in certain circumstances in the event that there is a material restatement of our financial results. The Employment Agreement also has provisions regarding non-disclosure, non-solicitation and non-competition. Additionally, the Employment Agreement does not allow for a gross-up payment on excise taxes as a result of termination due to a change-in-control. A discussion of the provisions in the Employment Agreement regarding payments that may be made upon Mr. Feehan’s termination, including upon a change-in-control, is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

Severance Agreements.

We have previously entered into Executive Change-in-Control Severance Agreements with each of our named executive officers, other than our Chief Executive Officer. We entered into such an agreement with Mr. Fisher when he joined our Company in January 2013. Like certain provisions of our Chief Executive Officer’s employment agreement, these agreements are designed to promote stability and continuity of senior management in the event of a potential change-in-control. Our Executive Change-in-Control Severance Agreements do not allow for gross-up payments on excise taxes as a result of termination due to a change-in-control. These agreements include a clawback provision that allows us to recoup all or some of the incentive compensation paid, issued or granted to the executive under certain circumstances in the event that there is a material restatement of our financial results.

In addition, we have a Severance Pay Plan for Executives that would most likely be followed, subject to the discretion of the Chief Executive Officer and the Management Development and Compensation Committee, in the case of termination of one of our named executive officers, other than our Chief Executive Officer. Information about payments that may be made to the named executive officers under the Executive Change-in-Control Severance Agreements and the Severance Pay Plan for Executives upon termination or our change-in-control is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

Letter Agreement with Mr. Fisher.

In connection with Mr. Fisher’s appointment as Chief Executive Officer – E-Commerce Division, we entered into a letter agreement with Mr. Fisher (the “Letter Agreement”) when he joined our Company on January 29, 2013. The Letter Agreement set forth Mr. Fisher’s employment and compensation package and was not an employment agreement. Mr. Fisher’s 2013 compensation package, which was established in accordance with the Letter Agreement, is detailed below under “2013 Compensation” and in the following compensation tables.

Separation Agreement for Mr. Weese.

On January 11, 2014, we entered into an agreement with Mr. Weese detailing the terms of his separation (the “Separation Agreement”). The Separation Agreement provides Mr. Weese with (i) eighteen months of base salary continuation to be paid through July 2015 in the aggregate amount of $697,500 (before any applicable withholding); (ii) eighteen months of medical benefits; (iii) a lump sum cash payment of $35,769 (less applicable deductions) to cover vacation pay; and (iv) potential reimbursement for up to twelve months of outplacement services (expenses up to $9,000). In addition, the Separation Agreement treated Mr. Weese’s employment as continuing until March 1, 2014 solely for purposes of the vesting of RSUs previously granted to him under the 2004 LTIP. Mr. Weese forfeited all of his RSUs that were scheduled to vest after March 1, 2014. The Separation Agreement includes certain releases and non-disclosure, non-solicitation and non-competition covenants, among other terms and conditions.

2013 Compensation

2013 Review.

In determining compensation for each of our named executive officers, including our Chief Executive Officer for 2013, the Management Development and Compensation Committee considered each element of the executive officers’ compensation and how that element fits into the officers’ compensation package as a whole. The Management Development and Compensation Committee designed the 2013 compensation packages with a goal of balancing short-term compensation, including base compensation and short-term incentive compensation, with long-term compensation. In assessing each named executive officer’s compensation package, the Management Development and Compensation Committee considered how much of the overall compensation package is subject to achieving certain financial targets on both a short-term basis and a long-term basis. The Management Development and Compensation Committee utilized both short-term incentive compensation and long-term incentive compensation that is tied to our performance to link management’s compensation to shareholder interests so that our executives can receive pay commensurate with our performance on both a short- and long-term basis.

In late 2012, the Management Development and Compensation Committee engaged Mercer, LLC (“Mercer”) to review and update our peer group to be used by the Management Development and Compensation Committee in determining future compensation for our named executive officers. The following publicly traded companies were identified as our peer group:

Peer Companies

• Aaron’s, Inc.	• Global Payments, Inc.
• Aéropostale, Inc.	• Heartland Payment Systems, Inc.
• Ascena Retail Group, Inc.	• Jos A Bank Clothiers, Inc.
• Brown Shoe Company, Inc.	• Pier 1 Imports, Inc.
• Chico’s FAS, Inc.	• Rent-A-Center, Inc.
• DFC Global Corp.	• Stage Stores, Inc.
• DSW, Inc.	• Ulta Salon Cosmetics & Fragrance, Inc.
• Equinix, Inc.	• United Online, Inc.
• EZCORP, Inc.	• World Acceptance Corporation
• First Cash Financial Services, Inc.	• Zale Corporation

While our compensation philosophy and objectives set forth above state that we target compensation within certain percentiles, the Management Development and Compensation Committee did not engage in benchmarking in 2013 and did not establish named executive officer compensation to fall within a certain percentile of our competitive group for 2013. Rather, the Management Development and Compensation Committee referred to the publicly-available compensation information of our peer companies as a general reference.

In late 2012, the Management Development and Compensation Committee also engaged Mercer to review the potential compensation package of the new Chief Executive Officer - E-Commerce Division who was hired in January 2013. The Management Development and Compensation Committee considered the information provided by Mercer in determining Mr. Fisher’s compensation package when he was hired, but they did not establish his compensation to fall within a certain percentile of our competitive group. Mr. Fisher’s compensation was set at a level that the Management Development and Compensation Committee believed to be competitive in the market where we compete for talent.

The Management Development and Compensation Committee did not engage Mercer to perform any services during 2013, and Mercer did not determine or recommend the amount or form of compensation for any of our named executive officers in 2013 in connection with any of the services they provided during 2012.

Consideration of the Results of the 2013 Advisory Vote to Approve Executive Compensation.

At our 2013 Annual Meeting of Shareholders, we held our third annual non-binding shareholder advisory vote to approve executive compensation and received a very strong shareholder vote approving the compensation of our named executive officers. Our shareholders approved our 2012 compensation awarded to our named executive officers with 98.8% of the votes cast on the proposal in favor of the proposal. While many of the significant 2013 compensation decisions had already been made at the time of the vote, the Management Development and Compensation Committee was mindful of the shareholder vote when determining executive compensation decisions and reviewing our executive compensation program throughout the remainder of 2013 and when determining 2014 compensation for our executive officers.

Base Salary.

The Management Development and Compensation Committee reviwed the base salaries of our named executive officers other than Mr. Fisher, the new Chief Executive Officer – E-Commerce Division, in January 2013. The base salaries are determined according to the named executive officer’s current and prior roles with us, the knowledge and skill required to fulfill the roles and their management and leadership effectiveness over the performance period in combination with any material change in the scope and complexity of their responsibilities. In its January 2013 review, the Management Development and Compensation Committee took into consideration current market conditions, the financial and operational results over the prior year and achievement of Company goals throughout the prior year. Although the performance and leadership of each of our named executive officers was deemed satisfactory by the Management Development and Compensation Committee, no changes were made to the salaries of our named executive officers in 2013 because the Management Development and Compensation Committee determined the salaries were at appropriate levels after considering all of the above factors. Mr. Fisher’s base salary was determined when he joined our Company in January 29, 2013.

The base salaries for each of our named executive officers that were employed by us during 2012 did not increase during 2013. The base salaries for all of our named executive officers are set forth below:

Name	Annual Salary	Percentage Increase from 2012 Base Salary
Mr. Feehan	$850,000	0%
Mr. Bessant	$450,000	0%
Mr. Fisher	$525,000	N/A
Mr. Weese	$465,000	0%
Mr. Linscott	$352,000	0%

Short-Term Incentive Compensation Plan and Bonus

Overview. We believe that STI plan awards are an important element of our compensation that is consistent with our philosophy of pay for performance because our STI awards are tied to our financial performance each year. Our STI plan is a broad-based incentive plan that provides our named executive officers and certain other employees the opportunity to earn annual short-term incentive-based cash compensation, or STI awards, that are based on the achievement of certain financial objectives each year. If these financial objectives are not achieved, then payments under the STI plan are not made. None of our named executive officers, except the Chief Executive Officer – E-Commerce Division, Mr. Fisher (as discussed below), was guaranteed a payment under the 2013 STI plan.

While typically our short-term incentive compensation is paid under our STI plan, our employees, including our named executive officers, are eligible to receive additional cash bonuses, which may be made at the discretion of the Management Development and Compensation Committee. The Management Development and Compensation Committee retains this discretion in order to provide it with the flexibility to supplement other short- or long-term compensation when it deems appropriate.

2013 STI Plan. Similar to our STI plan for previous years, in early 2013, the Management Development and Compensation Committee established target STI award amounts, expressed as a percentage of base salary, for each of the named executive officers (“Target Awards”). The 2013 Target Awards as a percentage of base salary were the same in 2013 as they were in 2012 and were not increased. In addition, the Management Development and Compensation Committee also established financial performance goals for the 2013 STI plan that were based on the following three financial components (each an “STI Component”):

•	the EBT component (the “EBT Component”), which is based on our consolidated EBT and adjusted for certain items;

•

the Retail Services Division component (the “Retail Services Component”), which is based on the EBT for the Retail Services Division (which is also our retail services segment) and adjusted for certain items; and

•	the E-Commerce Division component (the “E-Commerce Component”), which is based on the EBITDA for the E-Commerce Division (which is also our e-commerce segment) and adjusted for certain items.

The Retail Services Component and the E-Commerce Component are sometimes referred to in this proxy statement as the “Division Components.”

The Target Award for each named executive officer and the portion of their respective Target Awards that are tied to the three STI Components are as follows:

Name	Target Award as a Percentage of Base Salary	Portion of 2013 Target Award tied to EBT Component		Portion of 2013 Target Award tied to an applicable Division Component
Daniel R. Feehan, President and Chief Executive Officer	100%	100%		—
Thomas A Bessant, Jr., Executive Vice President and Chief Financial Officer	70%	100%		—
David A. Fisher, Chief Executive Officer – E-Commerce Division	75%	—		100	%(1)
Dennis J. Weese, Former President - Retail Services Division	70%	25	%(2)	75	%(2)
J. Curtis Linscott, Executive Vice President, General Counsel & Secretary	70%	100%		—

(1)	Mr. Fisher’s Target Award was based solely on the E-Commerce Component because his primary responsibility for 2013 was to oversee the E-Commerce Division.

(2)	Mr. Weese’s Target Award was based on a combination of the EBT Component and the Retail Services Component due to his duties within our Company. In addition to overseeing the Retail Services Division during 2013, Mr. Weese also participated in the administrative oversight of many of our corporate service functions.

Our 2013 STI plan had the following requirements in order for potential STI awards to be earned and paid pursuant to the STI plan:

•

Earnings Threshold: Potential STI awards begin to accrue under each STI Component based on a formula set forth in the STI plan once we exceed a certain earnings threshold established for that STI Component (the “Earnings Threshold”).

•

Earnings Target: If we achieve a certain earnings target for the applicable STI Component, then the named executive officer is eligible to receive a cash payment equal to 100% of his Target Award (the “Earnings Target”).

•

Adjustments: Each STI Component provides for certain adjustments to EBT or EBITDA that were set forth in the STI plan, as applicable, in determining the Earnings Threshold. In addition, our 2013 STI plan for all of our employees whose awards were based on the EBT Component provided for an adjustment that would increase the amount payable under the EBT Component by a specified amount in the event that we were able to obtain a favorable Private Letter Ruling from the Internal Revenue Service with respect to one of the various factors we had to consider in evaluating whether we would be able to recognize the Tax Benefit during 2013 in connection with the liquidation of one of our Mexico subsidiaries (the “Tax Benefit Adjustment”).

•

Cap on Payment: If we exceed the applicable Earnings Target, each named executive officer is eligible to receive a cash payment in excess of his Target Award up to a maximum amount that is two times his Target Award.

In addition, the Management Development and Compensation Committee had the discretion to reduce the amounts earned under the terms of the 2013 STI plan or to not pay STI awards at all (even if the Earnings Threshold was met or exceeded). The 2013 STI plan for our named executive officers was administered under our First Amended and Restated Senior Executive Bonus Plan (“SEBP”), which is further described under “Senior Executive Bonus Plan” below.

2013 STI Award Calculations.

In January 2014, the Management Development and Compensation Committee determined whether STI awards were earned and could be paid for each named executive officer based on the terms of their 2013 STI plan. The Earnings Threshold, Earnings Target and eligibility for payment under each STI Component for 2013 were as follows:

STI Component	Earnings Threshold		Earnings Target(1)	Earnings Threshold Met?		Tax Benefit Adjustment Requirements Met?(2)	2013 STI Awards Available for Payment?(2)
EBT Component	$186.3 million	(3)	$256.7 million	No	(4)	Yes	Yes
Retail Services Component	$171.2 million	(5)	$225.3 million	No	(6)	N/A	No
E-Commerce Component	$135.4 million	(7)	$155.9 million	Yes	(8)	N/A	Yes

(1)	The Earnings Target for each STI Component was the target determined by our Management Development and Compensation Committee in February 2013 that was set forth in the 2013 STI plan.

(2)	The Earnings Threshold had to be met or exceeded, or in the case of the EBT Component, the requirements for the Tax Benefit Adjustment had to be met during 2013, in order for 2013 STI awards to be available for payment under a particular STI Component. The EBT Component was eligible for payment only because the requirements for the Tax Benefit Adjustment were met. The Tax Benefit Adjustment allowed for a payment that was 17.1% of the Target Award for Messrs. Feehan, Bessant and Linscott who each had 100% of their Target Awards tied to the EBT Component. In addition, the Tax Benefit Adjustment allowed for a payment that was 9.2% of the Target Award for Mr. Weese who had 25% of his Target Award tied to the EBT Component.

(3)	This was our 2012 EBT (and is referred to as “income before income taxes” in our Consolidated Audited Financial Statements that were included in our Annual Report on Form 10-K for 2013 (“Consolidated Audited Financial Statements”)).

(4)	Our 2013 EBT, as adjusted in accordance with the provisions of the 2013 STI plan, did not meet the threshold for the EBT Component.

(5)	This was our adjusted 2012 EBT for our retail services segment and is comprised of $168.3 million of income from operations from our retail services segment for 2012 (which is included in footnote 20 to our Consolidated Audited Financial Statements), increased by a net adjustment in accordance with the 2013 STI plan in the amount of $2.9 million.

(6)	Our 2013 EBT for our retail services segment, as adjusted in accordance with the provisions of the 2013 STI plan, did not meet the threshold for the Retail Services STI Component.

(7)	This was our 2012 EBITDA for our e-commerce segment and is comprised of $126.3 million of income from operations from our e-commerce segment (which is included in footnote 20 to our Consolidated Audited Financial Statements), increased by a net adjustment in accordance with the 2013 STI plan in the amount of $9.1 million.

(8)	Our 2013 EBITDA for our e-commerce segment, as adjusted in accordance with the provisions of the 2013 STI plan, was $165.6 million and is comprised of $152.6 million of income from operations from our e-commerce segment (which is included in footnote 20 to our Consolidated Audited Financial Statements), increased by a net adjustment in accordance with the 2013 STI plan in the amount of $13.0 million.

Payments Under 2013 STI Plan and Discretionary Bonus Payments. In addition to the STI payments that were calculated in accordance with the 2013 STI plan, the Management Development and Compensation Committee also approved a cash bonus payment for certain of our named executive officers. The 2013 STI payments and bonus payments that were approved are as follows:

Name	Payment Under the 2013 STI Plan		Bonus	Total
Daniel R. Feehan, President and Chief Executive Officer	$145,350	(1)	$155,550	$300,900
Thomas A Bessant, Jr., Executive Vice President and Chief Financial Officer	$53,865	(1)	$57,645	$111,510
David A. Fisher Chief Executive Officer – E-Commerce Division	$523,141	(2)	—	$523,141
Dennis J. Weese Former President – Retail Services Division (3)	$29,946	(4)	$14,973	$44,919
J. Curtis Linscott, Executive Vice President, General Counsel & Secretary	$42,134	(1)	$45,092	$87,226

(1)	Represents a payment that was 17.1% of the Target Award for this executive officer and was based 100% on the EBT Component, which included the Tax Benefit Adjustment.

(2)	Represents a payment that was 143.9% of the Target Award for Mr. Fisher and was based solely on the performance of the E-Commerce Division, as Mr. Fisher’s 2013 STI award was based 100% on the E-Commerce Component. Because the e-commerce segment exceeded its Earning Target for the E-Commerce Component, Mr. Fisher’s payment exceeded his Target Award amount and was calculated in accordance with the 2013 STI plan.

(3)	Mr. Weese served as the President – Retail Services Division during 2013. Mr. Weese left our Company on January 3, 2014 when his position was eliminated, but he remained eligible to receive payment under the 2013 STI plan because he remained employed by us through the end of 2013.

(4)	Represents a payment that was 9.2% of the Target Award for Mr. Weese and was based 25% on the EBT Component, which included the Tax Benefit Adjustment, and 75% on the Retail Services Component.

The Named Executive Officers had different terms and conditions under their 2013 STI plan than our other employees who were eligible to participate in an STI plan. The EBT Component under the STI plan for all of our other employees who were not executive officers and whose STI plan was based on the EBT Component were eligible for further adjustments under their plan. Because our other employees whose 2013 STI payments were based 100% on the EBT Component received a payment that was 35.4% of their target 2013 STI award under the terms and conditions of their 2013 STI plan, the Management Development and Compensation Committee decided to approve a cash bonus for the Chief Executive Officer, Chief Financial Officer, and General Counsel that would result in an aggregate payment that was the same percentage as those coworkers (which is the total payment shown above). In addition, because our other employees whose 2013 STI payments were based 25% on the EBT Component received a payment that was 13.8% of their target 2013 STI award under the terms and conditions of their 2013 STI plan, the Management Development and Compensation Committee decided to approve a cash bonus for the former President – Retail Services Division that would result in an aggregate payment that was the same percentage as those coworkers (which is the total payment shown above).

The 2013 STI plan provided that, consistent with the Letter Agreement that we entered into with Mr. Fisher when he accepted employment on January 29, 2013, Mr. Fisher would receive the greater of the actual short-term incentive earned according to the terms of the 2013 STI plan or 75% of his 2013 Target Award. Because the e-commerce segment exceeded its Earnings Target for the E-Commerce Component, Mr. Fisher’s payment exceeded his Target Award amount and he received a payment that was 143.9% of his Target Award, which was calculated in accordance with the 2013 STI plan.

All STI award and bonus payments were paid in 2014 and were based on our 2013 performance and related considerations, as applicable. The STI award and bonus payments are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and the “Bonus” column, respectively.

Senior Executive Bonus Plan. The 2013 STI awards for our named executive officers were made under our SEBP that was approved by our shareholders at our 2012 Annual Meeting of Shareholders. The SEBP allows us to make STI awards that are potentially eligible to qualify as “performance-based compensation” under Section 162(m). The Management Development and Compensation Committee administers the SEBP and has sole discretion to determine which officers, if any, will participate in the SEBP each year. All officers may be eligible to participate in our SEBP, and in selecting participants in the plan, the Management Development and Compensation Committee will choose those officers who are likely to have a significant impact on our performance. See “Short-Term Incentive Compensation” for additional information about the 2013 STI plan and awards.

Under the SEBP, the Management Development and Compensation Committee will annually establish: (i) a target award for each participant, (ii) the performance goals, which may be any of the various performance measures that apply on either a Company, division or department basis set forth in the SEBP, that must be achieved in order for the participant to be paid the target award, and (iii) a payout formula that will be used to determine the actual amount of the award to be paid, which could be less than or more than the target amount, based on a comparison of actual performance to the pre-established performance goals. Each participant’s target award will be expressed as a percentage of his or her base salary. The SEBP gives the Management Development and Compensation Committee discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. No participant’s actual award under the SEBP may exceed $2.5 million for any year. The Board of Directors or the Management Development and Compensation Committee may amend or terminate the SEBP at any time and for any reason, but in accordance with Section 162(m), and certain material amendments to the SEBP will be subject to shareholder approval. In addition, the SEBP also contains a clawback provision that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

Long-Term Incentive Compensation

We believe long-term incentive awards are also an important element of our compensation programs because they reward participants for their contributions to our consistent, sustained financial performance over the long term, which should contribute to an increase in our stock price and discourage excessive short-term risk. Thus, we believe our use of long-term incentive awards benefits our shareholders and strengthens the link between our compensation plans and improvement in our long-term financial results and increases in shareholder value. During 2013, the Management Development and Compensation Committee granted long-term incentive awards under the 2004 LTIP consisting of RSUs, which were granted to all of our named executive officers, and cash-based performance units, which were granted to the Chief Executive Officer – E-Commerce Division.

RSUs. Since 2004, the Management Development and Compensation Committee has granted RSUs as long-term equity-based incentive compensation. The Management Development and Compensation Committee has chosen RSUs because they provide the recipients value in the form of our stock, while allowing us the benefit of using fewer shares than would be required for stock options. In addition, the Management Development and Compensation Committee believes that the opportunity for long-term capital appreciation, a characteristic of RSUs, has helped us in our retention of our senior management and in linking overall compensation to our long-term shareholder value.

Special One-Time Grant of RSUs to Chief Executive Officer – E-Commerce Division.

In January 2013, the Management Development and Compensation Committee elected to award a special one-time grant of time-based RSUs to Mr. Fisher when he joined our Company as the Chief Executive Officer–E-Commerce Division. Consistent with his Letter Agreement, Mr. Fisher received a grant of 14,260 RSUs that are scheduled to vest on the earlier of January 29, 2015 or the date, if any, that Enova’s stock becomes publicly traded. The number of RSUs granted to Mr. Fisher was determined by dividing $600,000 by the average closing price of our Common Stock for the 20 trading-day period ending on the day before the grant date. The Management Development and Compensation Committee awarded Mr. Fisher this one-time RSU grant as a sign-on bonus in order to be competitive when hiring Mr. Fisher. In addition, this grant is consistent with our compensation philosophy of encouraging stock ownership in our Company and is aligned with shareholder interests.

Annual Time-Based and Performance-Based RSU Grant.

In February 2013, the Management Development and Compensation Committee elected to award an annual grant of RSUs under the 2004 LTIP to Messrs. Feehan, Bessant, Weese and Linscott. A portion of the RSUs granted in February 2013 vest in 25% increments on February 22, 2014 and each January 31 of 2015, 2016 and 2017 (the “2013 Time-Based RSUs,” and together with Mr. Fisher’s special one-time time-based RSU grant, the “Time-Based RSUs”). In addition, a portion of the RSUs granted in February 2013 are performance-based and eligible to vest in a lump sum on January 1, 2016 (the “2013 Performance-Based RSUs”), subject to our achieving a threshold compounded annual growth rate in diluted EPS over the three-year period ending December 31, 2015 (the “2013-2015 Growth Requirement”). The threshold, target and maximum amount of the 2013 Performance-Based RSUs that are eligible to vest on January 1, 2016 based on our 2013-2015 Growth Requirement are set forth below:

	2013-2015 Growth Requirement	Percentage of Targeted 2013 Performance-Based RSUs Eligible to Vest on January 1, 2016(1)
Threshold	7.5%	4%
Target	10.0%	100%
Maximum	20.0% or greater	200%

(1)	If the threshold 2013-2015 Growth Requirement is exceeded, the 2013 Performance-Based RSUs will vest ratably from a threshold percentage up to 100% of the target number of 2013 Performance-Based RSUs granted, and if the target growth requirement is exceeded, the 2013 Performance-Based RSUs will vest ratably from the target number of RSUs up to the maximum number of RSUs that could vest under this grant.

The following table shows the aggregate target number of RSUs granted as a percentage of base salary and the shares issuable upon the vesting of each award granted in February 2013, including the percentage of the aggregate award represented by the 2013 Time-Based RSUs and the 2013 Performance-Based RSUs.

		Share Amounts Awarded		Percentage of Total Award(1)
Name	Targeted RSU Grant as a Percentage of Base Salary(2)	2013 Time-Based RSUs	Target 2013 Performance- Based RSUs(3)	2013 Time-Based RSUs	Target 2013 Performance- Based RSUs
Daniel R. Feehan	150%	13,620	13,619	50%	50%
Thomas A Bessant, Jr.	115%	8,292	2,764	75%	25%
Dennis J. Weese(4)	115%	8,568	2,856	75%	25%
J. Curtis Linscott	115%	6,488	2,162	75%	25%

(1)	Based on the target 2013 Performance-Based RSUs shown in the table.

(2)	The targeted RSU grant for Messrs. Feehan, Bessant, Weese and Linscott as a percentage of base salary was the same in 2012. The number of RSUs that were granted was determined by dividing the specified percentage of the named executive officer’s annual base salary as of the award date by the average closing price of our Common Stock during the 20 trading-day period ending on the day before the grant date.

(3)	Reflects the target number of shares that may be issuable upon vesting of the 2013 Performance-Based RSUs. The maximum 2013 Performance-Based RSUs that each named executive officer could receive pursuant to these RSU awards is two times the number of targeted RSUs shown in the table as follows: Mr. Feehan – 27,238; Mr. Bessant – 5,528; and Mr. Linscott – 4,324.

(4)	When Mr. Weese left our Company on January 3, 2014, his 2013 Time-Based RSUs that were scheduled to vest on January 31 of 2015, 2016 and 2017 and all of his 2013 Performance-Based RSUs were forfeited.

When determining the number of RSUs to be granted, including the 2013 Time-Based RSUs and the 2013 Performance-Based RSUs, the Management Development and Compensation Committee reviewed the role of the RSU award in the named executive officers’ overall compensation and its role under our compensation philosophy, particularly our pay-for-performance philosophy and the goal of aligning the executives’ interests with those of our shareholders. In addition, in awarding 2013 Performance-Based RSUs, the Management Development and Compensation Committee desired to encourage our long-term growth that would be rewarded through the 2013 Performance-Based RSUs. The Management Development and Compensation Committee decided to establish the 2013 Performance-Based RSUs at 25% of the total targeted RSU award for Messrs. Bessant, Weese and Linscott in order to encourage our long-term growth. Mr. Feehan’s 2013 Performance-Based RSUs represented 50% of his total targeted RSU award, which was higher than the other named executive officers who received 2013 Performance-Based RSUs due to Mr. Feehan’s role within our Company and his leadership position. As our Chief Executive Officer, Mr. Feehan has significant influence over our long-term direction. The Management Development and Compensation Committee felt that having a larger amount of his long-term compensation that is based on our performance will encourage a focus on our long-term growth and further align his interests with those of our shareholders. The 2013 targeted RSU grant as a percentage of base salary was not increased from 2012. Mr. Fisher did not receive an annual RSU grant because he received a grant of cash-based performance units, which are described below.

Each RSU holder is entitled to receive one share of our Common Stock for each RSU upon vesting. An executive officer who leaves our employment for any reason will forfeit any unvested portion of his 2013 RSU award, except if the executive officer who received an annual RSU grant continues to provide services to us as a member of our Board of Directors through the applicable vesting date or in the event of certain changes-in-control. Additionally, if an executive officer leaves our employment and, if applicable, our Board of Directors, prior to January 1, 2016 and such officer’s age plus tenure with us as of the termination date equals 65 years or more, then a pro rata portion of the 2013 Performance-Based RSUs based on the length of time the officer was continuously employed or serving on our Board of Directors following the grant date of the 2013 Performance-Based RSUs is eligible to vest on January 1, 2016 if we achieve the financial performance goals established for the 2013 Performance-Based RSUs when they were granted. Each named executive officer who received this annual RSU grant could elect to defer receipt of up to 100% of our Common Stock that otherwise would be receivable when the RSUs vest. In addition, the award agreement for the RSU grant contains a “clawback” provision that allows us to recoup all or some of the payments made to our named executive officers pursuant to the award under certain circumstances when there is a material restatement of our financial results.

Performance Units. In March 2013, the Management Development and Compensation Committee approved a cash-based grant of 13,668 performance units under the 2004 LTIP to Mr. Fisher, the Chief Executive Officer –E-Commerce Division. The Management Development and Compensation Committee has chosen to award Mr. Fisher, as the head of our E-Commerce Division, with cash-based performance units that vest over a three-year period based solely on the performance of the E-Commerce Division to tie a significant portion of Mr. Fisher’s compensation to the achievement of sustained incremental annual growth in earnings in the E-Commerce Division. The Chief Executive Officer – E-Commerce Division was the only named executive officer who received a grant of cash-based performance units during 2013.

The material terms of the performance unit grant are as follows:

•

Subject to continued employment with the Company and the achievement of a certain compound annual growth rate in EBITDA of the E-Commerce Division on each of the vesting dates (the “EBITDA Growth Requirement”), the performance units will vest as follows: 12.5% of the award on January 1, 2014, 37.5% of the award on January 1, 2015 and 50% of the award on January 1, 2016. For purposes of the 2016 vesting date, Mr. Fisher’s employment will be treated as continuing through the vesting date if he voluntarily terminates his employment between February 1, 2015 and December 31, 2015 and meets certain notice requirements.

•	If the EBITDA Growth Requirement is not met on each vesting date, the performance units scheduled to vest on that date will be forfeited.

•

The performance unit award agreement provides that the portion of the performance units that vest in 2014, 2015 and 2016 are to be valued based on the increase in EBITDA for 2013, 2014 and 2015, respectively compared with EBITDA for 2012.

•

At target performance, the total value of Mr. Fisher’s performance units granted in 2013 would be $787,500, which is 150% of Mr. Fisher’s base salary, and the maximum amount that may be paid to Mr. Fisher under the performance units is $2,362,500 (or 300% of target).

•

Payments for all performance units that vest will be made within a reasonable period of time each year following the Management Development and Compensation Committee’s certification that the vesting requirements have been met.

•

In addition, the award agreement contains a “clawback” provision that allows us to recoup all or some of the payments made to Mr. Fisher pursuant to the award under certain circumstances when there is a material restatement of our financial results.

Retirement and Other Policies and Practices Related to Our Executive Compensation Program.

Prior to July 1, 2012, all of our named executive officers were eligible to participate in our 401(k) plan, our Nonqualified Savings Plan and our Supplemental Executive Retirement Plan (“SERP”) (collectively, the “Cash America Plans”). On July 1, 2012, we established a separate 401(k) plan, Nonqualified Savings Plan and Supplemental Executive Retirement Plan for Enova (the “Enova SERP”) (collectively, the “Enova Plans”), in which the Chief Executive Officer – E-Commerce Division (and other eligible Enova employees) may now participate. All of our other named executive officers continued to be eligible to participate in the Cash America Plans. The Enova Plans are substantially similar to the Cash America Plans, and the descriptions herein are applicable to both the Cash America Plans and the Enova Plans, except where noted. We offer these plans to provide our executives and other eligible employees with retirement savings vehicles that are competitive in the marketplace in which we compete for talent. We do not maintain a defined-benefit retirement plan.

401(k). We match 50% of the first 5% of pay that each named executive officer contributes to our 401(k) plans. All employee contributions are fully vested upon contribution. Our matching contributions vest over an employee’s first five years of service with us and are fully vested for employees who have five or more years of service. Employees may select from among several mutual funds and our stock when investing their 401(k) account funds, except that our stock is not available as an investment option for new investments under the Enova 401(k) plan. Messrs. Feehan, Bessant and Linscott have more than five years of service with us and are fully vested. Mr. Fisher was not vested in any portion of our matching contributions as of December 31, 2013. Mr. Weese was fully vested when he left our Company on January 3, 2014. All 401(k) plan contributions made by us during 2013 are included in the “All Other Compensation” column of the Summary Compensation Table.

Nonqualified Savings Plan. Our Nonqualified Savings Plans are nonqualified retirement savings plans into which our named executive officers can contribute portions of their salary in excess of the 401(k) contribution limits. Nonqualified Savings Plan participants can also defer up to 100% (or in the case of the Enova Nonqualified Savings Plan, 80%) of their STI awards and annual bonuses under our Nonqualified Savings Plans. If a participant’s pay exceeds the amount that can be taken into account for contributions permissible to our 401(k) plans, we will match 50% of the first 5% of the participant’s pay in excess of the 401(k) limit that the participant contributes to the Nonqualified Savings Plan; however, if a participant participates in both the 401(k) and Nonqualified Savings plans, our combined match to both plans will be limited to 50% of the first 5% of the participant’s pay. Our matching contributions vest over the first five years of an employee’s service with us and are fully vested for employees who have five or more years of service. The rate of return of a participant’s Nonqualified Savings Plan account is determined by the rate of return on deemed investments in mutual funds that the participant selects. Nonqualified Savings Plan participants’ deemed investment options are generally the same as the investment options available under our 401(k) plans, except that our stock is not available as an investment option under the Nonqualified Savings Plans. Messrs. Feehan, Bessant and Linscott have more than five years of service with us and are fully vested. Mr. Fisher had not begun participating in the Enova Nonqualified Savings Plan as of December 31, 2013. Mr. Weese was fully vested when he left our Company on January 3, 2014. Nonqualified Savings Plan contributions made by us during 2013 are included in the “All Other Compensation” column of the Summary Compensation Table.

We will generally distribute each participant’s Nonqualified Savings Plan account in a lump sum shortly after the participant’s employment with us terminates. Alternatively, a participant can elect to receive a portion of his or her Nonqualified Savings Plan account at a later date or receive payments in up to 10 annual installments. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not receive any portion of his or her Nonqualified Savings Plan account while employed, unless the participant makes an in-service distribution election before the deferred compensation is earned or suffers a severe financial hardship. A participant may also withdraw all or any portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us.

We may distribute Nonqualified Savings Plan benefits from a Rabbi trust associated with each of our Nonqualified Savings Plans or from our general assets or those of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of us or of the entity that is his or her employer to the extent he or she is owed benefits under the Nonqualified Savings Plan of which he or she is a participant.

Supplemental Executive Retirement Plan. In addition to our contributions to the 401(k) plans and Nonqualified Savings Plans, we provide SERP benefits for our named executive officers as a supplement to their retirement benefits. Our SERPs are defined contribution nonqualified deferred compensation plans. After the end of each plan year, we make discretionary supplemental SERP contributions that are credited to the SERP account of each named executive officer who was employed by us on the last day of the calendar year. The rate of return of a participant’s SERP account is determined by the rate of return on deemed investments in mutual funds that the participant selects. SERP participants’ deemed investment options are generally the same as the investment options available under the 401(k) plan, except that our stock is not available as an investment option under our

SERPs. Participants vest in their SERP accounts over their first five years of service with us and are fully vested in their SERP accounts and new contributions to those accounts after that five year period. Messrs. Feehan, Bessant and Linscott have more than five years of service with us and are fully vested. Mr. Fisher was not vested in any portion of his SERP balance as of December 31, 2013. Mr. Weese was fully vested when he left our Company on January 3, 2014.

We will distribute each participant’s SERP account generally as a lump sum soon after the participant’s employment with us terminates. A SERP participant may, however, elect to defer receipt of the SERP account for up to an additional five years beyond his or her employment termination and may also elect to receive the SERP account in up to ten annual installments following termination rather than in a single payment. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not withdraw any portion of his SERP account during employment, except in the case of a severe financial hardship. A participant may also withdraw the portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us. We may pay for SERP benefits from a Rabbi trust associated with each of our SERPs or from our general assets or those of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of us or the entity that is his or her employer for any SERP benefits he or she is owed under the SERP in which he or she participates.

Each year the Management Development and Compensation Committee determines the amount of the supplemental contribution to be made to the SERP for our named executive officers for the plan year. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each participant’s compensation. The compensation on which the supplemental contribution is based is base salary, plus the lesser of (i) such participant’s target STI award payable during the plan year for the preceding year’s performance or (ii) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that a participant was eligible to participate in the SERP, and are credited to the participant’s SERP account in January or February of the following year. Since none of our named executive officers received an STI award payable during 2013 based on 2012 performance, the 2013 supplemental contribution for each named executive officer was based exclusively on base salary. The percentage used to calculate the SERP payment for 2013 was 10.5% of the base salary paid during the year. SERP contributions made by us for 2013 are included in the “All Other Compensation” column of the Summary Compensation Table.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits to our named executive officers. The Management Development and Compensation Committee believes the perquisites and personal benefits that we provide are reasonable and consistent with our overall compensation program and help us to attract and retain superior employees for key positions. The perquisites and personal benefits we provided during 2013 were less than $25,000 for each named executive officer and include supplemental health care and insurance benefits for all of our named executive officers and supplemental life insurance premium payments for our Chief Executive Officer. A description and the attributed costs of these perquisites and personal benefits for the named executive officers for the year ended December 31, 2013 are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.

Equity Ownership. We encourage ownership of our Common Stock by our directors and our executive officers. In January 2012, the Management Development and Compensation Committee established the following stock ownership guidelines for the amount of our Common Stock that each director and executive officer should beneficially own as a multiple of annual retainer or base salary, respectively:

Position	Ownership Requirement (multiple of base salary or annual retainer, as applicable)	Ownership Requirement met as of December 31, 2013?
Chief Executive Officer	6X	Yes
Chief Executive Officer – E-Commerce Division	3X	No
Chief Financial Officer	3X	Yes
President – Retail Services Division(1)	3X	Yes
General Counsel	3X	Yes
All Directors	5X	Yes

(1)	Mr. Weese left our Company on January 3, 2014 and this position was eliminated.

Messrs. Feehan, Bessant and Linscott were subject to these guidelines at the time of their adoption and are required to achieve the applicable stock ownership by January 25, 2017. Executive officers who thereafter become subject to the guidelines are required to achieve the applicable stock ownership level within five years of first becoming subject to the guidelines. Since Mr. Fisher joined our Company on January 29, 2013 and became subject to the guidelines on that date, he will be required to achieve the applicable stock ownership multiple by January 29, 2018. If an individual becomes subject to the ownership requirements or a greater ownership amount, due to promotion or an increase in base salary, the individual is expected to meet the applicable ownership amount within the later of the original period or three years from the effective date of the promotion or salary change.

The Management Development and Compensation Committee is responsible for monitoring compliance with these guidelines for our executive officers, and the Nominating and Corporate Governance Committee is responsible for monitoring compliance with these guidelines by our directors. Compliance with the guidelines is evaluated as of December 31 of each year and is determined by dividing the executive’s salary or the director’s retainer, as applicable, by the highest share price for our Common Stock over the prior 12-month period. Shares that will be counted towards the stock ownership requirement include shares owned directly in certificated form or through a brokerage account, vested time-based and performance-based RSUs, unvested time-based RSUs, shares owned indirectly and shares attributable to a participant’s vested account balance in any savings or retirement plans or in any deferred compensation plans.

In addition, each of our named executive officers have received grants of RSUs that have vesting provisions that are both time- and performance-based as more fully described under “Long-Term Incentive Compensation—RSUs.” These grants encourage ownership of our stock on a long-term basis. Our Insider Trading Policy also encourages holding our stock over the long-term for investment purposes and does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.

Tax and Accounting Matters.

Deductibility of Executive Compensation. The Management Development and Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m), which provides that we may not deduct compensation of more than $1 million that is paid to certain executive officers. This limitation does not apply to certain “performance-based” pay. The Management Development and Compensation Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our named executive officers and to award compensation that is in accordance with its philosophy. Certain of our STI awards, our performance-based RSUs and our cash-based performance units that we have granted were intended to be excluded from the $1 million deduction limit because they are paid based on achievement of pre-determined performance goals established by the Management Development and Compensation Committee pursuant to the SEBP or the 2004 LTIP, as applicable.

Nonqualified Deferred Compensation. Section 409A governs the tax treatment of nonqualified deferred compensation arrangements. Plans and awards that provide for deferred compensation must comply with the requirements of Section 409A regarding the timing of participants’ elections to defer compensation, the events that can trigger the payment of deferred compensation and the timing of such payments. Most officers may not begin to receive deferred compensation that is payable by reason of separation from service until six months after the officer separates from service. Details about the amounts deferred by each of our named executive officers during 2013 under our nonqualified deferred compensation arrangements are provided under the Nonqualified Deferred Compensation for Fiscal 2013 table.

Compensation Prior to 2013.

Below is a discussion of RSUs granted in 2010 and 2011. These RSU grants are a part of our long-term incentive compensation program and reflect our pay for performance philosophy. The performance-based RSUs discussed below that were granted in 2010 and 2011 were only eligible to vest if we met the growth requirements in our EPS over a three-year period. As evidenced below, when we do not meet these growth requirements, our named executive officers will not receive payment.

Performance-Based RSUs Granted in January 2011 Scheduled to Vest in January 2014.

In January 2011, the Management Development and Compensation Committee awarded RSUs under the 2004 LTIP to Messrs. Feehan, Bessant, Weese and Linscott. A portion of these RSUs were time-based and vest in 25% increments on February 25, 2012 and each January 31 of 2013, 2014 and 2015, and a portion of these RSUs were performance-based (the “2011 Performance-Based RSUs”) and eligible to vest in a lump sum on January 1, 2014. No portion of the 2011 Performance-Based RSUs would vest unless we achieved a threshold compounded annual growth rate in diluted EPS for the three-year period ending December 31, 2013 (the “2011-2013 Growth Requirement”). The threshold, target and maximum amount of the 2011 Performance-Based RSUs that were eligible to vest on January 1, 2014 based on our 2011-2013 Growth Requirement are set forth below:

	2011-2013 Growth Requirement	Percentage of Targeted 2011 Performance- Based RSUs Eligible to Vest on January 1, 2014(1)
Threshold	7.5%	4%
Target	10.0%	100%
Maximum	20.0% or greater	200%

(1)	If the threshold 2011-2013 Growth Requirement was exceeded, the 2011 Performance-Based RSUs would vest ratably from a threshold percentage up to 100% of the target number of 2011 Performance-Based RSUs granted, and if the target growth requirement was exceeded, the 2011 Performance-Based RSUs would vest ratably from the target number of RSUs up to the maximum number of RSUs that could vest under this grant.

We exceeded the threshold 2011-2013 Growth Requirement to the extent that 35% of the targeted number of 2011 Performance-Based RSUs vested (or 17.5% of the maximum number of 2011 Performance-Based RSUs) and our named executive officers acquired a vested right to receive the following number of shares of our Common Stock under the 2011 Performance-Based RSUs in January 2014:

Name	2011 Performance-Based RSUs that Vested on January 1, 2014	2011 Performance-Based RSUs that were Forfeited on January 1, 2014 (based on Target Number of 2011 Performance-Based RSUs Granted)	Total Target Number of 2011 Performance-Based RSUs Granted(1)
Daniel R. Feehan	5,645	10,481	16,126
Thomas A Bessant, Jr.	1,141	2,118	3,259
Dennis J. Weese	1,181	2,191	3,372
J. Curtis Linscott	892	1,656	2,548

(1)	The maximum number of 2011 Performance-Based RSUs that could have vested is two times the number of RSUs shown in this column. The number and value of the 2011 Performance-Based RSUs that were forfeited (based on the closing price of our Common Stock as of December 31, 2013 of $38.30 and the maximum number of RSUs that could have vested) were as follows: Chief Executive Officer – 26,607 shares valued at $1,019,048; Chief Financial Officer – 5,378 shares valued at $205,977; former President – Retail Services Division – 5,563 shares valued at $213,063; and General Counsel – 4,203 shares valued at $160,975.

Because these awards vested on January 1, 2014, they are not included in the Option Exercises and Stock Vested In Fiscal 2013 table in this proxy statement.

Performance-Based RSUs Granted in January 2010 Scheduled to Vest in January 2013.

In January 2010, the Management Development and Compensation Committee awarded RSUs under the 2004 LTIP to Messrs. Feehan, Bessant, Weese and Linscott. A portion of these RSUs were time-based and vest in 25% increments on February 27, 2011 and each January 31 of 2012, 2013 and 2014, and a portion of these RSUs were performance-based (the “2010 Performance-Based RSUs”) and eligible to vest in a lump sum on January 1, 2013. No portion of the 2010 Performance-Based RSUs would vest unless we achieved a threshold compounded annual growth rate in diluted EPS for the three-year period ending December 31, 2012 (the “2010-2012 Growth Requirement”). The threshold, target and maximum amount of the 2010 Performance-Based RSUs that were eligible to vest on January 1, 2013 based on our 2010-2012 Growth Requirement are set forth below:

	2010-2012 Growth Requirement	Percentage of Targeted 2010 Performance- Based RSUs Eligible to Vest on January 1, 2013(1)
Threshold	7.5%	4%
Target	10.0%	100%
Maximum	20.0% or greater	200%

(1)	If the threshold 2010-2012 Growth Requirement was exceeded, the 2010 Performance-Based RSUs would vest ratably from a threshold percentage up to 100% of the target number of 2010 Performance-Based RSUs granted, and if the target growth requirement was exceeded, the 2010 Performance-Based RSUs would vest ratably from the target number of RSUs up to the maximum number of RSUs that could vest under this grant.

We did not meet the threshold 2010-2012 Growth Requirement, and none of the 2010 Performance-Based RSUs vested as set forth below:

Name	2010 Performance-Based RSUs that Vested on January 1, 2013	2010 Performance-Based RSUs that were Forfeited on January 1, 2013 (based on Target Number of 2010 Performance-Based RSUs Granted)	Total Target Number of 2010 Performance-Based RSUs Granted(1)
Daniel R. Feehan	0	13,824	13,824
Thomas A Bessant, Jr.	0	2,834	2,834
Dennis J. Weese	0	2,938	2,938
J. Curtis Linscott	0	1,866	1,866

(1)	The maximum number of 2010 Performance-Based RSUs that could have vested is two times the number of RSUs shown in this column. The number and value of the 2010 Performance-Based RSUs that were forfeited (based on the closing price of our Common Stock as of December 31, 2012 of $39.67 and the maximum number of RSUs that could have vested) were as follows: Chief Executive Officer – 27,647 shares valued at $1,096,756; Chief Financial Officer – 5,668 shares valued at $224,850; former President – Retail Services Division – 5,876 shares valued at $233,101; and General Counsel – 3,732 shares valued at $148,048.

Risk Considerations in our Compensation Programs

During 2013, we conducted an annual risk assessment of our compensation policies and practices. The Management Development and Compensation Committee, with the assistance of management, reviewed the elements of our compensation programs to determine whether any portion of our compensation practices encouraged excessive risk taking and concluded that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. The Management Development and Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation do not encourage management to assume excessive risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation for our employees. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the performance of our stock price so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity and cash-based long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

•

For short-term performance, our STI plan is intended to provide annual cash payments that are awarded based on our growth in earnings. Since this is the case, the reward opportunities under our annual incentive programs encourage growth. In addition, the 2013 maximum STI award opportunity for all of our employees, including our named executive officers, was subject to a cap of 200% of their respective Target Awards.

•

For long-term performance, the RSU awards for our named executive officers other than the Chief Executive Officer – E-Commerce Division are comprised of both a time-based vesting component that vests over four years and provides an underlying stable platform for equity ownership and a performance-based component that requires an improved EPS over a three-year period in order to vest and provides a substantial upside reward for significant long-term growth in EPS. The Chief Executive Officer – E-Commerce Division receives cash-based long-term incentive awards for which payment is dependent upon sustained incremental annual growth in earnings in our E-Commerce Division. Significant weighting towards long-term incentive compensation discourages short-term risk taking.

•

In addition, our STI plan, our 2004 LTIP and award agreements for RSU and performance unit grants made under our 2004 LTIP, our proposed 2014 LTIP, the SEBP, our Executive Change-in-Control Severance Agreements and our Chief Executive Officer’s Employment Agreement all contain clawback provisions that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Management Development and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

MEMBERS OF THE

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

James H. Graves, Chairman

Daniel E. Berce

B.D. Hunter

Summary Compensation Table

The following table and footnotes discuss the compensation of our named executive officers for fiscal 2013. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of the fiscal 2013 compensation with respect to each named executive officer.

	Year	Salary ($)(1)		Bonus ($)(1)(2)		Stock Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(1)(4)			All Other Compensation ($)(5)		Total ($)
Daniel R. Feehan CEO and President (Principal Executive Officer)	2013 2012 2011	$ $ $	850,000 848,077 823,077		$155,550 — —	$ $ $	2,050,255 1,831,949 1,918,671	$ $	145,350 — 1,180,575		$ $ $	128,234 246,589 232,266	$ $ $	3,329,389 2,926,615 4,154,589

Thomas A. Bessant, Jr. Executive Vice President – CFO (Principal Financial Officer)	2013 2012 2011	$ $ $	450,000 448,846 433,077		$57,645 — —	$ $ $	693,488 619,671 646,339	$ $	53,865 — 435,740		$ $ $	82,572 120,440 112,251	$ $ $	1,337,570 1,188,957 1,627,407

David A. Fisher(6) Chief Executive Officer – E-Commerce Division	2013		$472,500		—		$687,189		$641,659	(7)		$77,008		$1,878,356

Dennis J. Weese Former President – Retail Services Division(8)	2013 2012 2011	$ $ $	465,000 463,846 448,077	$ $	14,973 — 53,677	$ $ $	716,570 640,401 668,628	$ $	29,946 — 334,530		$ $ $	84,522 123,464 114,978	$ $ $	1,311,011 1,227,711 1,619,890

J. Curtis Linscott Executive Vice President, General Counsel and Secretary	2013 2012 2011	$ $ $	352,000 351,077 336,923		$45,092 — —	$ $ $	542,546 484,790 505,189	$ $	42,134 — 340,578		$ $ $	69,832 100,930 91,207	$ $ $	1,051,604 936,797 1,273,897

(1)	Portions of the amounts in these columns have been deferred under our 401(k) plans or our Nonqualified Savings Plans for certain named executive officers.

(2)	Reflects discretionary bonus payments made in 2014 based on 2013 performance and related considerations. See “Compensation Discussion and Analysis—2013 Compensation—Short-Term Incentive Compensation Plan and Bonus” for additional information.

(3)	All RSU grants, except the RSU grant to Mr. Fisher, include both time- and performance-based RSUs. Mr. Fisher’s 2013 special one-time RSU grant consisted only of time-based RSUs. See “Compensation Discussion and Analysis—2013 Compensation—Long-Term Incentive Compensation” for additional information.

The amounts shown represent the grant date fair value in compliance with ASC 718 for RSU awards granted under our 2004 LTIP. In accordance with ASC 718, the amounts in this column were calculated by multiplying the closing stock price of our Common Stock on the last trading day preceding the grant date, which was $48.19 for the RSUs granted to Mr. Fisher in 2013, $50.18 for the RSUs granted to Messrs. Feehan, Bessant, Weese and Linscott in 2013 and $43.37 and $39.66 for the RSUs granted in 2012 and 2011, respectively, by the following:

(a)	the number of time-based RSUs granted, plus

(b)	the maximum number of performance-based RSUs that may vest under each award, which is two times the target number of RSUs that were granted and is the amount we estimated as the most probable outcome at the time of grant.

The amounts shown in this column do not reflect the compensation actually received by the named executive officer. The actual value, if any, that the named executive officer may realize is contingent upon the satisfaction of the conditions to vesting in that award, including our achieving the applicable growth requirement with respect to the performance-based RSUs, including the 2012-2015 Growth Requirement for the 2013 Performance-Based RSUs. The number of 2011 Performance-Based RSUs that vested on

January 1, 2014 based on the 2011-2013 Growth Requirement was 35% of the target award. See “Compensation Discussion and Analysis—Compensation Prior to 2013—Performance-Based RSUs Granted in January 2011 Scheduled to Vest in January 2014” for additional information regarding the 2011 Performance-Based RSUs that vested and were forfeited.

(4)	The amounts shown for Messrs. Feehan, Bessant, Weese and Linscott represent payments made pursuant to and in accordance with the terms of our annual STI plan. The 2013 STI payments were paid in 2014 and based on 2013 performance. See “Compensation Discussion and Analysis—2013 Compensation—Short-Term Incentive Compensation Plan and Bonus” for additional information.

(5)	The 2013 amounts shown include the following:

Name	Nonqualified Savings Plan Contributions by the Company	SERP Contributions by the Company(a)	401(k) Contributions by the Company	Perquisites, Personal Benefits and Other(b)	Total
Mr. Feehan	$14,875	$89,250	$6,375	$17,734	$128,234
Mr. Bessant	$4,875	$47,250	$6,375	$24,072	$82,572
Mr. Fisher	—	$49,613	$4,712	$22,683	$77,008
Mr. Weese	$5,250	$48,825	$6,375	$24,072	$84,522
Mr. Linscott	$2,425	$36,960	$6,375	$24,072	$69,832

(a)	Includes contributions made by us in 2014 that were earned in 2013.

(b)	Includes supplemental health care and insurance benefits. In addition, Mr. Feehan’s amount includes supplemental life insurance premium payments.

(6)	Mr. Fisher joined our Company on January 29, 2013.

(7)	Includes (a) $523,141 paid under our 2013 STI plan and (b) $118,518 for the portion of the performance units granted to Mr. Fisher under our 2004 LTIP during 2013 that vested on January 1, 2014 (which is 12.5% of the total number of performance units granted to Mr. Fisher in 2013) and which were valued based on the performance of our E-Commerce Division during 2013, all of which was paid in 2014. See “Compensation Discussion and Analysis—2013 Compensation—Long-Term Incentive Compensation—Performance Units” for additional information.

(8)	Mr. Weese left our Company on January 3, 2014.

Grants of Plan-Based Awards for Fiscal 2013

The table below provides information about equity and non-equity awards made to our named executive officers under our STI plan and our 2004 LTIP (RSUs and performance units) during 2013. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of the fiscal 2013 grants of plan-based awards with respect to each named executive officer.

	Grant Date		Perform- ance Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name				Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Daniel R. Feehan	2/14/13	(4)	—	—	$850,000	$1,700,000	—	—	—	—	—
	2/14/13		—	—	—	—	545	13,619	27,238	—	$1,366,803
	2/14/13		—	—	—	—	—	—	—	13,620	$683,452

Thomas A. Bessant, Jr.	2/14/13	(4)	—	—	$315,000	$630,000	—	—	—	—	—
	2/14/13		—	—	—	—	111	2,764	5,528	—	$277,395
	2/14/13		—	—	—	—	—	—	—	8,292	$416,093

David A. Fisher	2/14/13	(4)	—	—	$363,545	$727,090	—	—	—	—	—
	3/28/13	(5)	13,668	$65,637	$787,500	$2,362,500	—	—	—	—	—
	1/29/13		—	—	—	—	—	—	—	14,260	$687,189

Dennis J. Weese(6)	2/14/13	(4)	—	—	$325,500	$651,000	—	—	—	—	—
	2/14/13		—	—	—	—	115	2,856	5,712	—	$286,628
	2/14/13		—	—	—	—	—	—	—	8,568	$429,942

J. Curtis Linscott	2/14/13	(4)	—	—	$246,400	$492,800	—	—	—	—	—
	2/14/13		—	—	—	—	87	2,162	4,324	—	$216,978
	2/14/13		—	—	—	—	—	—	—	6,488	$325,568

(1)	Includes only the 2013 Performance-Based RSUs granted under our 2004 LTIP. See “Compensation Discussion and Analysis—2013 Compensation—Long-Term Incentive Compensation—RSUs—Annual Time-Based and Performance Based RSU Grant” for additional information regarding the 2013 Performance Based RSUs.

(2)	Includes only the Time-Based RSUs granted under our 2004 LTIP in 2013. See “Compensation Discussion and Analysis—2013 Compensation—Long-Term Incentive Compensation—RSUs” for additional information regarding the Time-Based RSUs.

(3)	The amounts shown represent the grant date fair value in compliance with ASC 718 for the 2013 Performance-Based RSUs and the Time-Based RSUs that were granted under our 2004 LTIP. In accordance with ASC 718, the grant date fair value of RSUs is based on the Company’s closing stock price on the last trading day before the grant date, which was $50.18 for the RSUs granted to Messrs. Feehan, Bessant, Weese and Linscott and $48.19 for the RSUs granted to Mr. Fisher. The grant date fair value of the 2013 Performance-Based RSUs is based on the maximum number of RSUs that may vest under the award, which we estimated as the most probable outcome at the time of grant.

(4)	Represents potential cash-based payments under our 2013 STI plan. See “Compensation Discussion and Analysis—2013 Compensation—Short-Term Incentive Compensation Plan and Bonus” for additional information regarding our 2013 STI plan, including a description of the threshold, target and maximum payments under the plan. The actual payments that our named executive officers received under our 2013 STI plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(5)	Represents a grant of 13,668 cash-based performance units to Mr. Fisher under the 2004 LTIP. The threshold value was not specified in Mr. Fisher’s performance unit award agreement, but the E-Commerce Division must achieve the EBITDA Growth Requirement through each applicable vesting date for any portion of the award to vest on that date. The threshold amount represents the minimum amount that would be paid to Mr. Fisher if the minimum EBITDA Growth Requirement that is required for vesting were achieved only as of the first vesting date of the award. See “Compensation Discussion and Analysis—2013 Compensation—Long-Term Incentive Compensation—Performance Units” for additional information regarding these performance units. The actual payment Mr. Fisher received in February 2014 for the portion of his 2013 performance unit award that vested on January 1, 2014 is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(6)	Mr. Weese left our Company on January 3, 2014. All of Mr. Weese’s outstanding RSUs scheduled to vest after March 1, 2014 were forfeited on that date.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table provides information on our named executive officers’ holdings of unvested RSUs as of December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)(3)
Daniel R. Feehan	51,461	$1,970,956	27,802	$1,064,817
Thomas A. Bessant, Jr.	26,977	$1,033,219	5,643	$216,127
David A. Fisher	14,260	$546,158	—	—
Dennis J. Weese(4)	23,655	$905,987	5,831	$223,327
J. Curtis Linscott	17,699	$677,872	4,414	$169,056

(1)	The awards listed in this column include the following RSUs that were unvested as of December 31, 2013:

Name	Time-based RSUs granted on December 22, 2003(a)	Time-based RSUs granted on January 27, 2010(b)	Time-based RSUs granted on January 26, 2011(c)	Performance- Based RSUs Granted on January 26, 2011(d)	Time-based RSUs granted on January 25, 2012(e)	Time-based RSUs granted on January 29, 2013(f)	Time-based RSUs granted on February 14, 2013(g)
Daniel R. Feehan	10,118	3,456	8,062	5,645	10,560	—	13,620
Thomas A. Bessant, Jr.	4,101	2,126	4,888	1,141	6,429	—	8,292
David A. Fisher	—	—	—	—	—	14,260	—
Dennis J. Weese	—	2,204	5,057	1,181	6,645	—	8,568
J. Curtis Linscott	67	1,400	3,821	892	5,031	—	6,488

(a)	The RSUs were granted under the 1994 LTIP (the “2003 RSUs”). The 2003 RSUs held by Mr. Feehan vest in 12 equal annual installments on each grant date anniversary, with the final installment vesting on his 65th birthday. Messrs. Bessant and Linscott’s RSUs vest in 15 annual installments on each grant date anniversary. Generally, holders of the 2003 RSUs may not receive vested shares until their retirement or other not-for-cause separation from service unless they elected to defer receipt of vested 2003 RSU shares for an additional five years beyond their employment termination or in up to ten annual installments following their termination rather than in a single payment.

(b)	The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 27, 2011 and each January 31, 2012, 2013 and 2014.

(c)	The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 25, 2012 and each January 31, 2013, 2014 and 2015.

(d)	The 2011 Performance-Based RSUs were granted under the 2004 LTIP and vested on January 1, 2014, subject to our achieving the 2011-2013 Growth Requirement. The number of RSUs included in the table for each named executive officer is the number of 2011 Performance-Based RSUs that vested based on the extent to which the performance conditions were satisfied over the three-year period ended December 31, 2013, which was 35% of the target award. See “Compensation Discussion and Analysis—Compensation Prior to 2013—Performance-Based RSUs Granted in January 2011 Scheduled to Vest in January 2014” for additional information regarding the 2011 Performance-Based RSUs that vested and were forfeited.

(e)	The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 24, 2013 and each January 31, 2014, 2015 and 2016.

(f)	The RSUs were granted under the 2004 LTIP and become 100% vested on January 29, 2015 or if earlier, on the first date, if any, that Enova’s stock becomes publicly traded.

(g)	The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 22, 2014 and each January 31, 2015, 2016 and 2017.

(2)	The market value of the unvested RSUs shown in this table is based on the closing price of our Common Stock as of December 31, 2013, which was $38.30.

(3)	The awards listed in these columns are performance-based RSUs that were granted under our 2004 LTIP and that were unvested and remained subject to performance conditions that were not satisfied as of December 31, 2013. The number of performance-based RSUs that vest will be based on our actual EPS performance and may be more or less than the amounts shown. The following performance-based RSUs are included in these columns:

Name	Performance- based RSUs granted on January 25, 2012(a)	Performance- based RSUs granted on February 14, 2013(b)
Daniel R. Feehan	564	27,238
Thomas A. Bessant, Jr.	115	5,528
Dennis J. Weese(c)	119	5,712
J. Curtis Linscott	90	4,324

(a)	These performance-based RSUs are eligible to vest on January 1, 2015, subject to our achieving a specified level of improvement in EPS over the three-year period ending December 31, 2014. The amounts included are the amounts corresponding to, and assuming achievement of, the threshold performance level for the full performance period because we did not achieve the threshold rate of improvement in EPS that would be required for the vesting of these awards from January 1, 2012 through December 31, 2013. If the maximum level of performance is achieved under this award, the maximum number of RSUs that could vest is as follows: Mr. Feehan – 28,160 shares; Mr. Bessant – 5,716 shares; and Mr. Linscott – 4,470 shares. If the target level of performance is achieved under this award, the target number of RSUs that could vest is 50% of the maximum number of RSUs that may vest under this award.

(b)	These performance-based RSUs are eligible to vest on January 1, 2016, subject to our achieving a specified level of improvement in EPS over the three-year period ending December 31, 2015. The amounts included are the amounts corresponding to, and assuming achievement of, the maximum performance level for the full performance period because we achieved more than the target rate of growth in EPS that would be required for the vesting of these awards from January 1, 2013 through December 31, 2013. If the target level of performance is achieved under this award, the target number of RSUs that could vest is 50% of the maximum number of RSUs that may vest under this award.

(c)	Mr. Weese left our Company on January 3, 2014, and all RSUs under these grants were forfeited on that date.

(4)	Mr. Weese left our Company on January 3, 2014. All of Mr. Weese’s outstanding RSUs scheduled to vest after March 1, 2014 were forfeited on that date.

Option Exercises and Stock Vested In Fiscal 2013

No option awards were outstanding or exercised during 2013. The following table provides information on the aggregate number of shares of Common Stock acquired upon the vesting of RSUs and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)
Daniel R. Feehan	20,435	$939,638
Thomas A. Bessant, Jr.	10,689	$511,863
David A. Fisher	—	—
Dennis J. Weese	9,828	$479,722
J. Curtis Linscott	7,059	$344,635

(1)	Consists of time-based RSUs that were previously awarded under the 2004 LTIP and the 1994 LTIP that vested during 2013. No performance-based RSUs vested during 2013. See “Compensation Discussion and Analysis—Compensation Prior to 2013—Performance-Based RSUs Granted in January 2010 Scheduled to Vest in January 2013” for additional information about the 2010 Performance-Based RSUs that were scheduled to vest during 2013.

(2)	Includes the following deferred RSUs that were granted under our 2004 LTIP or, in the case of the 2003 RSUs, our 1994 LTIP:

Grant	Vesting Date	Stock Price at Which Shares are Valued(a)	Name and Number of Shares Deferred(b)	Value Realized on Vesting(a)
2003 RSUs	December 22, 2013	$37.02	Mr. Feehan: 4,909 shares	$181,731
			Mr. Bessant: 820 shares	$30,356
			Mr. Linscott: 14 shares	$518
RSUs granted on January 28, 2009	January 31, 2013	$48.21	Mr. Feehan: 4,518 shares	$217,813
RSUs granted on January 27, 2010	January 31, 2013	$48.21	Mr. Feehan: 3,456 shares	$166,614
RSUs granted on January 26, 2011	January 31, 2013	$48.21	Mr. Feehan: 4,032 shares	$194,383

(a)	Values reflect the closing price of our Common Stock on the last trading day preceding the respective vesting dates.

(b)	Mr. Feehan and Mr. Bessant elected to receive the shares payable under their 2003 RSUs that vested during 2013 on the first and second anniversary, respectively, of their separation from service. Shares are payable under the remaining deferred RSUs that vested during 2013 upon each executive’s separation from service, but issuance of those shares may be subject to delay pursuant to Section 409A.

(3)	Values reflect the closing price of our Common Stock on the last trading day preceding the respective vesting dates.

Nonqualified Deferred Compensation for Fiscal 2013

The following table shows (i) compensation deferred by each named executive officer under our Nonqualified Savings Plans and our SERPs and (ii) information about shares of our Common Stock receivable upon the vesting of RSUs that were awarded under the 2004 LTIP that the named executive officers have deferred and the 2003 RSUs, which, by their terms, are not payable until the executive retires or otherwise leaves our Company.

Name	Plan(1)	Executive Contributions in 2013(2)	Registrant Contributions in 2013(3)	Aggregate Earnings in 2013(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/13(5)(6)
Daniel R. Feehan	Nonqualified Savings Plan	$85,000	$14,875	$412,040	—	$2,201,663
	SERP	—	$89,250	$307,835	—	$1,731,644
	Deferred RSU Shares(7)	$760,541	—	$(303,817)	—	$5,990,847

Thomas A. Bessant, Jr.	Nonqualified Savings Plan	$9,750	$4,875	$116,761	—	$510,727
	SERP	—	$47,250	$194,668	—	$937,155
	Deferred RSU Shares(7)	$30,356	—	$(9,063)	—	$314,137

David A. Fisher	Nonqualified Savings Plan	—	—	—	—	—
	SERP	—	$49,613	—	—	$49,613
	Deferred RSU Shares	—	—	—	—	—

Dennis J. Weese	Nonqualified Savings Plan	$32,550	$5,250	$41,430	—	$251,016
	SERP	—	$48,825	$92,556	—	$516,705
	Deferred RSU Shares	—	—	—	—	—

J. Curtis Linscott	Nonqualified Savings Plan	$4,850	$2,425	$26,844	—	$150,187
	SERP	—	$36,960	$82,731	—	$495,057
	Deferred RSU Shares(7)	$518	—	$(149)	—	$5,209

(1)	See “Compensation Discussion and Analysis—2013 Compensation—Retirement and Other Policies and Practices Related to Our Executive Compensation Program” for additional information about our Nonqualified Savings Plans and our SERPs.

(2)	All executive contributions to our Nonqualified Savings Plans described in this column are included within amounts reported in the “Salary” column of the Summary Compensation Table for 2013.

(3)	All registrant contributions to our Nonqualified Savings Plans and our SERPs described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2013.

(4)	Amounts in this column are not included in the Summary Compensation Table. With respect to shares receivable upon the vesting of RSUs that have been deferred, amounts in this column reflect the return calculated as described in footnote seven below. For the Nonqualified Savings Plan and SERP accounts, each named executive officer has selected hypothetical investments from an array of investment options that may be changed by the participant in the plan at any time and that generally mirrors the funds in our 401(k) plans, except investments in our Common Stock are not available. The annual rates of return for each investment option available to our named executive officers in our Nonqualified Savings Plans and our SERPs for the calendar year ended December 31, 2013, as reported by the record keeper of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Admin	(2.17)%	Artisan Mid Cap Inv	37.39%
Oakmark Equity & Income 1	24.25%	T. Rowe Price Small Cap Value	32.74%
Black Rock Equity Dividend A	24.35%	Thornburg International Value R5	15.63%
Fidelity Spartan 500 Index Advantage	32.33%	Vanguard Money Market	0.02%
Harbor Capital Appreciation Adm.	37.30%

(5)	Includes the 2013 SERP contributions shown under the “Registrant Contributions in 2013” column that were made in 2014 for the named executive officers.

(6)	Mr. Fisher was not vested in any of his SERP balance at December 31, 2013. Messrs. Feehan, Bessant, Weese and Linscott were fully vested in their Nonqualified Savings Plan and SERP balances at December 31, 2013.

(7)	“Deferred RSU Shares” consist of (a) vested RSUs that were awarded under the 2004 LTIP and that the named executive officers have deferred and (b) vested 2003 RSUs that were awarded under the 1994 LTIP and are not payable until the executive retires or otherwise leaves our Company. The amounts shown for Deferred RSU Shares consist of:

(i) in the “Executive Contributions in 2013” column, the aggregate value of deferred 2004 LTIP RSUs and 2003 RSUs set forth in footnote 2 to the Option Exercises and Stock Vested in Fiscal 2013 table;

(ii) in the “Aggregate Earnings in 2013” column, the aggregate change in value from January 1, 2013 through December 31, 2013 of deferred RSU shares outstanding during all of 2013, or from their respective vesting dates through December 31, 2013 for RSU shares deferred during 2013; and

(iii) in the “Aggregate Balance at 12/31/2013” column, the aggregate value of all deferred RSU shares (including those that had vested in prior years) valued at $38.30, the closing price of our Common Stock at December 31, 2013.

Potential Payments Upon Termination or Change-in-Control

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

Payments to the Chief Executive Officer. Under Mr. Feehan’s Employment Agreement, (i) if we terminate Mr. Feehan’s employment other than for Just Cause (as defined below) or fail to renew the term of the agreement upon expiration or (ii) if Mr. Feehan terminates his employment for Good Reason (as defined below), he will be entitled to receive:

•	his then-current year’s base salary for the remainder of his contract year, which begins on May 1 of each year and ends on the following April 30th of each year, in a lump sum;

•

three times the sum of his then-current salary (with 7/36th of such amount payable in a lump sum during the seventh month following termination of employment and the remainder payable over 29 months beginning approximately eight months after the date of termination of employment);

•

three times his average annual cash bonus or other cash incentive compensation for the three preceding calendar years prior to termination of employment (with 7/36th of such amount payable in a lump sum during the seventh month following termination of employment and the remainder payable over 29 months beginning approximately eight months after the date of termination of employment);

•

continued medical and health care benefits for a period of up to 36 months, with us continuing to pay (i) the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay (“Company COBRA Premiums”) and (ii) the costs of supplemental health care benefits that exceed the portion of such costs that current executives are required to pay (the “Company Supplemental Executive Health Care Premiums”); and

•

all other amounts and benefits Mr. Feehan may be entitled to under our employee and/or executive benefit plans and arrangements generally, determined in accordance with the terms and conditions of such plans and arrangements.

“Just Cause” means fraud, gross malfeasance, gross negligence or willful misconduct with respect to our business affairs; a refusal or repeated failure to follow our policies; a breach of the employment agreement; conviction of a felony involving moral turpitude; an intentional misapplication of our funds or any material act of dishonesty; or unlawful use or possession of any controlled substance or abuse of alcoholic beverages.

“Good Reason” means a material breach of the employment agreement by us, a demotion to a position of lower status than our President and Chief Executive Officer, a material reduction of annual base salary or the level of employee benefits or perquisites, a reduction of incentive compensation below that generally made available to our senior executive officers or a relocation of the principal office from Fort Worth, Texas without Mr. Feehan’s consent.

Under Mr. Feehan’s Employment Agreement, (i) if Mr. Feehan’s employment is terminated for Just Cause or we fail to renew the term of the agreement upon expiration, (ii) if Mr. Feehan voluntarily terminates his employment without Good Reason or (iii) if Mr. Feehan becomes incapacitated or dies, he will receive:

•	his base salary through the date of termination;

•	all bonuses (or short-term incentive compensation) earned and vested on or before the date of termination; and

•	the vested portion of any benefit under any benefit plan earned through the date of termination.

In addition, Mr. Feehan’s Employment Agreement also provides that if he is incapacitated or dies, he or his estate would continue to receive his salary for the following 12 months (or earlier if he is no longer incapacitated in the case of disability).

In each case, all rights to exercise stock options and rights in other equity arrangements, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreement.

Severance Pay Plan for Executives. We do not currently have employment agreements with our other named executive officers. While severance arrangements are generally handled on a case-by-case basis and are subject to the discretion of the Chief Executive Officer and the Management Development and Compensation Committee, we expect that we would follow our Severance Pay Plan for Executives in the case of a termination of a named executive officer other than the Chief Executive Officer. Under our Severance Pay Plan for Executives, each of our named executive officers, other than Mr. Feehan, is entitled to receive severance pay or benefits if his employment is involuntarily terminated due to restructuring, job elimination or other circumstances that we determine warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agrees to a general release of us and our affiliates related to employment claims arising from the termination and a promise to comply with confidentiality, non-competition and/or non-solicitation provisions, the executive generally will be entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Executive Vice President or Chief Executive Officer of a Division of the Company
Less than 1	—
1 but less than 5	12 months
5 but less than 10	18 months
10 or more	24 months

In addition, each executive will receive:

•

continued medical and health care benefits for the period set forth in the table above, with us continuing to pay (i) Company COBRA Premiums and (ii) the Company Supplemental Executive Health Care Premiums through the portion of the severance period while COBRA coverage is in effect (which is currently a maximum of 18 months); and

•	a lump sum equal to all accrued but unpaid vacation and paid time off.

Other benefits and perquisites would cease on the officer’s termination date.

Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he is entitled to receive amounts earned during his term of employment. Such amounts include: unpaid non-equity incentive compensation earned during the previous year under the STI plan, provided that the officer was our employee at the end of that year; vested grants under our long-term incentive plans; and vested contributions and earnings under our 401(k) plans, our Nonqualified Savings Plans and our SERPs. In addition, if the named executive officer dies, his estate would receive payments under our group life insurance plan.

Each named executive officer would forfeit any unvested RSUs granted under our long-term incentive plans upon his resignation, retirement or any termination, including by reason of his disability or death, except (i) as described below for terminations during specified periods following our change-in-control and (ii) for RSUs granted after 2010 to executive officers who continue to provide services as members of our Board of Directors immediately following a termination of employment. Additionally, if, prior to the vesting date of any outstanding performance-based RSUs, an executive officer leaves our employment or, for performance-based RSUs granted after 2010, our Board of Directors, and such officer’s age plus tenure with us as of the termination date equals 65 years or more, then a pro rata portion of the performance-based RSUs based on the length of time the officer was continuously employed or serving on our Board of Directors, if applicable, following the grant date of the performance-based RSUs is eligible to vest on their vesting date if we achieve the financial performance goals established for the performance-based RSUs when they were granted. Under the 2004 LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would (i) adversely affect the rights of the holder of such award without such holder’s consent, (ii) cause the award to cease to qualify, if applicable, for an exemption under Section 162(m), or (iii) cause the recipient to become subject to tax under Section 409A(a)(1). Under the 1994 LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would cause the recipient to become subject to tax under Section 409A(a)(1).

In all cases we will have complete discretionary authority to award greater or lesser amounts of severance pay and benefits.

Payments made Upon a Change-in-Control

Mr. Feehan’s Employment Agreement and our Executive Change-In-Control Severance Agreements for the other named executive officers specify the payments that the named executive officers are to receive if they are terminated in connection with or during a specified period following a change-in-control.

Mr. Feehan’s Employment Agreement. Under his Employment Agreement, if within 12 months after our change-in-control, (i) we terminate Mr. Feehan’s employment other than for Just Cause or fail to renew the term of the agreement upon expiration or (ii) Mr. Feehan terminates his employment for Good Reason, he will be entitled to:

•	earned and unpaid salary and bonuses (or short-term incentive compensation);

•

a pro-rated portion of the target bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;

•	a lump sum equal to the higher of three times his annual base salary in effect on the date of termination or the date of the change-in-control;

•

a lump sum equal to three times the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;

•

immediate vesting and cash out of a pro-rated portion of any outstanding unvested cash-based long-term incentive awards in an amount equal to the higher of the amount to be paid based on actual performance or the target level of each award;

•	immediate vesting of all equity awards, with the amount paid with respect to performance-based long-term incentive awards to be equal to the maximum amount available under each award;

•	continued health benefits for 36 months, including payment of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums; and

•	executive placement services for up to 24 months from an executive search/placement firm of up to $50,000.

Certain payments under Mr. Feehan’s Employment Agreement will be delayed for six months if required by Section 409A. In addition, Mr. Feehan’s Employment Agreement provides that a change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

Executive Change-in-Control Severance Agreements. The Executive Change-in-Control Severance Agreements with each of our named executive officers, other than Mr. Feehan, provide that if, within 24 months after our change-in-control, we terminate the executive’s employment without cause (including the willful and continued failure to substantially perform duties, conviction of a felony or engaging in conduct demonstrably and materially injurious to the Company) or if the executive voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then the executive will be entitled to:

•	earned and unpaid base salary;

•

a pro-rated portion of the target annual bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;

•	a lump sum equal to all accrued but unpaid vacation and paid time off;

•	a lump sum equal to two times the higher of executive’s annual base salary on the date of termination of change-in-control;

•

a lump sum equal to two times the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;

•

under the Executive Change-in-Control Severance Agreements, other than Mr. Fisher’s Executive Change-in-Control Severance Agreement, immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals, with such amount prorated for the portion of the performance period elapsed through the date of the change-in-control, or (B) the cash payment to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

•

under Mr. Fisher’s Executive Change-in-Control Severance Agreement, immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals or (B) the amount to which Mr. Fisher would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

•

continued medical and health care benefits for 24 months, consisting of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium, paid in a lump sum; and

•	executive placement services for up to 24 months from an executive search/placement firm of up to $50,000.

Certain payments under the Executive Change-in-Control Severance Agreements will be delayed for six months if required by Section 409A. In addition, Executive Change-in-Control Severance Agreements provide that a change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

Accelerated Vesting of Awards under Our Long-Term Incentive Plans. The agreements relating to the RSUs granted under our 1994 LTIP and the RSUs granted under the 2004 LTIP, including the annual RSU awards and the 2003 RSUs, provide that the vesting and payment of RSUs would be accelerated if there is a change-in-control. The agreements related to performance units granted in 2013 under the 2004 LTIP provide that vesting of performance units that are scheduled to vest within twelve months of the change-in-control would be accelerated if there is a change-in-control. A change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

Accelerated Vesting under our Supplemental Executive Retirement Plans and the Nonqualified Savings Plans. Our SERP and the Enova SERP both provide that the vesting would be accelerated if there is a change-in-control or if the executive’s employment is terminated as a result of his job being abolished. Our Nonqualified Savings Plan and the Enova Nonqualified Savings Plan provide that the unvested portion of our matching amounts contributed to a named executive officer’s Nonqualified Savings Plan account would accelerate in the event of a change-in-control or if the executive’s employment is terminated as a result of his death or disability or of his job being abolished. A change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

Change-in-Control Definitions.

Mr. Feehan’s Employment Agreement, our Executive Change-in-Control Severance agreements and the RSU awards granted under the 1994 LTIP and the RSUs and cash-based performance units granted under the 2004 LTIP each provide that a change-in-control is deemed to occur upon the following events that constitute a change-in-control under Section 409A (with the percentages as specified below):

•

if any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of our stock;

•

if, during any 12-month period, any person or group acquires ownership of our stock with at least 35% of the total voting power (30% of the total voting power for Mr. Fisher’s Executive Change-in-Control Severance Agreement);

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires our assets with an aggregate fair market value of at least 50% of the fair market value (40% of the fair market value for Mr. Fisher’s Executive Change-in-Control Severance Agreement) of all of our gross assets immediately prior to such acquisition or acquisitions.

Our SERP and Nonqualified Savings Plan both provide that a change-in-control is deemed to occur:

•

if, without approval by the Board of Directors, any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes 50% or more of the total voting power of our stock;

•	if, during any 24-month period, a majority of the directors at the beginning of such period are replaced, other than in certain specific circumstances; or

•	if we, in one transaction or a series of related transactions, sell more than 50% of our assets.

The Enova SERP and the Enova Nonqualified Savings Plan both provide that a change-in-control is deemed to occur upon the following events that constitute a change-in-control under Section 409A (with the percentages as specified below):

•

if any person or group acquires ownership of Enova stock that, together with all of Enova’s other stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of Enova stock;

•	if, during any 12-month period, any person or group acquires ownership of Enova stock with at least 30% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires Enova’s assets with an aggregate fair market value of at least 40% of the fair market value of all of Enova’s gross assets immediately prior to such acquisition or acquisitions.

Our change in ownership of Enova stock, through a public offering or otherwise, is not considered a change-in-control under the Enova SERP or the Enova Nonqualified Savings Plan.

Distribution of Nonqualified Deferred Compensation

The named executive officers are entitled to receive the vested amounts in their Nonqualified Savings Plan and SERP accounts and the shares underlying their deferred vested RSUs if their employment terminates. The last column in the Nonqualified Deferred Compensation Table for Fiscal 2013 reports each named executive officer’s aggregate balances at December 31, 2013 under our Nonqualified Savings Plans and our SERPs. All of our named executive officers except for Mr. Fisher were fully vested in their Nonqualified Savings Plan and SERP balances at December 31, 2013. Mr. Fisher was not vested in any of his SERP balance and had not begun participating in the Enova Nonqualified Savings Plan at December 31, 2013. The Nonqualified Savings Plan and SERP account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the named executive officer would actually receive under these plans would differ from those shown in the Nonqualified Deferred Compensation Table for Fiscal 2013. The last column of the Nonqualified Deferred Compensation Table for Fiscal 2013 also reports the value at December 31, 2013 of the shares underlying each named executive officer’s vested deferred RSUs.

Potential Payments

The following tables and disclosures show potential payments to our named executive officers continuing in their respective offices after December 31, 2013, under the contracts, agreements, plans or arrangements, whether written or unwritten, existing as of that date for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2013 termination date, using the closing price of our Common Stock of $38.30 (as reported on the NYSE as of December 31, 2013), where applicable, and assuming that the named executive officers had met requirements under our incentive compensation plans that the executive be employed as of year-end to receive benefits relating to the year. As of December 31, 2013, each executive had received all of the base salary earned during 2013, except for the portion earned in the final payroll period that began in 2013 and ended in 2014.

Daniel R. Feehan

The following table reflects potential payments that could have been made to Mr. Feehan under his Employment Agreement.

Benefit	Retirement		Death or Disability		Involuntary Termination Other than for Just Cause, Failure to Renew Employment Agreement or Voluntary Termination with Good Reason		Involuntary Termination Other than for Just Cause, Failure to Renew Employment Agreement or Termination with Good Reason Following a Change- in-Control
Severance	—		—		$5,678,464	(1)	$5,100,000	(2)
Base Salary Continuation	—		$850,000	(3)	—		—
Short-term incentive compensation	$300,900	(4)	$300,900	(4)	$300,900	(4)	$850,000	(5)
Accelerated vesting of RSU awards and unvested 2003 RSUs	—		—		—		$5,111,748	(6)
Continued Health Benefits	—		—		$62,186	(7)	$62,186	(7)
Outplacement Benefits	—		—		—		$50,000

Total	$300,900		$1,150,900		$6,041,550		$11,173,934

(1)	This amount is (a) Mr. Feehan’s base salary for the four months remaining in the contract year under his Employment Agreement as of December 31, 2013, (b) three times Mr. Feehan’s base salary as of December 31, 2013, and (c) three times his average STI awards that were paid in 2012, 2011 and 2010.

(2)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2013 and (b) three times his Target STI award that would be payable under terms of the 2013 STI plan. To be paid as a lump sum.

(3)	To be paid to Mr. Feehan or his estate during the 12-month period following termination due to death or disability.

(4)	This amount is the actual 2013 STI award and bonus paid to Mr. Feehan.

(5)	This amount is the Target Award under the 2013 STI plan.

(6)	Includes the maximum number of all unvested performance-based RSUs.

(7)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over a 36-month period.

Thomas A. Bessant, Jr.

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	—		$900,000	(1)	$1,530,000	(2)
Short-term incentive compensation	$111,510	(3)	$111,510	(3)	$315,000	(4)
Accelerated vesting of RSU awards and unvested 2003 RSUs	—		—		$1,669,842	(5)
Continued Health Benefits	—		$49,715	(6)	$66,287	(7)
Accrued & Unused Vacation	—		$34,615	(8)	$34,615	(8)
Outplacement Benefits	—		—		$50,000

Total	$111,510		$1,095,840		$3,665,744

(1)	Includes 24 months base salary payable over a 24-month period following termination.

(2)	This amount is (a) two times Mr. Bessant’s base salary as of December 31, 2013 and (b) two times his target STI award that would be payable under the terms of the 2013 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2013 STI award and bonus paid to Mr. Bessant.

(4)	This amount is the Target Award under the 2013 STI plan.

(5)	Includes all unvested time-based RSUs and the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Bessant’s salary at December 31, 2013. Assumes none of Mr. Bessant’s 160 hours of accrued vacation available for the 2013 year had been used.

David A. Fisher

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause(1)		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control
Severance	—		—		$1,777,090	(2)
Short-term incentive compensation	$523,141	(3)	$523,141	(3)	$363,545	(4)
Accelerated vesting of RSU awards	—		—		$546,158	(5)
Accelerated vesting of Performance Unit Awards	—		—		$948,144	(6)
Accelerated vesting of SERP balance	—		—		$49,613	(7)
Continued Health Benefits	—		—		$70,145	(8)
Accrued & Unused Vacation	$42,404	(9)(10)	$42,404	(10)	$42,404	(10)
Outplacement Benefits	—		—		$50,000

Total	$565,545		$565,545		$3,847,099

(1)	Mr. Fisher was employed for less than one year as of December 31, 2013 and would not have been eligible for payments under our Severance Pay Plan for Executives if his employment had been involuntarily terminated on that date.

(2)	This amount is (a) two times Mr. Fisher’s base salary as of December 31, 2013 and (b) two times his target STI award that would be payable under the terms of the 2013 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2013 STI award paid to Mr. Fisher.

(4)	This amount is the Target Award under the 2013 STI plan.

(5)	Includes all unvested time-based RSUs.

(6)	This is the value, based on the actual performance of the e-commerce segment, as of December 31, 2013, of all unvested 13,668 cash-based performance units granted to Mr. Fisher under the 2004 LTIP during 2013.

(7)	Represents the unvested portion of Mr. Fisher’s SERP balance at December 31, 2013.

(8)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(9)	Under certain circumstances, the state where Mr. Fisher is employed requires payment of accrued and unused vacation.

(10)	Calculated based on Mr. Fisher’s salary at December 31, 2013. Assumes none of Mr. Fisher’s 168 hours of accrued vacation available for the 2013 year had been used.

Dennis J. Weese

Mr. Weese left our Company on January 3, 2014. In connection with Mr. Weese’s separation we entered into the Separation Agreement. See “Compensation Discussion and Analysis—Executive Compensation Practices—Separation Agreement for Mr. Weese” for additional information regarding the amounts that we agreed to pay to Mr. Weese upon his separation from our Company. Mr. Weese was still employed by us as of December 31, 2013, which is the date of the information in this table.

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in- Control
Severance	—		$697,500	(1)	$1,581,000	(2)
Short-term incentive compensation	$44,919	(3)	$44,919	(3)	$325,500	(4)
Accelerated vesting of RSU awards	—		—		$1,564,019	(5)
Continued Health Benefits	—		$49,715	(6)	$66,287	(7)
Accrued & Unused Vacation	—		$35,769	(8)	$35,769	(8)
Outplacement Benefits	—		—		$50,000

Total	$44,919		$827,903		$3,622,575

(1)	Includes 18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Weese’s base salary as of December 31, 2013 and (b) two times his target STI award that would be payable under the terms of the 2013 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2013 STI award and bonus paid to Mr. Weese.

(4)	This amount is the Target Award under the 2013 STI plan.

(5)	Includes all unvested time-based RSUs and the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Weese’s salary at December 31, 2013. Assumes none of Mr. Weese’s 160 hours of accrued vacation available for the 2013 year had been used.

J. Curtis Linscott

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination Following a Change-in- Control
Severance	—		$704,000	(1)	$1,196,800	(2)
Short-term incentive compensation	$87,226	(3)	$87,226	(3)	$246,400	(4)
Accelerated vesting of RSU awards and unvested 2003 RSUs	—		—		$1,175,657	(5)
Continued Health Benefits	—		$48,283	(6)	$64,378	(7)
Accrued & Unused Vacation	—		$27,077	(8)	$27,077	(8)
Outplacement Benefits	—		—		$50,000

Total	$87,226		$866,586		$2,760,312

(1)	Includes 24 months base salary payable over a 24-month period following termination.

(2)	This amount is (a) two times Mr. Linscott’s base salary as of December 31, 2013 and (b) two times his target STI award that would be payable under the 2013 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2013 STI award and bonus paid to Mr. Linscott.

(4)	This amount is the Target Award under the 2013 STI plan.

(5)	Includes all unvested time-based RSUs and the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Linscott’s salary at December 31, 2013. Assumes none of Mr. Linscott’s 160 hours of accrued vacation available for the 2013 year had been used.

PROPOSAL 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

What You are Being Asked to Approve

Pursuant to SEC rules, we must provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. We held a non-binding shareholder advisory vote to approve executive compensation in 2011, 2012 and 2013. The Company has received a strong shareholder vote approving the compensation of our named executive officers each year. Our practice, which was approved by our shareholders in 2011, is to hold this non-binding vote on an annual basis.

We are asking you to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and accompanying compensation tables and related narrative discussion beginning on page 41. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Our Compensation Program

We believe that our named executive officer compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that is aligned with the interests of our shareholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

In order to align executive pay with both our financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our named executive officers is allocated to performance-based, short- and long-term incentive compensation to make executive pay dependent on our performance (or “at-risk”). Most of our named executive officers, including our Chief Executive Officer, receive long-term incentive compensation in equity, including both time- and performance-based equity, which aligns their interests with those of our shareholders. We also believe our stock ownership guidelines adopted in 2012 further align management and shareholder interests.

Resolution for Advisory Vote to Approve Executive Compensation

The Board of Directors and its committees value the opinions of our shareholders and will carefully consider the outcome of the advisory vote to approve executive compensation. Because this vote is advisory, it is not binding on the Board of Directors and/or its committees. We ask our shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of our named executive officers, as disclosed in the proxy statement for our 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is hereby APPROVED on an advisory basis.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSALS

Shareholders who desire to present a proposal to be included in our proxy statement for our 2015 Annual Meeting of Shareholders must submit the proposal to us no later than December 13, 2014 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Any such proposal must be sent in writing to our Corporate Secretary at 1600 West 7th Street, Fort Worth, Texas 76102.

Shareholders who desire to present other business at our Annual Meeting of Shareholders without inclusion in our proxy statement for such meeting must notify our Corporate Secretary in writing at 1600 West 7th Street, Fort Worth, Texas 76102 of such intent in a timely manner in accordance with our Bylaws. To be timely, our Bylaws require that proposals be delivered to or mailed and received by our Corporate Secretary not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by our Bylaws. A copy of our Bylaws is available upon request from our Corporate Secretary. If a shareholder desires to nominate a candidate for the Board of Directors, such nomination must be made in accordance with the procedures set forth under “Board Structure, Corporate Governance Matters and Director Compensation—Director Nominations—Shareholder Nominations.”

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

* * * *

Your vote is important to us. Please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

By Order of the Board of Directors,

J. Curtis Linscott

Executive Vice President,

General Counsel & Secretary

April 11, 2014

APPENDIX A

CASH AMERICA INTERNATIONAL, INC.

2014 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the Cash America International, Inc. 2014 Long-Term Incentive Plan (the “Plan”) is to promote the interests of Cash America International, Inc. (the “Company”) and its shareholders by giving the Company a competitive advantage in attracting, retaining and motivating employees, officers, consultants and Directors capable of assuring the future success of the Company, to offer such persons incentives that are directly linked to the longer-term profitability of the Company’s business and increases in shareholder value, and to afford such persons an opportunity to acquire a proprietary interest in the Company.

SECTION 2. DEFINITIONS

“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, is controlled by, controlling or under common control with the Company.

“Annual Election” has the meaning set forth in Section 12(a) below.

“Applicable Laws” means the legal requirements relating to the administration of stock and long-term cash incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable Exchange, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

“Award” means a grant or award granted under the Plan, as evidenced by an Award Agreement.

“Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

“Board” means the Board of Directors of the Company.

“Change-in-Control” means the occurrence of an event with respect to the Company or one or more of its Affiliates that is (i) specified in the applicable Award Agreement pertaining to the Award and (ii) qualifies as a permissible distribution event under Code Section 409A as a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of an applicable entity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

“Committee” means the Management Development and Compensation Committee of the Board or other committee of Directors designated by the Board to administer the Plan. The Committee shall be composed of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 and under Section 162(m) of the Code, and each member of the Committee shall be an Outside Director.

“Common Stock” or “Stock” means the common stock of the Company, par value $0.10 per share.

“Company” has the meaning set forth in Section 1 above.

“Covered Employee” means a Participant designated prior to the grant of an Award by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which any such Award is expected to be deductible by the Company or an Affiliate (or deductible but for a limitation under Section 162(m) of the Code).

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, the term “Designated Beneficiary” means the Participant’s estate.

“Director” means a member of the Board, including any Outside Director.

“Effective Date” has the meaning set forth in Section 15 of the Plan.

“Eligible Individual” means any employee, officer, Director or consultant providing services to the Company or any Affiliate, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or any Affiliate, whom the Committee determines to be an Eligible Individual.

“Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of the Company or any Affiliate and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; PROVIDED, HOWEVER, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment without regard to any notice period or period of “garden leave,” as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

“Employer” means the Company or any Affiliate.

“Exercise Price” has the meaning set forth in Section 6 of the Plan.

“Exchange” means the New York Stock Exchange or such other national securities market or exchange as may at the time be the principal market for the Common Stock as designated by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price of the Common Stock on the most recent day prior to the date in question on which the Stock was traded on an Exchange, as reported by such source as the Committee may select.

“Fees” has the meaning set forth in Section 12(a) below.

“Grant Price” has the meaning set forth in Section 7 below.

“Grant Value” has the meaning set forth in Section 11(a) below.

“Incentive Stock Option” means any Stock Option granted under Section 6 of the Plan that is designated as, and intended to qualify as, an “incentive stock option” within the meaning of Section 422 of the Code.

“Nonqualified Stock Option” means any Option granted under Section 6 of the Plan that is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Outside Director” means any Director who qualifies as an “outside director” within the meaning of Section 162(m) of the Code, as a “non-employee director” within the meaning of Rule 16b-3 and as an “independent director” within the meaning of the applicable Exchange requirements.

2

“Participant” means an Eligible Individual designated to be granted an Award under the Plan.

“Performance Cycle” means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Units or performance-based Restricted Stock or Restricted Stock Units has been earned.

“Performance Goals” means, for a Performance Cycle, the performance goals established by the Committee in connection with the grant of an Award, with such goals to be stated as one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained or to be attained with respect to such goals. In the case of Qualified Performance-Based Awards, (i) the Performance Goals shall be stated in terms of one or any combination of the following objective measures with respect to the Company or an Affiliate or any division or department of the Company or an Affiliate: revenue growth (gross or net); gross margin; pre-tax margin; operating margin; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after- tax income; pre- or after-tax income from continuing operations; pre-or after-tax income excluding extraordinary items; basic or diluted earnings per share; basic or diluted earnings per share from continuing operations; basic or diluted earnings per share excluding extraordinary items; cash flow; basic or diluted cash flow per share; cash flow on investment; return on equity; return on capital; return on invested capital; return on investment; return on assets (gross or net); return on revenue (gross or net); inventory turnover; growth in earning assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of specified working capital levels; or attainment of goals relating to geographic business expansion, new product development or acquisitions, divestitures or similar transactions or other strategic initiatives; (ii) to the extent specified in an objectively determinable manner by the Committee at the time the Performance Goals are established, any financial measure or metric shall exclude the effect of unusual or non-recurring items and shall include or exclude (as applicable) specified components of the applicable financial measure; (iii) such Performance Goals shall be set by the Committee in writing within the time period prescribed by Section 162(m) of the Code so that the outcome is substantially uncertain at the time the Performance Goals are established; and (iv) after the end of each Performance Cycle, the Committee shall certify in writing the extent to which such Performance Goals were achieved for the Performance Cycle and the amount of the Qualified Performance-Based Award to be paid to each Participant. Such Performance Goals may be expressed in absolute or relative terms, including, without limitation, relative to a base period and/or to the performance of other companies.

“Performance Unit” means an Award granted to a Participant under Section 8 of the Plan that is denominated in cash, the amount of which may be based on the achievement of the Performance Goals established for such Award.

“Plan” has the meaning set forth in Section 1 above, as the same may be hereinafter amended pursuant to the terms hereof.

“Qualified Performance-Based Award” means an Award of Restricted Stock, Restricted Stock Units, or Performance Units designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a Covered Employee in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock, Restricted Stock Units, or Performance Units and (ii) the Committee intends for such Award to qualify for the Section 162(m) Exemption. The Committee shall have sole discretion to determine whether to grant Qualified Performance-Based Awards.

“Restricted Period” means the period of time selected by the Committee during which a grant of Restricted Stock or Restricted Stock Units may be forfeited to the Company.

“Restricted Stock” means Share(s) granted to a Participant under Section 9 of the Plan that are subject to the terms, conditions and restrictions as are set forth in the Plan and the applicable Award Agreement.

3

“Restricted Stock Unit” means any unit granted under Section 9 or Section 11 of the Plan evidencing the right to receive a Share (or the cash payment equal to the Fair Market Value of a Share) at some future date.

“Rule 16b-3” means Rule 16b-3, as promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act, as amended from time to time.

“Section 16 Officer” means an officer of the Company or an Affiliate who is considered an officer under Rule 16a-1 of the Exchange Act.

“Section 162(m) Exemption” means the “qualified performance-based compensation” exemption from the limitation on deductibility imposed by Section 162(m) of the Code.

“Separation from Service” or “Separate from Service” means a separation from service as defined in Code Section 409A. For purposes of determining whether a Separation from Service has occurred, the “Company” shall include the Company and all entities that would be treated as a single employer with the Company under Code Sections 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.

“Share” or “Shares” means a share or shares of Common Stock.

“Stock Appreciation Right” means a right granted under Section 7 of the Plan.

“Shareholders Meeting” means the annual meeting of shareholders of the Company in each year.

SECTION 3. ADMINISTRATION

(a)    POWER AND AUTHORITY OF THE COMMITTEE.    The Plan shall be administered by the Committee. Subject to the terms of the Plan and to Applicable Laws, the Committee shall have full power and authority to:

(i)      designate Participants;

(ii)     determine whether and to what extent any type (or types) of Award is to be granted hereunder;

(iii)    determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award;

(iv)    determine the terms and conditions of any Award or Award Agreement, including but not limited to vesting and exercisability conditions;

(v)     subject to Section 13 hereof, amend the terms and conditions of any Award or Award Agreement; PROVIDED, HOWEVER, that (A) except for adjustments pursuant to Section 5(c) of the Plan, in no event may any Option or Stock Appreciation Right granted under this Plan be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, including (1) amending any outstanding Option or Stock Appreciation Right to decrease the Exercise Price of such Option or the Grant Price of such Stock Appreciation Right, (2) cancelling any outstanding Option or Stock Appreciation Right in conjunction with the grant of any new Option with a lower Exercise Price or any new Stock Appreciation Right with a lower Grant Price, (3) exchanging or authorizing the repurchase of any outstanding Option or Stock Appreciation Right for cash or other Awards if such exchange or repurchase would constitute a “repricing,” or (4) the taking of any other action that would constitute a “repricing,” unless any such action is approved by the shareholders of the Company to the extent required by Applicable Laws, and (B) the Committee may not adjust upward the amount payable to a Covered Employee with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith or herewith in a manner that would cause such Award to cease to qualify for the Section 162(m) Exemption;

4

(vi)     determine whether, to what extent and under what circumstances the Exercise Price of Awards may be paid in cash or Shares;

(vii)    determine at the time of grant whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof, subject to the requirements of Code Section 409A;

(viii)   interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan;

(ix)     adopt, alter, suspend, waive or repeal such rules, guidelines and practices and appoint such agents as it shall deem advisable or appropriate for the proper administration of the Plan; and

(x)      make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive and binding upon all persons, including without limitation, the Company, its Affiliates, shareholders, Eligible Individuals and any holder, beneficiary or transferee of any Award.

(b)    ACTION BY THE COMMITTEE; DELEGATION.    Except to the extent prohibited by Applicable Laws, the Committee may delegate all or any part of its duties and powers under the Plan to one or more persons, including Directors, a committee of Directors or to a Section 16 Officer, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; PROVIDED, HOWEVER, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to Eligible Individuals who are Directors or Section 16 Officers or (ii) in a manner that would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption; and PROVIDED, FURTHER, that any such delegation may be revoked by the Committee at any time.

(c)    POWER AND AUTHORITY OF THE BOARD.    Notwithstanding anything to the contrary contained herein, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 4. ELIGIBILITY

Any Eligible Individual shall be eligible to be designated a Participant. In determining which Eligible Individuals shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Individuals, their present and potential contributions to the success of the Company, or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, Incentive Stock Options may be granted only to full-time or part-time Employees (which term as used herein includes, without limitation, officers and Directors who also are Employees), and an Incentive Stock Option shall not be granted to an Employee of an Affiliate unless such Affiliate also is a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

5

SECTION 5. SHARES AVAILABLE FOR AWARDS

(a)    SHARES AVAILABLE.    Subject to adjustment as provided in Section 5(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 3,400,000 Shares. Shares that may be issued under the Plan may be authorized but unissued Shares or Shares re-acquired and held in treasury. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 450,000, subject to adjustment as provided in Section 5(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

(b)    ACCOUNTING FOR AWARDS.    For purposes of this Section 5, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, including in connection with the satisfaction of tax obligations relating to an Award, shall not be available for granting future Awards under the Plan. In addition, Shares covered by an Award or to which an Award relates that are (i) not purchased, (ii) forfeited, (iii) not delivered in the case of a Stock Appreciation Right that is settled by the delivery of a net number of Shares (so that the total number of Shares covered by the Stock Appreciation Right will be counted and not be available for future grants) (iv) not delivered to the Participant if an Award otherwise terminates, shall not be available for granting future Awards under the Plan.

(c)    ADJUSTMENTS.    In the event of any change in corporate capitalization (including, but not limited to, a change in the number of Shares outstanding), such as a stock split-up or stock dividend, a recapitalization, a combination or exchange of Shares or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon Stock Options and Stock Appreciation Rights and other Awards to be granted to any Participant, in the number, kind and Exercise Price and/or Grant Price of shares subject to outstanding Stock Options and/or Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion (including, without limitation, the provision of an amount in cash in consideration for any such Awards); PROVIDED, HOWEVER, that the number of shares subject to any Award shall always be a whole number. Without limiting the generality of the foregoing, in connection with any Disaffiliation (as defined below) of an Affiliate of the Company, the Committee shall have the authority to arrange for the assumption or replacement of Awards with new awards based on shares of the affected Affiliate or of an entity that controls, is controlled by or under common control with the affected Affiliate following the Disaffiliation. For purposes hereof, “Disaffiliation” of an Affiliate means the Affiliate’s ceasing to be an Affiliate of the Company for any reason (including, without limitation, as a result of a public offering, spinoff, sale or other distribution or transfer by the Company of the stock of the Affiliate). Any actions taken under this subsection (c) shall be made in accordance with the applicable restrictions of Code Section 409A, including with regard to the adjustment of stock options and stock appreciation rights that are considered exempt from Code Section 409A.

(d)    INDIVIDUAL AWARD LIMITATIONS.

(i)     Subject to Section 5(c), no more than 200,000 Shares may be subject to Qualified Performance-Based Awards granted to any Eligible Individual, including a Covered Employee, in any calendar year.

(ii)    Subject to Section 5(c), the maximum number of Shares with respect to which Options or Stock Appreciation Rights may be granted to any Eligible Individual, including a Covered Employee, in any one calendar year shall be 200,000.

6

(iii)   The amount of compensation that may be earned by any Eligible Individual, including a Covered Employee, under Performance Units granted in any one calendar year that are intended to be Qualified Performance-Based Awards may not exceed $6,000,000.

SECTION 6. STOCK OPTIONS

(a)    GRANT.    Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price for each Option, and the conditions and limitations applicable to the exercise of each Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code.

(b)    EXERCISE PRICE.    The “Exercise Price” per Share purchasable under an Option shall be determined by the Committee; PROVIDED, HOWEVER, that such Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(c)    TIME AND METHOD OF EXERCISE.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (which may include only cash or Shares, or any combination thereof, having a value on the exercise date equal to the applicable Exercise Price, with the value of any Shares to be based on Fair Market Value) in which payment of the Exercise Price with respect thereto may be made or deemed to have been made.

(d)    OPTION TERM.    The term of each Stock Option shall be fixed by the Committee at the time of grant, but in no event shall be more than 10 years from the date of grant.

(e)    INCENTIVE STOCK OPTIONS.    The Committee may designate Options as Nonqualified Stock Options or as Incentive Stock Options. Any Incentive Stock Option authorized under the Plan shall contain such provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Stock Option as an Incentive Stock Option. To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonqualified Stock Option.

SECTION 7. STOCK APPRECIATION RIGHTS

The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Individuals subject to the terms of the Plan, and such Stock Appreciation Rights may be granted as separate Awards or in tandem with Stock Options. Each Stock Appreciation Right granted under the Plan shall confer on the holder upon exercise the right to receive, as determined by the Committee, cash or a number of Shares or a combination of cash and Shares having a Fair Market Value on the date of exercise equal to the excess of (a) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine at the time of grant, the average selling price of one Share during a specified period that is within 30 days before the date of exercise) over (b) the grant price (the “Grant Price”) of the Stock Appreciation Right, which Grant Price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the Grant Price, term, methods of exercise, dates of exercise, medium of settlement, the effect of termination of employment (by reason of death, disability, retirement or otherwise) on the exercisability and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee, PROVIDED, that in no event shall the term of a Stock Appreciation Right be longer than ten years.

SECTION 8. PERFORMANCE UNITS

(a)    The Committee shall have sole and complete authority to determine the Eligible Individuals who shall receive Performance Units, the number of such Performance Units for each Performance Cycle, the Performance Goals on which each Award shall be contingent, and the duration of each Performance Cycle. There may be

7

more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The Committee may, prior to or at the time of the grant, designate Awards of Performance Units as Qualified Performance-Based Awards, in which event it shall condition the settlement thereof upon the Committee’s certification that the amount to be paid under each such Award has been earned on the basis of performance achieved in relation to the established Performance Goals applicable to that Award.

(b)    The Committee shall establish Performance Goals for each Performance Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select.

(c)    As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Units which have been earned under each Award on the basis of performance in relation to the established Performance Goals.

(d)    Except as otherwise provided under the terms of an Award and subject to the requirements of Code Section 409A, payment in respect of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the Committee’s determination under paragraph (c) above. The Committee shall determine whether payment is to be made in the form of cash or Shares.

SECTION 9. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Individuals with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(a)    RESTRICTIONS.    Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, limitation on transfer, forfeiture conditions, limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. The grant or vesting of Restricted Stock and Restricted Stock Units may be performance-based or time-based or both.

(b)    PERFORMANCE-BASED AWARDS.    The Committee shall establish the Performance Cycle and the Performance Goals on which the grant or vesting of each Award of performance-based Restricted Stock or Restricted Stock Units shall be contingent. The Committee may, prior to or at the time of the grant, designate performance-based Restricted Stock or Restricted Stock Units as Qualified Performance-Based Awards, in which event the grant or vesting, as applicable, of any such Restricted Stock or Restricted Stock Units shall be conditioned upon the attainment during the specified Performance Cycle of the Performance Goals established by the Committee and the Committee’s certification that the Performance Goals have been met with respect to such Restricted Stock or Restricted Stock Units.

(c)    STOCK CERTIFICATES; DELIVERY OF SHARES.

(i)     Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the applicable Award Agreement and possible forfeiture of such shares of Restricted Stock. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

(ii)    In the case of Restricted Stock Units, no Shares or other property shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the Restricted Period relating to Restricted

8

Stock Units (or at such later time as may be determined by the Committee and specified at the time of grant in accordance with the requirements of Code Section 409A), Shares or other cash or property shall be issued to the holder of the Restricted Stock Units and evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates.

(d)    FORFEITURE.    Except as otherwise determined by the Committee, upon a Participant’s termination of employment or other applicable service (as determined under criteria established by the Committee) during the applicable Restricted Period, all applicable Restricted Stock Units and Shares of Restricted Stock subject to restriction at such time shall be forfeited. To the extent other vesting conditions are not met as of the last day of the applicable Restricted Period, all applicable Restricted Stock Units and Shares of Restricted Stock subject to such vesting conditions shall be forfeited.

SECTION 10. OTHER SHARE-BASED OR SHARE-RELATED AWARDS

In addition to granting Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, the Committee shall have authority to grant to Participants and to specify the terms and conditions of other forms of Share-based or Share-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company.

SECTION 11. DIRECTORS’ RESTRICTED STOCK UNITS

(a)    GRANT OF RESTRICTED STOCK UNITS.    Except as provided in subsection (b), each Director who is (i) a member of the Board and (ii) not a Section 16 Officer as of the conclusion of a Shareholders Meeting, beginning with the 2014 Shareholders Meeting, shall automatically be granted Restricted Stock Units on the date of such Shareholders Meeting, with the number of shares to be determined by dividing the applicable Grant Value by the Fair Market Value of the Shares on that date. As used herein, “Grant Value” means the value for the annual grant authorized by the Board, from time to time; PROVIDED, HOWEVER, in no event shall the Grant Value exceed $200,000 per year.

(b)    COMMITTEE DISCRETION NOT TO GRANT RESTRICTED STOCK UNITS.    The Committee shall have sole discretion to determine that an Award shall not be granted pursuant to this Section 11 to one or more Directors.

(c)    TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS.    At the time of grant, the Committee shall specify the forfeiture and vesting conditions to which the Restricted Stock Units granted pursuant to this Section 11 shall be subject. Grantees will only be entitled to receive Shares upon the vesting of Restricted Stock Units. Upon a Change-in-Control, all unvested Restricted Stock Units shall automatically vest and grantees shall be entitled to receive Shares for all such vested Restricted Stock Units as of such Change-in-Control. The Restricted Stock Units granted pursuant to this Section 11 shall be subject to such other terms and conditions as the Committee may specify.

SECTION 12. DIRECTORS’ SHARES

(a)    ELECTION GENERALLY.    Each Director who is not an Employee on the last day of a calendar year may make an election (the “Annual Election”) to have payment of the annual retainer, meeting fees and committee meeting fees (collectively, the “Fees”) he or she earns during the next succeeding calendar year deferred under the Plan. Such election may be made in writing, through an interactive telephone or internet-based system or in such other manner as the Committee may prescribe.

(b)    TIMING OF ELECTION.

(i)     GENERAL.    A Director’s Annual Election for the Fees earned during a calendar year must be made before the first day of such calendar year and within the enrollment period established by the Committee, except as provided in subsection (b)(ii).

9

(ii)    NEW DIRECTORS.    If an individual initially becomes a Director during a calendar year, such individual may make a prospective Annual Election within 30 days after the date on which he is elected as a Director. Such election will apply to the Director’s Fees for services performed after the effective date of the election, so that the election will apply to the quarterly retainer for the first quarter beginning after the date of the election. This subsection (b)(ii) shall only apply to the extent permitted under Code Section 409A.

(c)    TERM OF ELECTION.    Upon the latest of the deadlines specified in (b) above that applies to a Director, such Director’s Annual Election, or failure to elect, shall become irrevocable for the calendar year except as provided under this subsection (c). Each Director’s Annual Election for a calendar year shall remain in effect for such calendar year and all subsequent calendar years until the earlier of (i) the date the Director Separates from Service as a Director, or (ii) the effective date of the Director’s subsequent irrevocable Annual Election for amounts earned during a subsequent calendar year. The Annual Election may be cancelled in the discretion of the Committee only as permitted under Code Section 409A.

(d)    AMOUNT.    A Director may elect to defer his Fees in 10% increments, up to a maximum of 100 percent (or such other maximum percentage and/or amount, if any, established by the Committee from time to time).

(e)    ACCOUNTS AND CREDITING OF CONTRIBUTIONS.    All Fees deferred under this Section 12 shall be credited to a bookkeeping account for the Director and deemed invested in Shares on the last trading day of the calendar month in which the Fees are earned or as soon as practicable thereafter.

(f)    RABBI TRUST.    Each time Fees are deferred under the Plan, the Company shall deposit an equal amount in a Rabbi trust. The amount deposited in the trust shall be invested in Shares. The trustee shall retain all dividends and other distributions paid or made with respect thereto in the trust (which shall be reinvested in Shares), and shall adjust the Director’s accounts for such amounts. The Shares credited to the account of a Director shall remain subject to the claims of the Company’s creditors, and the interests of the Director in his or her account under the Plan may not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Director, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

(g)    DISTRIBUTIONS.

(i)     GENERAL TIMING AND SCHEDULE OF DISTRIBUTIONS.    Any portion of a Director’s account under this Section for which no election is made pursuant to subsection (ii) below shall be paid in a single sum (A) except as provided in clause (B) of this paragraph, within 60 days after the Director Separates from Service; or (B) in the case of a Director who is a specified employee (as defined in Code Section 409A) on the date of his or her Separation from Service, to the extent required by Code Section 409A, six months after the date the Director Separates from Service.

(ii)    PAYMENT ELECTION.    A Director may elect, at the time he makes an Annual Election, to have the portion of his account balance attributable to such Annual Election distributed in accordance with one of the following options (in each case, provided that, in the case of a Director who is a specified employee (as defined in Code Section 409A) on the date of his or her Separation from Service, to the extent required by Code Section 409A, no payment will be made earlier than six months after the date the Director Separates from Service):

(A)     In a single sum within 60 days after the later of (1) a date selected by the Director that is on or before the Director’s 65th birthday, and specified in the Annual Election, or (2) the date of the Director’s Separation from Service; or

(B)     In substantially equal annual installments paid over a number of years (not less than 2 and not more than 20) specified in the Annual Election, beginning within 60 days after the date the Director Separates from Service.

10

(iii)   MEDIUM OF PAYMENT.    Distribution of a Director’s account under this Section shall be made in Shares; provided, the value of any fractional Shares shall be distributed in cash.

SECTION 13. AMENDMENT AND TERMINATION

(a)    AMENDMENTS TO THE PLAN.    The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; PROVIDED, HOWEVER, that no amendment, alteration, suspension, discontinuance or termination may be made that would cause a Participant to become subject to tax under Code Section 409A(a)(1), and, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of the Company, no amendment, alteration, suspension, discontinuation or termination shall be made that:

(i)     requires shareholder approval under the rules or regulations of the applicable Exchange;

(ii)    increases the number of Shares authorized under the Plan as specified in Section 5(a) of the Plan, except as permitted under Section 5(c) of the Plan; or

(iii)   without such shareholder approval, would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

(b)    AMENDMENTS TO AWARDS.    The Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof. The Committee may not amend any Qualified Performance-Based Award in a manner that would cause such Award to cease to qualify for the Section 162(m) Exemption.

(c)    CORRECTION OF DEFECTS, OMISSIONS AND INCONSISTENCIES.    The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry out the intent of the Plan.

SECTION 14. GENERAL PROVISIONS

(a)    WITHHOLDING.    No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal income tax purposes (or the income tax laws of any other foreign jurisdiction) with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, be entitled to take such action and establish such procedures as it deems appropriate to withhold or collect all applicable payroll, withholding, income or other taxes from such Participant. In order to assist a Participant in paying all or a portion of the federal, state, local and foreign taxes to be withheld or collected upon exercise, settlement or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares or other property otherwise to be delivered upon exercise, settlement or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company whole Shares or other property other than Shares issuable upon exercise, settlement or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes, PROVIDED that, in either case, not more than the legally required minimum withholding, rounded up for any fraction of a Share, may be settled with Shares. Any such election must be made on or before the date that the amount of tax to be withheld is determined.

11

(b)    AWARDS.    Each Award hereunder shall be evidenced by an Award Agreement, delivered or made available electronically to the Participant and shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment of the Participant and the effect thereon, if any, of a Change-in-Control of the Company.

(c)    NO RIGHTS TO AWARDS.    No Eligible Individual or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Individuals or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(d)    NO RIGHT TO EMPLOYMENT.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. Further, the Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement entered into with respect to an Award.

(e)    NO RIGHTS AS SHAREHOLDER.    Subject to the provisions of the applicable Award or otherwise determined by the Committee in accordance with the Plan, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder thereof. Notwithstanding the foregoing, in connection with each Award of Restricted Stock granted under Section 9, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Award of Restricted Stock.

(f)    DIVIDENDS AND DIVIDEND EQUIVALENTS.    In the sole and complete discretion of the Committee, an Award granted pursuant to Sections 9, 10 and 11, may provide the Participant with dividends or dividend equivalents (payable on a current or deferred basis), and the Award Agreement shall specify if dividends or dividend equivalents are to be payable. Such dividends or dividend equivalents shall be payable at the time and pursuant to the payment schedule specified by the Committee in the Award Agreement, subject to the requirements of Code Section 409A, or, if the Award Agreement does not provide a time and schedule of payment at the time of grant, any dividends or dividend equivalents shall be payable in a lump sum on the date the dividend is payable to shareholders generally.

(g)    CONSTRUCTION OF THE PLAN.    The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Texas.

(h)    CHANGE-IN-CONTROL.    In order to preserve a Participant’s rights under an Award in the event of a Change-in-Control, the Committee in its discretion and without the consent of the Participant may, at the time an Award is made or any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or vesting of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the Change-in-Control, (iv) cause the Award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company. No actions may be taken under this subsection (h) that would cause the Participant to become subject to tax under Code Section 409A(a)(1).

(i)    FORMS OF PAYMENT UNDER AWARDS.

(i)     GENERALLY.    Subject to the terms of the Plan and the applicable requirements of Code Section 409A, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or settlement of an Award may be made in such medium or media as the Committee shall determine (including, without limitation, cash, Shares, promissory notes (PROVIDED, HOWEVER, that the acceptance of such notes

12

does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002), other securities, other Awards or other property or any combination thereof). In addition, such payments or transfers may be made in a single payment or transfer, in installments or on a deferred basis, in each case as determined by the Committee at the time of grant in accordance with the requirements of Code Section 409A and rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividends or dividend equivalents with respect to installment or deferred payments. Notwithstanding anything in the Plan to the contrary, (A) for Restricted Stock Units and any other Awards that provide nonqualified deferred compensation subject to Code Section 409A(a)(2), payment of the Award to a “specified employee,” as defined in Code Section 409A, upon Separation from Service, to the extent required under Code Section 409A, shall not be made before six months after the date on which the Separation from Service occurs, and (B) Restricted Stock Units and any other Awards that provide for nonqualified deferred compensation subject to Code Section 409A(a)(2) through (4) shall not be settled with promissory notes. All distributions under the Plan shall be made in the form of a single sum, unless otherwise specified under the terms of the Plan or by the Committee at the time of grant.

(ii)    DEFERRALS.    If permitted by the Committee for a given Award, all or a portion of an Award may be deferred (and paid in a form permitted by the Committee) at the election of a Participant, PROVIDED that all such deferral elections shall comply with Code Section 409A. To the extent that the Award provides for deferred compensation subject to Code Section 409A(a)(2), any cash payments provided in lieu of an Award may not change the timing of payment of such Award.

(iii)   CASH PAYMENTS.    Cash payments shall be payable (A) at the time and pursuant to the payment schedule specified by the Committee at the time of grant, subject to the requirements of Code Section 409A, or (B) if the Committee does not provide a time and schedule of payment at the time of grant for amounts subject to Code Section 409A, in a lump sum within 90 days after the Participant’s Separation from Service; PROVIDED, to the extent required by Code Section 409A, no such cash payment will be made within the 6-month period following Separation from Service for a Participant who is a “specified employee,” as defined in Code Section 409A, on the date of his or her Separation from Service. Cash payments shall not be conditioned on the exercise of an Option or Stock Appreciation Right or otherwise be structured in such a way as to reduce the exercise price of the Option or Stock Appreciation Right.

(j)    SECTION 16 COMPLIANCE.    The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are Section 16 Officers or are Directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Eligible Individuals.

(k)    RESTRICTIONS.    Shares shall not be issued pursuant to the exercise or payment of the Exercise Price or purchase price relating to an Award unless such exercise or payment and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of Applicable Law. As a condition to the exercise or payment of the Exercise Price or purchase price relating to such Award, the Company may require that the person exercising or paying the Exercise Price or purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions.

(l)    LIMITS ON TRANSFER OF AWARDS. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution and the Company

13

shall not be required to recognize any attempted assignment of such rights by any Participant; PROVIDED, HOWEVER, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant; and PROVIDED, FURTHER, that, if so determined by the Committee, a Participant may transfer a Nonqualified Stock Option to any Family Member (as such term is defined in the General Instructions to Form S-8 (or successor to such Instructions or such Form)) at any time that such Participant holds such Stock Option, whether directly or indirectly or by means of a trust or partnership or otherwise, PROVIDED that the Participant may not receive any consideration for such transfer, the Family Member may not make any subsequent transfers other than by will or by the laws of descent and distribution and the Company receives written notice of such transfer. Except as otherwise determined by the Committee, each Award (other than an Incentive Stock Option) or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under Applicable Laws, by the Participant’s guardian or legal representative. Except as otherwise determined by the Committee for an Award that does not provide nonqualified deferred compensation subject to Code Section 409A(a)(2), no Award (other than an Incentive Stock Option) or right under any such Award may be anticipated, assigned, garnished, pledged, alienated, attached or otherwise encumbered, and any purported anticipation, assignment, garnishment, pledge, alienation, attachment or other encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the above, in the discretion of the Committee, awards may be transferable pursuant to a Qualified Domestic Relations Order, as determined by the Committee or its designee.

(m)    SEVERABILITY.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(n)    COMPENSATION RECOVERY.    Notwithstanding anything in the Plan to the contrary, in the event that the Company is required to materially restate its financial results due to the Company’s material noncompliance with any financial reporting requirement under Federal securities laws, excluding a restatement of such financial results due solely to a change in generally accepted accounting principles in the United States or such other accounting principles that may be adopted by the Securities and Exchange Commission and are or become applicable to the Company, the Committee may, in its discretion or as necessary to comply with Applicable Laws, (i) cancel part or all of the outstanding portion of any Award, whether or not vested, and/or (ii) require a Participant to repay the Company an amount equal to all or any portion of the value of Shares that have been issued and other payments that have been made to the Participant pursuant to any Award within the two years preceding the date on which the Company is required to prepare an accounting restatement, to the extent that such value or payment amount was based on the erroneous data and exceeded the value or amount that would have been paid to the Participant under the accounting restatement. Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation shall be satisfied in cash or in such other form of consideration, such as Shares, permitted by Applicable Laws and acceptable to the Committee, and the Committee may provide for an offset to any future payments owed by the Company or its Affiliates to the Participant if necessary to satisfy the repayment obligation; PROVIDED HOWEVER, that if any such offset is prohibited under Applicable Laws, the Committee shall not permit any such offset and may require immediate repayment by the Participant. Notwithstanding the foregoing, to the extent required to comply with Applicable Laws, and/or any compensation recovery or clawback policy adopted by the Company after the Effective Date, the Company may unilaterally amend this Section 14(n) and such amendment shall be binding on all Participants; PROVIDED, HOWEVER, regardless of whether the Company makes such a unilateral amendment, all Participants shall be bound by any compensation recovery or clawback policy adopted by the Company after the Effective Date.

14

SECTION 15. EFFECTIVE DATE OF PLAN

Upon its adoption by the Board, the Plan shall be submitted for approval by the shareholders of the Company and shall be effective as of the date of such approval (the “Effective Date”).

SECTION 16. TERM OF THE PLAN

The Plan will terminate on May 21, 2024 or any earlier date of discontinuation or termination established pursuant to Section 3 of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such discontinuation or termination may extend beyond such date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

15

CASH AMERICA INTERNATIONAL, INC. 1600 WEST 7TH STREET FORT WORTH, TX 76102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Cash America International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

You may vote in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M70298-P49159	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

CASH AMERICA INTERNATIONAL, INC. The Board of Directors recommends you vote “FOR” the following:					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors					☐	☐	☐
Nominees
01)	Daniel E. Berce	05)	B.D. Hunter
02)	Jack R. Daugherty	06)	Timothy J. McKibben
03)	Daniel R. Feehan	07)	Alfred M. Micallef
04)	James H. Graves

The Board of Directors recommends you vote “FOR” proposals 2, 3 and 4:								For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2014.								☐	☐	☐

3. Vote to approve the Cash America International, Inc. 2014 Long-Term Incentive Plan.								☐	☐	☐

4. Advisory vote to approve executive compensation.								☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

For address changes/comments, mark here (see reverse for instructions).					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

For directions to the Annual Meeting of Shareholders, which will be held at 1600 West 7th Street,

Fort Worth, Texas 76102, please contact our corporate office at (800) 223-8738.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be held on May 22, 2014:

The Cash America International, Inc. Notice of Meeting, Proxy Statement and Annual Report with Form 10-K to

Shareholders are available at www.proxyvote.com.

Notice to employees participating in our 401(k) plans:

If shares are held through our 401(k) plans, please note that you must submit voting instructions no later than May 19, 2014 at 11:59 p.m. Eastern Daylight Time in order for the 401(k) plan shares to be voted by the trustee of our 401(k) plans at the Annual Meeting of Shareholders in accordance with your instructions. If your voting instructions are not received by May 19, 2014 at 11:59 p.m. Eastern Daylight Time, the 401(k) plan shares will be voted in the same proportion as shares for which the trustee of our 401(k) plans has received instructions.

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

M70299-P49159

CASH AMERICA INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of Cash America International, Inc. for the Annual Meeting of Shareholders to be held at 9:00 a.m. Central Daylight Time, May 22, 2014

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and J. Curtis Linscott, and each of them, as the undersigned’s true and lawful attorneys and proxies, with full power of substitution, to represent the undersigned, with all powers the undersigned would possess if personally present to vote at the Annual Meeting of Shareholders of Cash America International, Inc., to be held at 1600 West 7th Street, Fort Worth, Texas 76102, on May 22, 2014, and at any adjournment thereof, all the stock of Cash America International, Inc. standing in the undersigned’s name as of the record date of March 25, 2014, on all matters coming before said meeting.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted in accordance with the Board of Directors’ recommendations (see reverse side). In their discretion, Messrs. Daugherty, Feehan and Linscott are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side